Filed pursuant to Rule 424(b)(3)
File No. 333-110852
PROSPECTUS

RENT-WAY, INC.

             Offer to exchange $205.0 million aggregate principal amount of 11 7/8% Senior Secured Notes due 2010 (which we refer to as the old notes) for $205.0 million aggregate principal amount of 11 7/8% Senior Secured Notes due 2010 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended, and fully and unconditionally guaranteed by all of our existing and future wholly owned domestic subsidiaries (which we refer to as the subsidiary guarantors).

      The exchange offer will expire at 5:00 p.m., New York City time on, January 29, 2004 (the 21st business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

      Terms of the exchange offer:

•	We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” There is no established trading market for the new notes or the old notes.

      See “Risk Factors” beginning on page 15 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2003

FORWARD-LOOKING STATEMENTS
SUMMARY
SUMMARY DESCRIPTION OF THE EXCHANGE OFFER
CONSEQUENCE OF NOT EXCHANGING OLD NOTES
SUMMARY DESCRIPTION OF THE NEW NOTES
SUMMARY HISTORICAL FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
REGISTRATION RIGHTS AGREEMENT
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or make representations that are different. This document may only be used where it is legal to sell securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, those factors described under “Risk Factors” beginning on page 15. These statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements whether as a result of new information, the occurrence of future events, or otherwise.

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SUMMARY

      This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain the material features of this exchange offer or all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read the entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information included elsewhere in this prospectus and in the documents to which we refer you. Unless the context otherwise requires, references to “Rent-Way,” “we,” “us,” or “our‘ refer to Rent-Way, Inc. and its subsidiaries. The term “old notes” refers to our outstanding 11 7/8% Senior Secured Notes due 2010 which we issued under an indenture entered into on June 2, 2003. The term “new notes” refers to 11 7/8% Senior Secured Notes due 2010 which we are offering for exchange in this prospectus.

Rent-Way, Inc.

Overview

      We operate the second largest number of stores in the rental-purchase industry with 753 stores located in 33 states. We offer quality brand name home entertainment equipment, furniture, personal computers, major appliances and jewelry to customers under full-service, rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. We believe that rental-purchase transactions appeal to a wide variety of customers by allowing them to obtain brand name merchandise that they might otherwise be unable or unwilling to obtain due to insufficient cash resources or credit or because they have a temporary need for the merchandise or a desire to rent rather than purchase. We also provide prepaid local phone service to consumers on a monthly basis through dPi Teleconnect, L.L.C., or dPi. dPi is a non-facilities based provider of local phone service. dPi is a 70% owned subsidiary and is treated as an unrestricted subsidiary under the indenture governing the notes.

      Our product line currently includes the Sharp, Sony, RCA, JVC, Phillips and Panasonic brands of home entertainment equipment, the Ashley, Bassett, Catnapper, Progressive and England Corsair brands of furniture, the Gateway brand of personal computers, and the Amana, Crosley, Maytag, Sears Kenmore and General Electric brands of major appliances. We closely monitor inventory levels and customer rental requests and adjust our product mix accordingly. For the fiscal year ended September 30, 2003 payments under rental-purchase agreements for home entertainment products, furniture, personal computers, major appliances and jewelry accounted for approximately 33.2%, 27.4%, 18.5%, 17.7%, and 3.3% of our rental revenues, respectively.

      We previously announced that we were investigating certain accounting matters, including potential accounting improprieties, which were the subject of certain lawsuits and investigations. The improprieties had the effect of overstating operating income primarily through the manipulation of asset and operating expense accounts. As a result of our investigation into these matters, we restated our previously reported fiscal 1998 and 1999 financial statements and our fiscal 2000 unaudited quarterly financial statements. In December 2000, we also terminated the employment of our Controller and Chief Accounting Officer and other junior personnel in our accounting department, and our Board of Directors requested that our President and Chief Operating Officer resign. In response to the accounting improprieties, we hired a new Controller and Chief Accounting Officer, upgraded the personnel in our accounting department, engaged a third-party outside auditing firm to perform our internal audit function, added a board member with significant public accounting experience and strengthened our corporate governance practices.

      Our management team developed and implemented a strategic plan to increase our gross margins, reduce debt and close or combine under-performing stores. Our household rental business gross margins have increased from a low of 66.1% in the quarter ended September 30, 2001 to 73.0% in the quarter ended September 30, 2003. In addition, we have repaid approximately $374.7 million of bank debt since September 30, 2000.

The Rental-Purchase Industry

      Begun in the mid-to-late 1960s, the rental-purchase business offers an alternative to traditional retail installment sales and generally serves customers that have annual household incomes ranging from $20,000 to $40,000. The Association of Progressive Rental Organizations, or APRO, the industry’s trade association, estimated that at the end of 2002 the industry comprised approximately 8,300 stores providing 6.6 million products to 2.9 million households. Based on estimates from APRO, these transactions resulted in the rental-purchase industry generating gross revenues of $6.0 billion in 2002. The rental-purchase industry has grown consistently over the past six years despite significant fluctuations in the U.S. economy. From 1995 to 2002, revenues generated by the industry increased with no year in the period reflecting growth of less than 5.1%. Over the past five years, the industry has experienced significant consolidation. The four largest national rental-purchase chains operated approximately half of the stores in the industry as of December 31, 2002.

Our Strategy

      The significant matters on which our management has concentrated since October 2000 have been resolved and we believe we can now pursue our long-term business plan of becoming the preferred destination for rent-to-own customers. The strategic priorities in 2004 will be to focus on returning our company to profitability and identifying opportunities to leverage existing infrastructure and management. We believe our ability to fulfill our long-term plan and to achieve profitability in 2004 and thereafter, depends on the following business strategies:

•	Focus on Our Customers. Competition in the rental-purchase industry is based on customer service. Our research has identified three specific drivers of customer satisfaction: dealing with a trusted name; being treated with respect; and following through on promises. We believe that our “Welcome, Wanted and Important” customer service philosophy addresses these drivers and will result in new and repeat customers and a higher number of rental agreements and revenues. We also believe that the “Welcome, Wanted and Important” philosophy results in a store atmosphere and shopping experience conducive to customer loyalty. We encourage our store managers to build relationships with our customers, to treat them with respect and to work with them on merchandise selection and payment terms. Because our store employees are our most important link to our customers, we also extend our “Welcome, Wanted and Important” philosophy to our employees. We seek to be the “employer of choice” in the rental-purchase industry.

•	Increase Store Revenues, Profits and Cash Flow. We seek to maximize our profitability by increasing our same store sales performance, adjusting our merchandise mix to consist of products our customers want that also provide an appropriate return to us, improving collections, and controlling our overhead costs to reduce operating expenses at the store and corporate level. We will also seek to better align our monthly and quarterly store and regional manager incentive programs with annual expectations and actual performance.

•	Increase Brand Awareness and Marketing Efforts. Our advertising strategy is designed to attract customers to our stores, motivate our store employees, build Rent-Way brand awareness and develop a distinctive brand personality. In fiscal 2003, we launched a marketing program that emphasizes our “Welcome, Wanted and Important” culture. Our television and print advertising features Rent-Way employees and highlights the brand identity we wish to communicate by incorporating the popular song, “We Are Family.” We will also continue to conduct customer surveys that provide us with insight into consumer perceptions of the Rent-Way brand and our performance relative to our competitors. Recent results of outside research surveys in the markets where our stores our located indicate that the “We Are Family” ad campaign is now the most recognized rental-purchase business ad in those markets. We intend to continue this ad campaign in 2004. We also plan to double the number of printed ad flyers distributed in our store markets versus 2003.

We believe that our branding and marketing strategies and our customer-focused philosophy have already produced positive results. Recent customer satisfaction surveys indicate a significant shift in the percentage of our customers who identify themselves as “extremely satisfied.” In 2003, the percentage increased to 29% from approximately 21% in past years.

•	Open New Stores. We expect to selectively open new stores in existing markets to leverage our existing management and corporate infrastructure and advertising budgets. More stores will provide our customers greater access to our products.

Recent Developments

      On February 8, 2003, we completed the sale of 295 stores to Rent-A-Center, Inc. for approximately $100.4 million. Under our credit facility, all proceeds of the sale, net of transaction, store closing and similar expenses, were required to be used to pay outstanding bank debt. Of the approximate $100.4 million sale price, an aggregate of $10 million was held back by Rent-A-Center to secure indemnification obligations we undertook in connection with the sale — $5 million for 90 days and $5 million for 18 months. We received payment of $5 million of the holdback from Rent-a-Center on May 8, 2003. A copy of the definitive purchase agreement was filed as an exhibit to our annual report on Form 10-K filed on December 30, 2002.

      As of April 18, 2003, we entered into a settlement agreement with the lead plaintiff in the shareholder class action currently pending in the U.S. District Court for the Western District of Pennsylvania. The class action named Rent-Way, several of our current and former officers and PricewaterhouseCoopers, our independent accountants, as defendants and arose out of the accounting improprieties we discovered in late October 2000. The settlement agreement provides for the release of Rent-Way and all other defendants except our former controller and our independent accountants in return for the payment of $25.0 million to the class. The $25.0 million payment consists of $21.0 million in cash, of which $11.0 million is to be funded by insurance, and $4.0 million in two year, unsecured subordinated notes bearing interest at 6%. The settlement is subject to several conditions, including court approval. In addition, the settlement was conditioned on a refinancing or restructuring of our outstanding bank debt occurring on or before July 31, 2003, which condition was satisfied by the refinancing described below. On September 9, 2003, the court granted a motion certifying the class and approving the lead plaintiff, Cramer Rosenthal McGlynn LLC, as class representative. On September 12, 2003, the court conducted a fairness hearing regarding the proposed settlement. The lead plaintiff’s motion for court approval of the settlement is currently pending before the court.

      On June 2, 2003, we sold $205.0 million of senior secured notes in a private placement. These senior secured notes are the old notes which we are offering for exchange in this prospectus. In connection with this sale, we also entered into a new $60.0 million revolving line of credit and sold $15.0 million in newly authorized 8% Series A convertible preferred stock in a private placement. We used the net proceeds of the offering of the old notes, together with borrowings under the new revolving line of credit and the net proceeds of the sale of the Series A preferred stock, to repay all amounts outstanding under our former bank credit facility. We agreed to use our best efforts to register an exchange offer for the old notes by January 28, 2004.

      Our new revolving credit facility provides for revolving loans of up to $60.0 million and includes a $15.0 million sublimit for standby commercial letters of credit. This credit facility expires on June 2, 2008. The new revolving credit facility is guaranteed by all of our wholly owned domestic subsidiaries and secured by first priority liens on substantially all of our and our subsidiary guarantors’ assets, including our rental contracts and the stock we hold in our domestic subsidiaries. Borrowings under the new revolving credit facility bear interest at our option either at a base rate or a euro-rate. Under the euro-rate option, we borrow money based on the London Interbank Offered Rate, or LIBOR, plus a specified margin based on our leverage. Under the base rate option, we borrow money based on the greater of (a) the prime interest rate or (b) the Federal Funds rate plus 0.50%, plus, in each case, a specified margin. A 0.50% commitment fee is payable quarterly on the unused amount of the revolving credit facility. Upon a default, interest accrues at 2% over the applicable rate. We are required to make specified mandatory prepayments upon subsequent debt or equity offerings and asset dispositions. The new revolving credit facility requires us to maintain specified financial ratios including a minimum fixed charge coverage ratio, a maximum leverage ratio, a minimum rental merchandise usage ratio and minimum levels of net worth and monthly EBITDA and contains restrictions on additional debt, asset sales and acquisitions and mergers.

      We sold $15.0 million of our Series A preferred stock in the private placement and the investors have a one-year option to purchase an additional $5 million of Series A preferred stock. The Series A preferred stock bears dividends at a rate per annum of eight percent of stated value, payable at our option either in cash or, under specified circumstances, shares of our common stock. The Series A preferred stock matures on June 2, 2011 and is convertible into shares of our common stock at any time at the option of the investors. The initial conversion price of the Series A preferred stock is $6.00 per share, subject to anti-dilution and other adjustments that could result in the issuance of additional shares of our common stock. If several conditions are met, the Series A preferred stock is redeemable by us at our option at its stated value plus accumulated but unpaid dividends after June 2, 2008. The investors may also require us to repurchase the Series A preferred stock at a premium, subject to the restricted payment limitations imposed by the indenture for the notes, and require any unredeemed Series A preferred stock to accrue dividends at 15% per annum, upon the failure of the common stock to be listed on the NYSE or the NASDAQ National Market or upon a change of control of us. We also have the right to repurchase the Series A preferred stock at a premium upon a change of control of us.

      On July 22, 2003, the U.S. Securities and Exchange Commission announced that it had reached a settlement with us regarding its investigations into accounting improprieties we discovered in late October 2000. Under the settlement we consented to the entry of a final judgment in the U.S. District for the Western District of Pennsylvania that permanently enjoined us from future violations of the reporting and books and records provisions of the Securities Exchange Act. In determining to accept the settlement, the SEC considered that we undertook remedial actions and cooperated with SEC staff. The court entered the final consent judgment on July 23, 2003. The SEC did not seek any financial penalty against us or our current officers and directors. The Department of Justice did not bring any charges against us or our current officers and directors. Based on public statements from the SEC staff and representatives of the Department of Justice, we believe the government’s investigations into our past accounting improprieties are concluded and that no action will be taken against any of our current employees or directors.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

Old Notes	11 7/8% Senior Secured Notes due 2010, which we issued on June 2, 2003.

New Notes	11 7/8% Senior Secured Notes due 2010, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to issue up to $205.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on January 29, 2004 (the 21st business day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

• you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

• if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on January 29, 2004. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see the “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	Unless you comply with the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Manufacturers and Traders Trust Company, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent,” or

• tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Manufacturers and Traders Trust Company, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

• the old notes are not immediately available;

• time will not permit your old note or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Manufacturers and Traders Trust Company is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

• you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

• you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

• you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

• If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Registration Rights	Prior to our issuing of the old notes in June 2003, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to use our best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

We will pay special interest on the old notes and the exchange notes upon the occurrence of any of the following events:

• on or prior to the 180th day following the date of original issuance of the old notes, neither the exchange offer nor the self registration statement has been filed with the SEC;

• on or prior to the 240th day following the date of original issuance of the old notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

• on or prior to the 30th business day following the date the exchange offer registration statement is declared effective, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective;

• after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with the resales of old notes or exchange notes in accordance with and during the periods specified in the registration rights agreement.

Special interest will accrue on the principal amount of the old note and the exchange notes (in addition to the stated interest on the old notes and exchange notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Special interest will accrue at a rate of 0.5% per annum during the 90-day period immediately following the occurrence of a registration default and increases 0.5% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.0% per annum.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Registration Rights Agreement.”

CONSEQUENCE OF NOT EXCHANGING OLD NOTES

      If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer to sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

      We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who do not received freely tradable new notes in the exchange offer (other than by reason of such holder being an affiliate of us), may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes — Registration Rights Agreement.”

SUMMARY DESCRIPTION OF THE NEW NOTES

      The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes.”

Issuer	Rent-Way, Inc.

Securities	Up to $205.0 million aggregate principal amount of 11 7/8% Senior Secured Notes due 2010.

Maturity	June 15, 2010.

Interest	We will pay interest on the new notes at the rate of 11 7/8% per year payable in cash on June 15 and December 15 of each year, beginning on December 15, 2003.

Ranking	The new notes will be:

• our senior secured obligations;

• secured by a second priority lien, subject to certain exceptions and permitted liens;

• equal in right of payment to all of our and the subsidiary guarantors’ existing and future senior debt;

• effectively junior in right of payment to all of our and the subsidiary guarantors’ existing and future first priority secured debt, including any borrowings under our revolving credit facility and our indebtedness under existing interest rate protection agreements and those extended by the lenders under our revolving credit facility, to the extent of the value of the assets securing that debt; and

• senior in right of payment to all of our and the subsidiary guarantors’ existing and future debt that expressly provides that it is subordinated to the notes or subsidiary guarantees, as applicable.

As of September 30, 2003, we had $218.0 million in principal amount of senior debt, including $205.0 million in principal amount of senior secured notes and $13.0 million under our bank revolving credit facility. The subsidiary guarantors had no debt other than intercompany debt and the obligations under the subsidiary guarantees. In addition, $38.3 million of additional senior debt was available for borrowing under our revolving credit facility. The indenture governing the new notes permits us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some of which may be secured. See “Description of New Notes — Ranking.”

Collateral	The new notes will be secured by second priority liens, subject to certain exceptions and permitted liens, on (i) substantially all of our and the subsidiary guarantors’ existing and after acquired real, personal, tangible and intangible property; (ii) all the capital stock of existing and future domestic subsidiaries owned directly by us and our restricted subsidiaries and (iii) all amounts deposited in an excess cash flow collateral account. The collateral will not include real estate leases for our stores. The same collateral is pledged to secure our revolving credit facility and existing and future interest rate protection agreements on a first priority basis. Pursuant to an intercreditor agreement, the holders of the first priority liens will receive all proceeds from the realization of the collateral until all obligations under the revolving credit facility and outstanding interest rate protection agreements, if any, are paid in full. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy our obligations under the revolving credit facility or the new notes. See “Description of New Notes — Collateral” and “Description of New Notes — Intercreditor Agreement.”

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by all of our existing and future wholly owned domestic subsidiaries. See “Description of New Notes — Subsidiary Guarantees.”

Excess Cash Flow Offer	If we have excess cash flow and exceed specified leverage ratios at the end of any fiscal year, we may be required to use a portion of our excess cash flow to offer to purchase the new notes at a purchase price equal to 104.25% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the purchase date. See “Description of New Notes — Excess Cash Flow Offer.”

Optional Redemption	At any time prior to June 15, 2010, we may redeem all or part of the new notes by paying a “make-whole” redemption price based on U.S. Treasury rates as specified in this prospectus under “Description of New Notes — Optional Redemption.”

At any time prior to June 15, 2006, we may redeem up to 25% of the aggregate principal amount of the new notes with the net proceeds of one or more public equity offerings, at a price equal to 111.875% of the principal amount thereof, plus accrued and unpaid interest, including special interest, if any, to the redemption date, provided that at least 75% of the original aggregate principal amount of the new notes issued remains outstanding after the redemption.

Covenants	We will issue the new notes under an indenture among us, the subsidiary guarantors and Manufacturers and Traders Trust Company, as trustee. The indenture includes covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt;

• pay dividends or make other restricted payments;

• create or permit certain liens;

• sell assets;

• create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us or grant liens to secure debt under the indenture;

• enter into transactions with affiliates;

• enter into sale and leaseback transactions; and

• consolidate or merge with or into other companies or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications described under “Description of New Notes — Certain Covenants” and “Description of New Notes — Merger, Consolidation and Sale of Property.”

Change of Control	If we experience a change of control, we will be required to make an offer to repurchase the new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and special interest, if any, to the date of repurchase. For more detailed information, see “Description of New Notes — Repurchase at the Option of Holders Upon a Change of Control.”

Asset Sales	We may be required to use a portion of the excess proceeds from asset sales to offer to purchase the new notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the purchase date.

      Our headquarters are located at One RentWay Place, Erie, Pennsylvania 16505, and our telephone number is (814) 455-5378. Our Internet address is http://www.rentway.com. Our common stock is listed on the New York Stock Exchange under the trading symbol “RWY.” Rent-Way, Inc. is a Pennsylvania corporation formed in 1981.

SUMMARY HISTORICAL FINANCIAL DATA

      The following table sets forth certain audited summary data for each of the fiscal years ended September 30, 2001, 2002 and 2003, which are derived from our consolidated financial statements included elsewhere herein. Our consolidated financial statements have been recast to reflect our sale of 295 stores in February 2003 and treat the operating results of such stores as discontinued operations.

      The information provided below includes the results of dPi, an unrestricted subsidiary under the indenture governing the notes. For more detailed information, see Note 23 to our consolidated financial statements.

      The information presented below is only a summary and should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	Year Ended September 30,

	2001	2002	2003

	(dollars in thousands,
	except per store data and ratios)
Statement of Income Data:
Total revenues	$515,294	$493,370	$491,310
Depreciation of rental merchandise	155,193	133,416	122,287
Other operating expenses	381,986	336,585	332,530

Operating income	(21,885)	23,369	36,493
Interest expense	(35,787)	(39,235)	(33,110)
Other income (expense)	(11,635)	(2,484)	(12,940)

Loss before income taxes, cumulative effect of change in accounting principle and discontinued operations	(69,307)	(18,350)	(9,557)
Provision (benefit) for income taxes	—	16,483	4,040

Loss before cumulative effect of change in accounting principle and discontinued operations	(69,307)	(34,833)	(13,597)
Cumulative effect of change in accounting principle	—	(41,527)	—
Income (loss) from discontinued operations(1)	5,682	(112)	(15,780)

Net loss	(63,635)	(76,472)	(29,377)
Amortization of deemed dividend and accretion of preferred stock	—	—	(513)

Net loss allocable to common shareholder	$(63,625)	$(76,472)	$(29,890)

Loss Per Common Share:
Basic loss per common share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(2.83)	$(1.39)	$(.53)

Net loss allocable to common shareholders	$(2.60)	$(3.06)	$(1.16)

Diluted loss per common share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(2.83)	$(1.39)	$(.53)

Net loss allocable to common shareholders	$(2.60)	$(3.06)	$(1.16)

Weighted average number of shares outstanding:
Basic	24,501	25,021	25,780

Diluted	24,501	25,021	25,780

	Year Ended September 30,

	2001	2002	2003

	(dollars in thousands,
	except per store data and ratios)
Other Data:
Ratio of earnings to fixed charges(2)	—	—	—
Number of stores open at end of period(3)	1,087	1,062	753
Balance Sheet Data (as of period end):
Cash and cash equivalents	$10,515	$7,295	$3,303
Rental merchandise, net	157,060	147,608	171,982
Total assets	628,177	510,794	457,859
Total debt(4)	333,057	294,102	241,895
Shareholders’ equity	206,042	136,597	106,789

(1)	On February 8, 2003, we sold 295 stores. As a result of such sale, we recast our consolidated financial statements to reflect the sale and to treat the operating results of such stores as discontinued operations as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

(2)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income (loss) from continuing operations plus fixed charges and income taxes and (ii) fixed charges consist of interest expense on all indebtedness, including the amount of amortization of deferred financing costs and interest related to a factor of rental expense. For all periods presented, the ratio coverage was less than 1:1. To achieve a coverage of 1:1, we would have needed to generate additional earnings of $69,307, $18,350 and $9,557 for the fiscal years ended September 30, 2001, 2002 and 2003, respectively.

(3)	Not restated for the sale of 295 stores to Rent-A-Center, Inc. in February 2003.

(4)	Includes capitalized lease obligations, which are accounted for as accrued liabilities on our consolidated financial statements, and $15,000 of convertible redeemable preferred stock, which is accounted for as temporary equity on our consolidated financial statements.

RISK FACTORS

      You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in this prospectus before tendering your old notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected, and you might lose all or part of your investment. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes.

Risks Related to the Exchange Offer and the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

      If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussion below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

      Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an Agent’s Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

      Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

      If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Our significant indebtedness and our dividend payment obligations limits our cash flow available for operations and our financial flexibility.

      We have incurred substantial debt to finance our growth and we have pledged substantially all of our assets as collateral for our debt. We had debt of approximately $241.9 million (including $12.3 million of capital leases, $15.0 million of convertible preferred stock, and exclusive of original issue discount of approximately $3.6 million applicable to the senior notes) at September 30, 2003, and our ratio of debt to total capitalization at that date was approximately 69.4%. We may need to incur additional indebtedness to operate our business successfully. Our debt under our new bank credit facility is subject to variable rates of interest. This exposes us to the risk that interest rates will rise and the amount of interest we pay to our bank lenders will increase. The projected annual cost of servicing our debt, assuming an average balance on our revolving credit facility of $40 million and that the full principal amount of the senior notes remains outstanding, is $29.2 million. In the event we are unable to service our bank debt, our lenders would have the right to accelerate repayment of the debt and foreclosure of our assets pledged to them as security.

      We also have dividend payment obligations on the $15.0 million of Series A preferred stock. The Series A preferred stock bears dividends at 8% per year of stated value, payable at our option either in cash or, under specified circumstances, our shares of common stock.

      The degree to which we are leveraged could have other important consequences to holders of the new notes, including the following:

•	we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt and dividends on the Series A preferred stock, reducing the funds available for our operations;

•	our ability to obtain additional financing is limited;

•	our flexibility in planning for, or reacting to, changes in the markets in which we compete is limited;

•	we are at a competitive disadvantage relative to our competitors with less indebtedness; and

•	we are rendered more vulnerable to general adverse economic and industry conditions.

Our new revolving credit facility imposes restrictions that limit our operating and financial flexibility.

      Covenants in our new revolving credit facility restrict our ability to:

•	incur liens and debt;

•	pay dividends;

•	make redemptions and repurchases of capital stock;

•	make loans, investments and capital expenditures;

•	prepay, redeem or repurchase debt;

•	engage in mergers, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions; and

•	change our business.

      These covenants will also require us to maintain compliance with financial ratios such as a minimum fixed charge coverage ratio, a maximum leverage ratio, a minimum rental merchandise usage ratio, and minimum levels of net worth and monthly EBITDA, among others. If we are unable to meet the terms of these covenants or if we breach any of these covenants, a default could result under our credit facility debt. A default, if not waived by our lenders, could impair our ability to borrow additional funds under the credit facility and could result in outstanding amounts thereunder becoming immediately due and payable. If acceleration occurs, we may not be able to repay our debt and we may not be able to borrow sufficient additional funds to refinance the debt. If we are unable to repay outstanding amounts under our new revolving credit facility, our lenders could proceed against the collateral because we have granted to them a first priority lien that is senior to the second priority lien granted to secure the notes under the indenture.

Restrictive covenants in the indenture may also reduce our operating and financial flexibility.

      The terms of the indenture for the notes contains a number of operating and financial covenants that restrict our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens;

•	sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us or grant liens to secure debt under the indenture;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

      Our ability to comply with covenants contained in the indenture may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could require us to repay the notes prior to their maturity, which would adversely affect our financial condition. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

We may still be able to incur substantially more debt, which could increase the risks described above.

      The terms of our new revolving credit facility and the indenture governing the notes do not fully prohibit us or our subsidiaries from incurring additional debt. As of September 30, 2003, we had $38.3 million available for additional borrowings under our new revolving credit facility. As a result, we may be able to incur substantial additional debt in the future. If we do so, the risks described above could intensify.

We depend, to a certain extent, on our subsidiaries for cash needed to service our obligations under the new notes, and our subsidiaries may not be able to distribute cash to us.

      We need the cash generated by our subsidiaries’ operations to service our obligations, including the new notes. Our subsidiaries are not obligated to make funds available to us. Our subsidiaries’ ability to make payments to us will depend upon their operating results and will also be subject to applicable laws and contractual restrictions. Some of our subsidiaries may become subject to loan agreements and indentures that restrict sales of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or advances to shareholders and partners. The indenture governing the notes will permit our subsidiaries to incur debt with similar prohibitions and restrictions in the future.

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our new revolving credit facility may not allow the repurchases.

      If we were to experience a change of control as described below under the heading “Description of the New Notes,” we would be required to make an offer to purchase all of the new notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the new notes, and restrictions in our existing or new revolving credit facility may not allow such repurchases. See “Description of the New Notes — Repurchase at the Option of Holders Upon a Change of Control.”

      In addition, under our new revolving credit facility, a change of control would be an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Our failure to purchase the new notes upon a change of control would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our new revolving credit facility and may constitute an event of default under future senior indebtedness. Any default by us may cause the related debt to be accelerated after any applicable notice or grace periods. If our debt is accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

The holders of the new notes may not be able to realize fully the value of the liens securing the new notes.

      The new notes are secured by second priority liens, subject to certain permitted liens, on substantially all of our assets and the assets of our subsidiary guarantors. These assets do not include the real estate leases on our stores. The same assets are also pledged to secure existing and future first priority secured debt under our new revolving credit facility, existing interest rate protection agreements and interest rate protection agreements made by lenders under the new revolving credit facility. Accordingly, the new notes are effectively subordinated in right of payment to all of our and our subsidiary guarantors’ existing and future first priority secured debt to the extent of the value of the assets securing that debt.

      All rights against the collateral are subject to the terms of an intercreditor agreement. The holders of the first priority liens or their collateral agent control all decisions and actions with respect to the collateral until the debt secured by the first priority liens is paid in full. Accordingly, the holders of the new notes do not have any right to initiate or direct the exercise of remedies against the collateral while the first priority debt is outstanding. As a result, even following an event of default, including a bankruptcy proceeding, the holders of the new notes do not have any right or ability to exercise or cause the exercise of remedies against the collateral while the first priority debt is outstanding other than to file a claim of interest in a bankruptcy proceeding to preserve the second priority liens against the collateral.

      Under the terms of the intercreditor agreement, if the lenders under the first priority debt release the first priority liens, then the holders of the new notes will be deemed to have released the second priority liens securing the new notes, subject to certain limitations. Any sale or disposition of collateral that does not violate the asset disposition covenant in the indenture may result in a release of collateral if such collateral is released from the first priority liens.

      If the lenders under the first priority debt enter into any amendment, waiver or consent in respect of any of the documents securing the first priority liens for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of such documents or, changing in any manner the rights of the first priority lenders, our rights or the rights of our subsidiary guarantors, then such amendment, waiver or consent shall apply automatically, with certain exceptions, to any comparable provision of the security documents securing the second priority liens.

      The holders of these first priority liens will receive all proceeds from the liquidation of the collateral until all obligations under the revolving credit facility and outstanding interest rate protection agreements, if applicable, are paid in full. The amount to be received from a liquidation of the collateral will depend upon numerous factors including market and economic conditions, the availability of buyers, the timing and manner of sale and similar factors. There can be no assurance that the collateral can or will be liquidated in a short period of time. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this exchange of notes. Accordingly, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the new notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the new notes after satisfying our obligations secured by the first priority liens.

      If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the new notes, the holders of the new notes (to the extent the new notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. See “Description of the New Notes — Collateral” and “— Description of Intercreditor Agreement.”

Our financial failure or the financial failure of any subsidiary guarantor may hinder the receipt of payment on the new notes, as well as your ability to enforce remedies under the subsidiary guarantees.

      An investment in the new notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become debtors subject to insolvency proceedings under the bankruptcy code, the proceedings are likely to result in delays in the payment of the new notes and in the exercise of enforcement remedies under the new notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectibility of unmatured interest or attorneys’ fees and forced restructuring of the new notes. In addition, the right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets.

Our financial failure or the financial failure of any of our subsidiaries may result in our assets and the assets of any or all of our subsidiaries becoming subject to the claims of our creditors and the creditors of all of our subsidiaries.

      A financial failure by us or our subsidiaries could affect payment of the new notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the new notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the new notes could be restructured over your objections as to their general terms, including interest rate and maturity.

dPi will not guarantee the new notes nor will its assets secure the new notes.

      dPi is an unrestricted subsidiary under the indenture. As such, dPi is not be subject to the covenants or restrictions applicable to the restricted subsidiaries under the indenture. Moreover, dPi is not a guarantor of the new notes and did not grant a security interest in its assets to secure our and our subsidiary guarantors’ obligations under the indenture. We have pledged, on a second secured basis, to the trustee as collateral agent for the holders of the new notes, our 70% interest in dPi.

An active trading market for the notes may not develop.

      There is currently no public market for the new notes. The new notes are a new issue of securities for which there will not initially be a market. We do not intend to have the notes listed on a national securities exchange, although we expect that they will be eligible for trading in the Portal Market. At the time of the private placement of the old notes, the initial purchaser informed us that they intended to make a market in the old notes and, if issued, the new notes. However, it is not obligated to do so, and may cease its market-making activities at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the new notes or the prices at which you may be able to sell the new notes.

      In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the new notes, regardless of our prospects and financial performance. If any of the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price. In addition to disruptions in the non-investment grade debt market, factors that could cause the new notes to trade at a discount include an increase in interest rates, a decline in economic conditions generally or the rental-purchase industry specifically and a decline in our financial condition.

Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the new notes.

      The creditors of one or more subsidiary guarantors could challenge the subsidiary guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law. The delivery of the subsidiary guarantees could be found to be a fraudulent transfer, conveyance or preference or otherwise void if a court were to determine that:

•	a subsidiary guarantor delivered its subsidiary guarantee with the intent to defeat, hinder, delay or defraud its existing or future creditors;

•	the subsidiary guarantor did not receive fair consideration for the delivery of the subsidiary guarantee;

•	the subsidiary guarantor was insolvent at the time it delivered the subsidiary guarantee or was rendered insolvent by incurring the indebtedness evidenced by its guarantee; or

•	the subsidiary guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital.

      To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of the new notes would cease to have any direct claim against the subsidiary guarantor that delivered that subsidiary guarantee. If a court were to take this action, the subsidiary guarantor’s assets would be applied first to satisfy the subsidiary guarantor’s liabilities, if any, before any portion of its assets could be distributed to us to be applied to the payment of the new notes. We cannot assure you that a subsidiary guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of the new notes relating to any voided portions of the subsidiary guarantees.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Risks Related To Our Business

If we do not have sufficient capital, we may not be able to operate our business successfully.

      Our capital needs are significant. We need capital:

•	to purchase new rental merchandise for our stores;

•	to service our debt; and

•	to open and acquire new stores.

      We may not be able to raise additional capital on terms acceptable to us. In April 2002, we raised capital by selling our common stock and warrants to acquire our common stock in a private placement at a price that was below the then prevailing market price of our common stock. The terms of our new Series A Preferred Stock prohibit us from issuing any additional shares of preferred stock that would be senior to or pari passu with the Series A Preferred Stock. If we are unable to raise additional capital, we may not be able to purchase new rental merchandise for our stores, service or repay our outstanding debt or open or acquire new stores.

Since a substantial portion of our assets consists of intangible assets, the value of some of these intangible assets may not be realized.

      A substantial portion of our assets consists of intangible assets, including goodwill and covenants not to compete relating to our acquisition of stores. At September 30, 2003, we had $189.0 million of intangible assets. This is a substantial portion of our $457.9 million in total assets at that date. The value of our intangible assets may not be realized on our sale, liquidation or otherwise. We will also be required to reduce the carrying value of our intangible assets if their value becomes impaired. This type of reduction could reduce our earnings significantly. In the fiscal year ended September 30, 2002, we reduced the carrying value of our intangible assets by $58.9 million.

If we are unable to offer new products or services or to continue strategic relationships with our suppliers, we may be unable to attract new customers and to maintain our existing customers.

      New product offerings help us attract new customers and satisfy the needs and demands of our existing customers. Our new product offerings may be unsuccessful for several reasons, including:

•	we may have overestimated our customers’ demand for these products;

•	we may have mispriced these products given our limited experience with them;

•	we may have underestimated the costs required to support our new product offerings;

•	we may have underestimated the difficulty in training our store personnel to sell and service these products;

•	we may incur disruptions in our relationships with suppliers of these new products;

•	we may experience a decrease in demand due to technological obsolescence of our new products; and

•	we may face competition from our current rental-purchase competitors and other retailers who offer similar products to their customers.

If we are unable to open new stores and operate them profitably, our sales growth and profits may be reduced.

      An important part of our growth strategy is to increase the number of stores we operate and to operate those stores profitably. Beginning in fiscal 2004, we expect to open between 25 and 30 new stores each year. Our failure to execute this growth strategy could reduce our future sales growth and profitability. New stores generally operate at a loss for approximately eight months after opening. There can be no assurances that future new stores will achieve profitability levels comparable to those of our existing stores within the expected time frame or become profitable at all.

      In addition, agreements for the sale of our stores typically contain noncompete provisions under which we agree not to open new stores within a specified radius of the store sold. For example, in connection with the sale of 295 stores to Rent-A-Center, Inc., we agreed not to open any new stores within a seven-mile radius of the stores sold for a period of four years. These noncompete agreements will restrict our ability to open new stores in certain areas.

      A number of other factors could also affect our ability to open new profitable stores consistent with our strategy. These factors include:

•	continued customer demand for our products at levels that can support acceptable profit margins;

•	the hiring, training and retaining of skilled personnel;

•	the availability of adequate management and financial resources;

•	the ability and willingness of suppliers to supply merchandise on a timely basis at competitive prices; and

•	the identification and acquisition of suitable sites and the negotiation of acceptable leases for such sites.

      Our continued growth also depends on our ability to increase sales in our existing stores. The opening of additional stores in an existing market could result in lower sales at our existing stores in that market.

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if general economic conditions are unfavorable.

      To improve operations, management developed and is implementing a business strategy focused on controlling operating expenses, providing higher margin products, engaging in marketing efforts to differentiate us from our competitors, enhancing our relationships with our customers and selectively opening new stores in existing markets. If we are not successful in implementing our business strategy, or if our business strategy is not effective, we may not be able to continue to improve our operations. Our operating success is also dependent on our ability to maintain appropriate levels of inventory, achieve and maintain a product mix that satisfies changing customer demands and preferences and purchase high quality merchandise at attractive prices. In addition, any adverse change in general economic conditions may reduce consumer demand for our products and reduce our sales. Failure to continue to improve operations or a decline in general economic conditions could cause our revenues and our operating income to decline and impair our ability to service our debt.

We are dependent on our management team, and the loss of their services may result in poor business performance including lower revenues and operating income.

      The success of our business is materially dependent upon the continued services of our management team. The loss of key personnel could result in poor performance including lower revenues, lower operating income and loss of employee and supplier confidence. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future. We do not maintain keyman life insurance policies on any member of our management team.

If we fail to comply with extensive laws and governmental regulations relating to our business, we could suffer penalties or be required to make significant changes in our operations.

      Forty-seven states have enacted laws regulating or otherwise impacting rental-purchase transactions. All states in which our stores are located have enacted these types of laws. These laws generally require specific written disclosures concerning the nature of the transaction. They also may require a grace period for late payments and contract reinstatement rights in the event the rental-purchase agreement is terminated for non-payment. The rental-purchase laws of some states limit the total dollar amount of payments that may be charged over the life of the rental-purchase agreement. States having these laws include California, Michigan, New York, Ohio, Pennsylvania and West Virginia. Enactment of new or revised rental-purchase laws could require us to change the way in which we do business which could increase our operating expenses and thus decrease our profitability.

      No federal legislation has been enacted regulating rental-purchase transactions. Occasionally, this type of legislation has been introduced in Congress. These proposals include subjecting the rental-purchase industry to interest rate, finance charge and fee limitations and to the Federal Truth in Lending Act. Any federal legislation of this sort, if enacted, could require us to change the way in which we do business.

      In addition, we offer prepaid local phone service through dPi. This business was made possible by the Telecommunications Act of 1996. In order to conduct this business, dPi must obtain governmental authorization in each state in which it provides local telephone service. Any state or federal regulation that limits the Telecommunications Act of 1996 or any of the state laws regulating this business may require us to change the way we do business or to discontinue providing this service in some or all states.

We face intense competition in the rental-purchase industry, which could reduce our market share in existing markets and affect our entry into new markets.

      The rental-purchase industry is highly competitive. We compete with other rental-purchase businesses, and, to a lesser degree, with rental stores that do not offer their customers a purchase option as well as with traditional retail businesses that offer an installment sales program or offer comparable products and prices. Competition with these businesses is based primarily on customer service, although competition with other rental-purchase businesses is also based on prices, terms, product selection and product availability. Our inability to compete effectively with other businesses and other rental stores could cause customers to choose these other businesses or rental stores for their rental-purchase needs. Our largest industry competitor is Rent-A-Center, Inc. Rent-A-Center is national in scope and has significantly greater financial resources and name recognition than we have. As a result, Rent-A-Center may be able to adapt more quickly to changes in customer requirements and may also be able to devote greater resources to the promotion and sale of its products.

      Furthermore, new competitors may emerge. The cost of entering the rental-purchase business is relatively low. Current and potential competitors may establish financial or strategic relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement dated May 23, 2003, by and between Rent-Way, Inc., the subsidiary guarantors and Citigroup Global Markets, Inc., the initial purchaser of the old notes. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

      We have calculated the ratio of earnings to fixed charges for the periods presented in the following table. For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income (loss) from continuing operations plus fixed charges and income taxes, and (ii) fixed charges consist of interest expense on all indebtedness, including the amount of amortization of deferred financing costs and interest related to a factor of rental expense.

	Year Ended September 30,

	1999		2000	2001	2002		2003

	(dollars in thousands)
Pre-tax income (loss) from continuing operations	$(6,677)		$(44,121)	$(69,307)	$(18,350)		$(9,557	)(6)

Fixed charges:
Interest expense + Amortization of deferred financing from continuing operations	11,725		23,401	36,902	44,440		36,171
Interest expense from discontinued operations	5,618		6,692	5,951	8,587		3,036
Interest factor of rental expense(1)	8,585		12,148	13,047	11,323		10,197

Total fixed charges	25,928		42,241	55,900	64,350		49,404

Pre-tax income (loss) from continuing operations plus fixed charges	$19,251		$(1,880)	$(13,407)	$46,000		$39,847

Ratio of Earnings to Fixed Charge	N/A	(2)	N/A (3)	N/A (4)	N/A	(5)	N/A	(7)

(1)	One-third of rental expense relating to operating leases, for both continuing and discontinued operations, is attributed to the interest portion. We believe this represents a reasonable approximation of the interest factor.

(2)	Due to our loss in 1999, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $6,158 to achieve a coverage ratio of 1:1.

(3)	Due to our loss in 2000, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $44,121 to achieve a coverage ratio of 1:1.

(4)	Due to our loss in 2001, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $69,307 to achieve a coverage ratio of 1:1.

(5)	In 2002, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $18,350 to achieve a coverage ratio of 1:1.

(6)	Included in earnings for fiscal 2003 was a nonrecurring loss of $14,000 before income taxes relating to the settlement of our class action securities litigation stemming from accounting irregularities discovered in October 2000. If the settlement had not occurred, the coverage ratio would have been 1.1:1.

(7)	In 2003, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $9,557 to achieve a coverage ratio of 1:1.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following table sets forth selected consolidated financial information for each of the fiscal years ended September 30, 1999, 2000, 2001, 2002 and 2003, which, with respect to each of the fiscal years ended September 30, 2001, 2002 and 2003, is derived from our audited consolidated financial statements included elsewhere herein, with respect to the fiscal year ended September 30, 2000, is derived from our audited consolidated financial statements filed with the SEC, and, with respect to the fiscal year ended September 30, 1999 is unaudited and derived from our consolidated financial statement filed with the SEC which we have recast to reflect the sale of 295 stores on February 8, 2003.

      The information provided below includes the results of dPi, an unrestricted subsidiary under the indenture governing the notes. For more detailed information, see Note 23 to our consolidated financial statements.

      The information presented below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements, including the notes thereto, included elsewhere in this prospectus.

	Year Ended September 30,

	1999	2000	2001	2002	2003

	(unaudited)	(audited)	(audited)	(audited)	(audited)

	(dollars in thousands, except store data and ratios)
Statement of Income Data:
Total revenues	$397,062	$467,275	$515,294	$493,370	$491,310
Depreciation of rental merchandise	99,669	123,537	155,193	133,416	122,287
Other operating expenses	291,469	365,720	381,986	336,585	332,530

Operating income	5,924	(21,982)	(21,885)	23,369	36,493
Interest expense	(11,303)	(22,747)	(35,787)	(39,235)	(33,110)
Other income (expense)	(1,298)	608	(11,635)	(2,484)	(12,940)

Loss before income taxes, cumulative effect of change in accounting principle and discontinued operations	(6,677)	(44,121)	(69,307)	(18,350)	(9,557)
Provision (benefit) for income taxes	7,219	(200)	—	16,483	4,040

Loss before cumulative effect of change in accounting principle and discontinued operations	(13,896)	(43,921)	(69,307)	(34,833)	(13,597)
Cumulative effect of change in accounting principle	—	—	—	(41,527)	—
Income (loss) from discontinued operations(1)	13,131	15,880	5,682	(112)	(15,780)

Net loss	(765)	(28,041)	(63,635)	(76,472)	(29,377)
Amortization of deemed dividend and accretion of preferred stock	—	—	—	—	(513)

Net loss allocable to common shareholder	$(765)	$(28,041)	$(63,625)	$(76,472)	$(29,890)

	Year Ended September 30,

	1999	2000	2001	2002	2003

	(unaudited)	(audited)	(audited)	(audited)	(audited)

	(dollars in thousands, except store data and ratios)
Loss Per Common Share:
Basic loss per common share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(.65)	$(1.88)	$(2.83)	$(1.39)	$(.53)

Net loss allocable to common shareholders	$(.04)	$(1.20)	$(2.60)	$(3.06)	$(1.16)

Diluted loss per common share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(.65)	$(1.88)	$(2.83)	$(1.39)	$(.53)

Net loss allocable to common shareholders	$(.04)	$(1.20)	$(2.60)	$(3.06)	$(1.16)

Weighted average number of shares outstanding:
Basic	21,341	23,314	24,501	25,021	25,780

Diluted	21,341	23,314	24,501	25,021	25,780

Other Data:
Ratio of earnings to fixed charges(2)	—	—	—	—	—
Number of stores open at end of period(3)	1,114	1,138	1,087	1,062	753
Balance Sheet Data (as of period end):
Cash and cash equivalents	$8,646	$10,654	$10,515	$7,295	$3,303
Rental merchandise, net	151,227	214,248	157,060	147,608	171,982
Total assets	609,658	766,311	628,177	510,794	457,859
Total debt(4)	301,254	410,450	333,057	294,102	241,895
Shareholders’ equity	258,487	267,822	206,042	136,597	106,789

(1)	On February 8, 2003, we sold 295 stores. As a result of such sale, we recast our consolidated financial statements to reflect the sale and to treat the operating results of such stores as discontinued operations as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

(2)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income (loss) from continuing operations plus fixed charges and income taxes and (ii) fixed charges consist of interest expense on all indebtedness, including the amount of amortization of deferred financing costs and interest related to a factor of rental expense. For all periods the ratio coverage was less than 1:1. To achieve a coverage of 1:1, we would have needed to generate additional earnings of $6,158, $44,121, $69,307, $18,350 and $9,557 for the fiscal years ended September 30, 1999, 2000, 2001, 2002 and 2003, respectively.

(3)	Not restated for the sale of 295 stores to Rent-A-Center, Inc. in February 2003.

(4)	Includes capitalized lease obligations, which are accounted for as accrued liabilities on our consolidated financial statements, and $15,000 of convertible redeemable preferred stock, which is accounted for as temporary equity on our consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      We currently operate 753 rental-purchase stores located in 33 states, the second largest number of stores in the rental-purchase industry. We offer quality brand name home entertainment equipment, furniture, computers, major appliances and jewelry to customers under full-service, rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. We also provide prepaid local phone service to consumers on a monthly basis through dPi. dPi is a non-facilities based provider of local phone service. Under the indenture governing the notes, dPi is treated as an unrestricted subsidiary. For more detailed information concerning dPi, see Note 23 to our consolidated financial statements.

      Since late 2000, we have focused on improving gross margins, decreasing operating expenses and reducing debt. To accomplish these objectives, we have significantly upgraded our merchandise mix, implemented higher rental rates and closed, combined or sold under-performing stores. On June 2, 2003, we closed a refinancing of our bank credit facility through the issuance of $205.0 million of senior secured notes, borrowings under our new $60.0 million bank revolving credit facility and the sale of $15.0 million convertible preferred stock.

      We generate revenues from three categories: rental revenue, prepaid phone service revenue and other revenue. Our household rental business revenues include both rental revenue and other revenue. Rental revenue consists of revenues derived from rental-purchase agreements. Prepaid phone service revenue represents revenues from dPi. Other revenue includes revenues related to services offered by us that complement our rental-purchase agreements and the sale of merchandise. These revenues include insurance fees, liability damage waiver premiums, Preferred Customer Club fees, and revenues from the sale of merchandise.

      While there is constant turnover within the portfolio of rental agreements, the total number of rental agreements in a store typically does not change significantly. This stability in the number of rental agreements facilitates revenue forecasting. The typical store experiences a slight decrease in the number of agreements during the summer months while, on balance, the rest of the year demonstrates growth in agreements.

      The major components of our cost structure are the cost of rental-purchase merchandise and personnel and, to a lesser extent, sales and marketing expense and general and administrative costs. Costs associated with rental-purchase merchandise are driven by the need to purchase merchandise to maintain the quality and availability of our product mix and to maximize inventory utilization rates. Compensation, incentives and employee benefits are the main components of personnel costs. Sales and marketing expenses are driven primarily by advertising costs, business development activities, and the development of new service offerings. Other operating expenses include our general and administrative costs, which primarily include corporate overhead expenses, costs associated with our information technology infrastructure and other store related expenses.

      We consider our rental-purchase business and our prepaid telephone services to be two separate business units. Our separate business unit information is presented in Note 21 of the notes to our consolidated financial statements included in this prospectus. We have not presented separate information in this discussion regarding our prepaid telephone service business except in the discussion of total revenues and cost of prepaid phone service. We believe that other items for our prepaid telephone service business are immaterial.

      Through sales, closures and combinations, the number of stores we operate has decreased from 1,138 as of September 30, 2000, to 753 as of September 30, 2003. The following table shows the number of stores opened, acquired, sold, closed and/or combined during the periods indicated.

	Year Ended September 30,

Stores(1)	2001	2002	2003

Open at Beginning of Period	1,138	1,087	1,062
Opened	32	0	1
Acquired	2	0	0
Locations Sold	(39)	(15)	(298)
Closed or Combined	(46)	(10)	(12)

Open at End of Period	1,087	1,062	753

(1)	Not restated for the sale of 295 stores to Rent-A-Center, Inc. in February 2003.

Use of Estimates In Financial Statements

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review our estimates, including those related to litigation, valuation of deferred taxes, liability for self-insurance, impairment of goodwill and other intangibles, based on currently available information. Changes in facts and circumstances may result in revised estimates.

Significant Accounting Policies

Revenue

      Rental merchandise is rented to customers pursuant to rental agreements, which provide for either weekly, biweekly, semi-monthly or monthly rental payments collected in advance. Revenue is recognized as collected, not over the rental term, since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. This method of revenue recognition does not produce materially different results than if rental revenue were recognized over the weekly, biweekly, semi-monthly or monthly rental term.

Rental Merchandise Depreciation

      We use the “units of activity” depreciation method for all rental merchandise except computers and computer games. Under the units of activity method, we depreciate rental merchandise as revenue is collected or earned during free-rent promotions. Thus, we do not depreciate rental merchandise during periods when it is not on rent and therefore not generating rental revenue. We depreciate personal computers, which we added to our product line in June 1999, principally on the straight-line basis beginning on the acquisition date and continuing over 12 months to 24 months, depending on the type of computer. Write-offs of rental merchandise arising from customers’ failure to return merchandise, obsolescence and losses due to excessive wear and tear of merchandise are recognized using the direct write-off method, which is materially consistent with the results that would be recognized under the allowance method. The rental merchandise write-offs approximate 3% of revenue from month to month over the prior two fiscal years. We review this analysis on a monthly basis.

Prepaid Phone Service

      We provide prepaid phone service to customers on a month-to-month basis. Prepaid phone service revenues are comprised of monthly service revenues and activation revenues. We recognize monthly service revenues on a straight-line basis over the related monthly service period, commencing when the service period begins. We also recognize the cost of monthly service over the monthly service period and include it in “cost of prepaid phone service” in our statement of operations. We recognize activation revenues and costs on a straight-line basis over the average estimated life of the customer relationship. We review the average estimated life of the customer relationship from time to time in making this determination of average estimated life.

Convertible Redeemable Preferred Stock.

      Our sale of convertible preferred stock in June 2003 resulted in proceeds of $14.1 million, net of issuance costs of $0.9 million, which were used to refinance the previous senior credit facility. The net proceeds are classified outside of permanent equity because of the redemption date and other redemption provisions of the preferred stock, except for $0.1 million classified as an option to purchase additional convertible preferred stock which is included in permanent equity. We have determined that the conversion feature of the convertible redeemable preferred stock is a derivative financial instrument that was bifurcated and recorded in temporary equity classification on the balance sheet. This derivative financial instrument is marked to market through other income (expense) in our consolidated statements of operations.

Closed Store Reserves

      From time to time, we close or consolidate our retail stores. We record an estimate of the future obligation related to closed stores based upon the present value of the future lease payments and related lease commitments, net of estimated sublease income. If our estimate of sublease income is incorrect, the actual liability may be more or less than the liability recorded, and we adjust the liability accordingly.

Insurance Programs

      For fiscal years 2001, 2002 and 2003, we were primarily self-insured for health insurance. We determine the self-insurance liability for health costs based on a contracted rate and monthly employee headcount. The contracted rate is determined based on experience, prior claims filed and an estimate of future claims. A retrospective adjustment for over (under) funding of claims is recorded when determinable and probable.

      For fiscal years 2001, 2002 and 2003, the self-insurance liability for workers’ compensation, automobile and general liability costs were determined actuarially based on claims filed and company experience. We pre-fund losses in the workers’ compensation, automobile and general liability programs based on the insurance company’s loss estimates. We adjust loss estimates for developed incurred losses 18 months following policy inception and every 12 months thereafter. We record retrospective adjustments to loss estimates when determinable and probable.

      For fiscal years 1998 and 2000, we were insured under deductible programs with aggregate stop loss coverage on major claims. Claims exceeding the insured deductible limits that were less than stop loss aggregates, were funded as claims developed using AM Best loss development factors and not exceeding policy aggregate. The fiscal 1999 workers’ compensation insurance had no aggregate retention and was funded as claims developed using AM Best loss development factors. Independent actuaries developed reserves that totaled $2.3 million and $1.5 million at September 30, 2002 and 2003, respectively

Income Taxes

      We record deferred income taxes to reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end using income tax rates under existing legislation expected to be in effect at the date the temporary differences are expected to reverse. We provide a valuation allowance for deferred tax assets if it is more likely than not that these items may expire before we are able to realize their benefit or if future deductibility is uncertain. We adjust deferred income taxes for tax rate changes as they occur. We have provided a valuation allowance for all deferred tax assets.

Goodwill

      Effective October 1, 2001, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, we did not amortize goodwill or indefinite-lived intangibles in the accompanying consolidated statements of operations for the fiscal year ended September 30, 2003 and 2002, but did amortize $12.7 million for the fiscal year ended September 30, 2001. During the quarter ended September 30, 2002, we calculated an impairment to goodwill of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes). For the year ended September 30, 2003, there was no impairment of goodwill.

Results Of Operations

      On February 8, 2003, we completed the sale of 295 stores. Accordingly, the financial statements for all periods presented have been recast to report the results of this component as discontinued operations. As an aid to understanding our operating results, the following table expresses certain items of our consolidated statements of operations for the years ended September 30, 2001, 2002 and 2003, as a percentage of total revenues.

	Year Ended September 30,

	2001	2002	2003

Revenues:
Rental revenue	79.6%	79.9%	80.9%
Prepaid phone service revenue	6.7	7.6	7.2
Other revenue	13.7	12.5	11.9

Total revenues	100.0	100.0	100.0
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	30.1	27.0	24.9
Property and equipment	5.6	5.0	4.1
Amortization of intangibles	3.0	0.5	0.3

Total depreciation and amortization	38.7	32.5	29.3
Cost of prepaid phone service	3.9	4.8	4.4
Salaries and wages	24.7	24.6	26.6
Advertising, net	3.9	5.5	4.5
Occupancy	7.7	6.4	6.7
Restructuring costs	—	—	0.6
Other operating expenses	25.4	21.5	20.5

Total costs and operating expenses	104.3	95.3	92.6

Operating income (loss)	(4.3)	4.7	7.4
Settlement of class action lawsuit	—	—	(2.9)
Interest expense	(6.9)	(8.0)	(6.7)
Interest income	0.1	0.1	—
Amortization-deferred financing costs	(0.2)	(1.0)	(0.6)
Other income (expense), net	(2.1)	0.5	0.8

Loss before income taxes, cumulative effect of change in accounting principle and discontinued operations	(13.4)	(3.7)	(2.0)
Income tax expense (benefit)	—	3.3	0.8

Loss before cumulative effect of change in accounting principle and discontinued operations	(13.4)	(7.0)	(2.8)

	Year Ended September 30,

	2001	2002	2003

Cumulative effect of change in accounting principle	—	(8.4)	—
Income (loss) from discontinued operations	1.1	(0.1)	(3.2)

Net (loss)	(12.3)%	(15.5)%	(6.0)%

Fiscal 2003 Compared to Fiscal 2002

Total Revenues.

      Total revenues decreased $2.1 million or 0.4%, to $491.3 million from $493.4 million. This decrease is attributable to a decrease in revenues of $2.3 million in the prepaid telephone service segment offset by an increase in revenues of $0.3 million in the household rental segment. The $2.4 million decrease in the prepaid telephone service segment is due to a decrease in customers due to an increase in competition. The $0.3 million increase in revenue in the household rental segment is due to a 0.8% increase in same store revenues.

      Same store revenues consists of revenues from stores in the household rental segment that have been operating for more than fifteen months and have had no changes affecting operations during that time, i.e. mergers, dispositions or acquisitions. The increase in same store revenues was due to an increase in same store rental revenues and early purchase option sales revenues offset by a decrease in same store fee revenues. Same store rental revenues for the household rental segment increased 0.4% as compared to the same period last year. This increase is primarily due to improved collections for the year ended September 30, 2003, as compared to the same period last year. Early purchase option and sales revenue increased 21.0% as compared to the same period last year. This increase is primarily due to more customers exercising the early purchase option as a result of an “120 days same as cash” promotion that offered customers the opportunity to purchase rented merchandise at a discount. In addition, the increase was due to an increase in sales and early purchases of computers prior to the expiration of computer rental-purchase agreements. Fee revenues decreased by 5.5% as compared to the same period last year. This decrease is primarily attributable to fewer rental-purchase agreements in the portfolio and reductions in liability damage waiver fees due to customers shifting to the Preferred Customer Club program. The Preferred Customer Club program is a fee-based membership program that provides special loss and damage protection and, at a discounted rate, an additional one year of service protection on rental merchandise, preferred treatment in the event of involuntary job loss and accidental death and dismemberment insurance.

Depreciation and Amortization.

      Depreciation expense related to rental merchandise decreased to 24.9% as a percentage of total revenues from 27.0%. In fiscal 2002, we took steps to increase gross profit margins on rental contracts. These steps included introducing higher-end, higher-margin merchandise to our stores, increasing rental rates on certain core products to competitive market rates, and increasing weekly rental rates of personal computers to competitive market rates. We continued these efforts in fiscal 2003. We expect depreciation expense as a percentage of total revenues to continue decreasing as product margins improve due to enhanced rental rates and turns as a result of the factors discussed above.

      Amortization of other intangibles decreased to 0.3% as a percentage of total revenues from 0.5%. This is due to the expiration of the amortization periods for certain non-compete agreements and customer contracts. Amortization expense decreased $0.9 million as compared to the same period last year. On October 1, 2001, we adopted SFAS 142. SFAS 142 requires the cessation of amortization of goodwill and other indefinite-lived intangibles on the balance sheet. Goodwill and other indefinite-lived intangibles on the balance sheet must then be tested for impairment at least annually. Such testing for fiscal 2003 resulted in no impairment. Such testing for fiscal 2002 resulted in an impairment to goodwill in the household rental segment. A goodwill impairment charge was recorded in “Cumulative Effect of Change in Accounting Principle” in our Consolidated Statement of Operations in the amount of $41.5 million (net of $17.4 million in income taxes).

Cost of Prepaid Phone Service.

      The cost of prepaid phone service decreased to $21.9 million from $23.7 million. Cost of prepaid phone service, as a percentage of prepaid phone service revenues, decreased to 61.8% from 62.8%. This decrease is due to a general decrease in the customer base and a decrease in new customers year over year. This decrease in new customers results in a decrease in activation costs in relation to the revenues recognized.

Salaries and Wages.

      Salaries and wages increased by $9.5 to $130.7 million from $121.2 million. We initiated an employee upgrade program directed at attracting and keeping better talent. This resulted in higher salaries in 2003. Salaries and wages increased to 26.6% as a percentage of total revenues from 24.6%.

Advertising.

      Advertising expense decreased $4.8 million, from $27.1 million in 2002 to $22.3 million in 2003. This decrease is primarily due to a decrease in television production and local store marketing expenses and the sale of 295 stores to Rent-A-Center, Inc.

Occupancy.

      Occupancy expense increased to $32.8 million from $31.7 million, or to 6.7% as a percentage of total revenues from 6.4%. The increase is attributable to general rent increases, which approximate 2% per year for new leases entered into with higher rates.

Restructuring Costs.

      During the second quarter of fiscal 2003, we formulated a plan to restructure the corporate office through reductions in the corporate workforce to rationalize corporate costs for the stores remaining subsequent to the sale to Rent-A-Center. As a result of this plan, we recorded total pre-tax restructuring charges of $3.0 million in 2003. The restructuring costs include $1.0 million of employee severance and termination benefits and $2.0 million of fixed asset write-offs in the household rental segment.

Other Operating Expense.

      Other operating expense decreased by $5.2 million to $100.7 million as of September 30, 2003, from $106.0 million and decreased to 20.5% as a percentage of total revenues from 21.5%. This decrease is principally due to income of $4.6 million for an adjustment of ultimate and incurred losses, which was recorded in insurance costs in other operating expense, a $1.5 million downward adjustment to our personal property tax accruals was recorded as a result of the receipt of finalized actual tax assessments and a reversal of a $1.8 million provision established in prior years related to rental merchandise was determined to be no longer required. These items were offset by $2.7 million of legal and professional and consulting fees, as discussed below.

      During 2002, there was a recovery of accounting and legal fees related to the investigation and shareholder litigation in the amount of $1.9 million, which offset $1.3 million of fees for the year. During 2003, there was a recovery of accounting and legal fees related to the investigation and shareholder litigation in the amount of $0.8 million, which offset $3.5 million of fees for the year.

Settlement of Class Action Lawsuit.

      We reached an agreement to settle the consolidated class action pending against us in the U.S. District Court for the Western District of Pennsylvania. Under the settlement, we will pay $25.0 million to the class, consisting of $4.0 million in two-year 6% subordinated unsecured notes and $21.0 million in cash, of which $11.0 million is to be funded from available insurance proceeds. The $10.0 million in cash to be funded by us is held in escrow and is classified as restricted cash on the balance sheet at September 30, 2003. The net $14.0 million was expensed in the second quarter of fiscal 2003. We have funded $10.0 million in cash and the insurance carrier has funded $11.0 million in cash into escrow as of July 1, 2003. We have also issued the unsecured notes into escrow.

Interest Expense.

      Interest expense decreased $6.1 million to $33.1 million from $39.2 million or from 8.0% to 6.7% of total revenues. This decrease is primarily due to a $62.6 million decrease in debt from $277.2 million as of September 30, 2002, to $214.6 million as of September 30, 2003. On June 2, 2003, we completed the sale of $205.0 million of senior secured notes, closed a new $60.0 million revolving line of credit and sold $15.0 million in 8% convertible preferred stock though a private placement. The proceeds from these transactions were used to repay all amounts outstanding under our previous credit facility. See Note 10 and 11 to our consolidated financial statements.

Amortization and Write-Off of Deferred Financing Costs.

      Amortization of deferred financing costs decreased to $3.1 million from $5.2 million. This decrease is mainly due to the write-off of $1.1 million in bank fees associated with refinancing our previous credit facility in fiscal 2003 versus a $3.8 million write-off of deferred financing costs in fiscal 2002. This decrease is partially offset by increased amortization related to an increase in deferred financing costs as a result of the refinancing. Deferred financing cost amortization, excluding write-offs, was $1.9 million and 1.4 million for the years ended September 2003 and 2002, respectively. See Note 10 to our consolidated financial statements.

Other Income (Expense), Net.

      Other income was $4.0 million in 2003 compared to $2.4 million in 2002. This change is primarily due to an increase in the positive change in the fair market value of the interest rate swap portfolio, which resulted in income of $4.6 million for 2003, compared to income of $0.6 million for 2002. Other income for 2003 also includes gains on the sale of vehicles under capital leases of $1.2 million. These income items for 2003 were offset by a charge of $1.9 million to record the convertible option derivative liability for the convertible preferred stock at its fair market value as of September 30, 2003. Other income for fiscal 2002 includes a gain on the sale of stores. We entered into several small transactions to sell 15 under-performing stores. We recognized a net gain of $0.9 million on these store sale transactions.

Income Tax Expense.

      For 2003, we recorded income tax expense of $4.0 million. Deferred tax expense of $4.9 million as a result of the impact of applying SFAS 142 was offset by a tax benefit of $0.9 million primarily as a result of changes in net operating loss carryback rules. SFAS 142 stops the amortization of goodwill for book purposes, but for tax purposes it continues to be deductible and amortizable in accordance with current tax laws. The income tax expense for fiscal 2003 attributable to the impact of SFAS 142 adoption results from an increase to the valuation allowance because we can no longer look to the reversal of the deferred tax liability associated with the tax deductible goodwill to offset its deferred tax assets in accordance with SFAS 109 “Accounting for Income Taxes.” The impact of the continued tax-deductible goodwill will result in tax expense in future years to the extent we have a full valuation allowance. We recorded no income tax benefit for fiscal 2003 and 2002 related to the operating losses due to the uncertainty of their realization. There are approximately $11.1 million of net operating losses that expire during fiscal years 2005 through 2018. Net operating losses approximating $42.6 million, $36.3 million, $48.1 million, $28.2 million and $41.3 million expire during fiscal years 2019, 2020, 2021, 2022 and 2023 respectively. The net deferred tax asset after adjustment for tax deductible goodwill is $73.1 million for fiscal 2003 and the net deferred tax asset of $66.0 million for fiscal 2002 has been fully offset by a valuation allowance based on our determination that their realization is uncertain. Our federal and state tax benefit for fiscal 2003 and fiscal 2002 is lower than the statutory rate primarily due to the deferred tax valuation allowance and nondeductible goodwill.

Cumulative Effect of Change in Accounting Principle.

      Effective October 1, 2001, we adopted SFAS 142. Thus, no amortization for goodwill and indefinite-lived intangibles was recognized in the accompanying consolidated statements of operations for fiscal years 2003 and 2002. During the year ended September 30, 2002, we calculated an impairment to goodwill of $58.9 million, recorded in “cumulative effect of change in accounting principle” in the amount of $41.5 million (net of $17.4 million in income taxes). Testing for fiscal 2003 resulted in no impairment.

Income (Loss) From Discontinued Operations.

      Loss from discontinued operations was $15.8 million as a result of the sale in 2003, as compared to $0.1 million in 2002. This decrease is mainly due to a $8.4 million charge for lease obligations related to vacated stores, and a $7.3 million decrease in operating income of the stores due to transition period costs and interest expense of $3.0 million recorded as a result of the sale in 2003.

Net Income (Loss).

      We generated a net loss of $29.4 million in 2003 as a result of the factors described above compared to a net loss of $76.5 million in the same period last year.

Net Income (Loss) Allocable To Common Shareholders.

      On June 2, 2003, we issued 1,500 shares of convertible redeemable preferred stock for $10,000 per share and a one-year option to purchase an additional 500 shares of convertible redeemable preferred stock. See Note 11 to our consolidated financial statements. The preferred stock dividends and accretion totaled $0.5 million and are charged to accumulated deficit, but reduce net income (loss) allocable to common stockholders.

Fiscal 2002 Compared to Fiscal 2001

     Total Revenues

      Total revenues decreased $21.9 million or 4.3%, to $493.4 million from $515.3 million. This decrease was attributable to a decrease in revenues of $24.9 million in the household rental business offset by an increase in revenues of $3.0 million in the prepaid telephone service business. The $24.9 million decrease in revenue in the household rental business was due to a 0.5% decrease in same store revenues and the closing or selling of 25 under-performing stores since in fiscal 2002.

      Same store rental revenues increased 0.9% as compared to the same period last year. This increase was primarily due to increased deliveries of higher margin merchandise. Same store processing and insurance fee revenues decreased 7.5% as compared to the prior year due to reductions in our collection of liability damage waiver and processing fees. Same store early purchase option and sales revenue decreased 5.2% as compared to the same period last year. The prior fiscal year had a significant amount of product sales to eliminate lower-end, lower-margin merchandise from our product mix, as we lowered purchase prices on merchandise identified as generating margins lower than industry norms, which was done as part of our merchandise reduction initiatives.

Depreciation and Amortization

      Depreciation expense related to rental merchandise decreased to 27.0% of total revenues from 30.1%. In fiscal 2002, we took steps to increase gross profit margins on rental contracts. These steps included introducing higher-margin merchandise to the stores, increasing rental rates on certain core products, increasing weekly rental rates for personal computers, and implementing a program to replace free Internet access with a prepaid Internet service.

      Amortization of goodwill and other intangibles decreased to 0.5% of total revenues from 3.0%. This decrease was due to the adoption of SFAS 142, which requires the cessation of amortization of goodwill and other indefinite-lived intangibles on the balance sheet. Goodwill and other indefinite-lived intangibles on the balance sheet must then be tested for impairment at least annually. We completed step one, the transitional goodwill impairment test, and determined that goodwill was impaired in the household rental business. Such testing resulted in a goodwill impairment charge recorded in “Cumulative Effect of Change in Accounting Principle” in the Consolidated Statement of Operations as a loss of $41.5 million (net of $17.4 million in income taxes) in fiscal 2002.

Cost of Prepaid Phone Service

      The cost of prepaid phone service increased to $23.7 million, or 4.8% of total revenues, from $20.0 million, or 3.9% as a percentage of total revenues. Cost of prepaid phone service, as a percentage of prepaid phone service revenues, increased to 62.8% from 57.5%. These increases were primarily due to the growth in the number of customer lines serviced and an increase in the mix of new customers to the total customer base. The increase in new customers resulted in higher costs due to ILEC activation fees. This increase also resulted from the FCC allowing the ILECs to increase EUCL monthly charges for residential lines during mid-year calendar 2001. We reacted to the EUCL increases by adjusting retail prices based on targeted margins. We implemented these price increases in the first quarter of fiscal 2002.

Salaries and Wages

      Salaries and wages decreased by $5.8 million as we continued efforts to manage store staffing levels and overtime due to a reduction in corporate staffing levels.

Advertising

      Advertising expense increased $6.8 million, from $20.3 million in fiscal 2001 to $27.1 million in fiscal 2002. Included in this increase was an additional $4.4 million for air-time, an additional $2.7 million in distribution costs, consisting primarily of postage, and $1.5 million for our “Fall Kickoff Extravaganza” advertising campaign. In addition, there was a reduction in advertising rebates resulting in an increase of net advertising costs of $2.2 million. Offsetting this increase was a decrease in production costs of $3.7 million.

Occupancy

      Occupancy expense decreased to $31.7 million from $39.4 million, or to 6.4% as a percentage of total revenues from 7.7%. The decrease is primarily attributable to the closing or selling of 25 under-performing stores in 2002. We also closed or sold 83 under-performing stores in 2001, 43 of which were in the month of September.

Other Operating Expenses

      Other operating expenses decreased by $24.9 million to $106.0 million from $130.9 million. This decrease was primarily due to lower rental merchandise losses of $8.4 million, lower service costs of $3.2 million, lower telephone costs of $1.2 million, lower training and conference costs of $1.0 million, lower utilities costs of $1.6 million, lower Preferred Customer Club Plan expense of $0.9 million, lower accounting fees of $1.7 million, and lower legal and professional fees of $8.2 million. For fiscal 2002 and 2001, accounting fees, legal fees and consulting fees related to the fiscal 2000 audit and investigation were $1.3 million and $7.9 million, respectively. During fiscal 2002, we were reimbursed $1.9 million as a result of an insurance recovery.

      The decrease in other operating expense was partially offset by a charge of $4.6 million against income consisting of a $3.6 million retrospective upward adjustment of our fiscal 2001 property/casualty insurance premium and a $1.0 million upward adjustment of our pre-2001 property/casualty insurance premium reserves.

Interest Expense

      Interest expense increased $7.3 million from 6.9% to 8.7% of total revenues. Beginning in October 2002, our credit facility required us to accrue additional payment-in-kind interest at a rate of 200 to 500 basis points. This payment-in-kind interest is due and payable on the maturity date of the term loans under our credit facility. This payment-in-kind interest amounted to $15.0 million in fiscal 2002. Offsetting this increase was a decrease in other interest expense of $6.2 million. This decrease was due to a lower effective interest rate under our credit facility.

Other Income (Expense), Net

      Other income was $2.4 million in fiscal 2002 compared to other expense of $10.8 million for fiscal 2001. This change was primarily due to a positive change in the fair market value of the interest rate swap portfolio, which resulted in income of $0.5 million for the year ended September 30, 2002, compared to an adverse change of $12.6 million for 2001. Other income for fiscal 2002 included a gain on the sale of stores. We also entered into several small transactions to sell 15 under-performing stores. We recognized a net gain of $0.9 million in these store sale transactions.

Income Tax Expense

      For fiscal 2002, we recorded income tax expense of $16.5 million in connection with the adoption of SFAS 142 and recording of local income taxes. The net deferred tax asset of $66.0 million for fiscal 2002 and the net deferred tax asset of $34.2 million for fiscal 2001 have been fully offset by a valuation allowance based on our determination that it was more likely than not that the deferred tax assets may not be realized. Our federal and state tax benefit for fiscal 2002 and fiscal 2001 was lower than the statutory rate primarily due to the deferred tax valuation allowance and nondeductible goodwill.

Cumulative Effect of Change in Accounting Principle

      Effective October 1, 2001, we adopted SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying consolidated statements of operations for fiscal 2002 and periods thereafter, compared to $12.7 million for fiscal 2001. At September 30, 2002, we calculated an impairment to goodwill of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes).

Income (Loss) from Discontinued Operations

      Loss from discontinued operations was ($0.1 million) in fiscal year 2002, as compared to income from discontinued operations of $5.7 million in fiscal year 2001. This $5.8 million decrease in income from discontinued operations was primarily due to reduced operating revenues from discontinued operations of $6.3 million, offset by an increase in expenses from discontinued operations of $0.5 million.

Net Income (Loss)

      We generated a net loss of $76.5 million for fiscal year 2002, as a result of the factors described above compared to a net loss of $63.6 million for fiscal 2001.

Liquidity And Capital Resources

      Our capital requirements relate primarily to purchasing additional rental merchandise and replacing rental merchandise that has been sold or is no longer suitable for rent. Our principal sources of liquidity are cash flows from operations, debt capacity available under the revolving credit facility and available cash reserves.

      For fiscal 2003, operations used $28.8 million of cash flow compared to operations providing $48.7 million for fiscal 2002. The increase in cash used in operating activities is primarily attributable to an increase in restricted cash, other assets, rental merchandise, cash used in discontinued operations and loss from discontinued operations. The $10.0 million increase in restricted cash relates to our funding of our portion of the settlement of the shareholder class action litigation into escrow. The $24.4 million increase in rental merchandise during fiscal 2003 is a result of a planned increase in store inventory levels to fuel the agreement growth achieved in fiscal 2003 and anticipated for fiscal 2004. The $3.2 million increase in rental merchandise deposits and credits due from vendors during fiscal 2003 is related to a jewelry return program. We returned jewelry with a value exceeding $4.0 million to the vendor for cash and credits to be applied to future purchases. The income tax receivable is subject to an IRS joint committee of taxation audit, which was completed in the first quarter of fiscal 2004. The $15.8 million increase in other assets during fiscal 2003 is attributable to an $11.0 million receivable from insurance proceeds related to settlement of the class action lawsuit and a $4.5 million receivable from the Rent-A-Center holdback. The change in other liabilities was the result of a $25.0 million liability recorded for the settlement of the class action lawsuit, and a $3.6 million increase in vacant facility lease obligations, offset by payment of interest accruals for the re-financing totaling $7.1 million, an increase in the interest rate swap market value of $4.6 million, $1.8 million reversal of a rental merchandise reserve and a $4.6 million reduction to the vehicle capital lease obligation resulting from the sale of vehicles remaining from the sale of 295 stores to Rent-A-Center. Portions of the interest accrual payments and vacant facility lease obligations are shown as cash used in discontinued operations. Cash used in discontinued operations of $8.9 million relates to transitional payroll and operating expenses for the stores sold to Rent-A-Center. The loss from discontinued operations was $15.8 million, which relates to the operating loss from the 295 stores sold to Rent-A-Center, lease obligations and interest expense. These uses of cash are partially offset by an increase in accounts payable of $10.2 million related to an increase in rental merchandise purchases in the fourth quarter year over year.

      Net cash provided by investing activities was $87.2 million for fiscal 2003, compared to $10.3 million used in investing activities for fiscal 2002. On February 8, 2003, we sold 295 stores to Rent-A-Center, Inc., for $100.4 million. Of the $100.4 million, $10.0 million was held back by Rent-A-Center, Inc. to secure our indemnification obligations. On May 8, 2003, Rent-A-Center, Inc, returned $5.0 million of this amount to us. Rent-A-Center, Inc. is obligated to return the remaining $5.0 million to us 18 months following the closing if no indemnification claims are then pending. In fiscal 2003, the purchase of property and equipment accounted for $9.6 million as compared to $11.4 million in fiscal 2002.

      For fiscal 2003, financing activities used $62.4 million as compared to providing $41.6 million in fiscal 2002. In the fiscal 2003 period, we borrowed $667.4 million and repaid $730.1 million. This net repayment resulted from the sale proceeds following the sale of 295 stores to Rent-A-Center. In the fiscal 2002, our borrowings were $664.0 million and repayments were $693.4 million. We also incurred $8.6 million and $2.9 million in deferred financing costs during fiscal 2002 and 2003, respectively. We received net proceeds from the sale of the convertible preferred stock in fiscal 2003 of $14.1 million.

      The $205.0 million of our senior secured notes bear interest at 11.875%. The interest on the secured notes is payable semiannually on June 15 and December 15 beginning December 15, 2003. The secured notes are guaranteed on a senior basis by all of our existing and future domestic subsidiaries other than dPi, which is an unrestricted subsidiary. We may redeem the secured notes, in whole or in part, at any time prior to June 15, 2010, at a redemption price equal to the greater of:

a)	100% of the principal amount of the notes to be redeemed; and

b)	the sum of the present values of (i) 100% of the principal amount of the notes to be redeemed at June 15, 2010, and (ii) the remaining scheduled payments of interest from the redemption date through June 15, 2010, but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the treasury rate plus 175 basis points; plus, in either case, accrued and unpaid interest to the redemption date.

      In addition, at any time prior to June 15, 2006, up to 25% of the aggregate principal amount of the secured notes may be redeemed at our option, within 75 days of certain public equity offerings, at a redemption price of 111.875% of the principal amount, together with accrued and unpaid interest. Such redemption can occur provided that after giving effect to any such redemption, at least 75% of the original aggregate principal amount of the notes issued (including any notes issued in future permitted issuances) remains outstanding.

      The secured notes were offered at a discount of $3.6 million, which is being amortized using the effective interest method, over the term of the secured notes. Amortization of the discount was $0.01 million for 2003. Costs representing underwriting fees and other professional fees of $6.9 million are being amortized, using the straight-line method, over the term of the secured notes. The secured notes rank senior in right to all of our existing and future subordinated debt, have a lien position ranking second to the bank revolving credit facility and effectively junior in right of payment to all existing and future debt and other liabilities of our subsidiaries that are not subsidiary guarantors. The secured notes contain covenants that will, among other things, limit our ability to incur additional debt, make restricted payments, incur any additional liens, sell certain assets, pay dividend distributions from restricted subsidiaries, transact with affiliates, conduct certain sale and leaseback transactions and use excess cash flow.

      Under the indenture for the secured notes, if (a) we have any excess cash flow or amounts on deposit in the excess cash flow collateral account, (b) our leverage ratio is equal to or greater than 2.50 to 1.00 or a rent-adjusted leverage ratio is equal or greater than 4.00 to 1.00, and (c) we have cash and cash equivalents of more than $10.0 million, we must repay any debt outstanding under the revolving credit facility in an amount equal to the remainder (if positive) of (1) the amount of such cash and cash equivalents minus (2) the sum of $10.0 million plus such excess cash flow. Thereafter, if we have any excess cash flow with respect to such fiscal year plus amounts on deposit in the excess cash flow collateral account of at least $1.0 million in the aggregate and the coverage ratio is equal to or greater than 2.50 to 1.00 or the rent-adjusted leverage ratio is equal to or greater than 4.00 to 1.00, then we must use excess cash flow plus such amounts on deposit to repay any debt outstanding under the revolving credit facility or, subject to limitations, we must use 75% of any excess cash flow plus such amounts on deposit remaining after repayment of debt outstanding under the revolving credit facility to make an offer to purchase notes at a purchase price equal to 104.25% of the aggregate principal amount thereof, plus accrued and unpaid interest to the purchase date. We must deposit in the excess cash flow collateral account all of the portion of the 75% of such remaining excess cash flow not used to purchase notes. We may use 25% of the excess cash flow remaining with respect to such fiscal year after repayment of debt outstanding under the revolving credit facility. All of our obligations to use excess cash flow as described above terminate upon our first fiscal year end at which both the leverage ratio is less than 2.50 to 1.00 and the rent-adjusted leverage ratio is less than 4.00 to 1.00. Under the indenture, “excess cash flow” means for any fiscal year, the EBITDA for the company and our consolidated restricted subsidiaries for such year, adjusted for certain items. “Excess cash collateral account” is an account maintained by the collateral agent in which we deposit all of the portion of the 75% of the excess cash flow remaining after payment of debt outstanding under the revolving credit facility. We are in compliance with all covenants at September 30, 2003, and will be able to comply with covenants based upon our fiscal 2004 projections.

      Our Series A convertible preferred stock bears dividends at a rate per annum of eight percent of stated value, payable at our option either in cash or, under specified circumstances, shares of our common stock. The preferred stock matures June 2, 2011 and is convertible into shares of common stock at any time at the option of the holders. The initial conversion price of the preferred stock is $6.00 per share, subject to anti-dilution and other adjustments that could result in the issuance of additional shares of common stock. If several conditions are met, the preferred stock will be redeemable at our option at its stated value plus accumulated but unpaid dividends after June 2, 2008. The holders may require us to repurchase the preferred stock at its stated value plus accumulated but unpaid dividends any time after the six-month anniversary of the date when none of the secured notes and no indebtedness under the new revolving credit facility is outstanding. The holders may also require us to repurchase the preferred stock at a premium, subject to the restricted payment limitations imposed by the indenture for the notes, and require any unredeemed preferred stock to accrue dividends at 15.0% per annum upon the failure of the common stock to be listed on the NYSE or the NASDAQ National

Market or upon a change of control of us. We have the right to repurchase the preferred stock at a premium upon a change of control of us. In the event we fail to redeem the preferred stock on notice from the investors, or to convert the preferred stock on a timely basis, in whole or in part, when required, the holders have the option of voiding the related redemption or conversion notice and receiving a downward adjustment if appropriate, to then applicable conversion price based on the weighted average trading price of common stock in the periods prior to the voiding of the notice. The holders have the option to acquire an additional $5.0 million of preferred stock, having an initial conversion price of $6.65 per share, exercisable until June 2, 2004. See Note 12 to our consolidated financial statement for more information regarding our convertible preferred stock.

      We closed a new revolving credit facility with Harris Trust and Savings Bank, acting as administrative agent, and Bank of Montreal as lead arranger, and providing for National City Bank to act as syndication agent for a new revolving credit facility providing for senior secured revolving loans of up to $60.0 million including a $15.0 million sublimit for standby and commercial letters of credit and a $5.0 million swingline sublimit. This credit facility will expire on June 2, 2008. The new revolving credit facility is guaranteed by all of our wholly owned domestic subsidiaries and secured by first priority liens on substantially all of our and our subsidiary guarantors’ assets, including rental contracts and the stock held in domestic subsidiaries. We may elect that each borrowing of revolving loans be either base rate loans or Eurodollar loans. The Eurodollar loans bear interest at a rate per annum equal to an applicable margin plus LIBOR adjusted for a reserve percentage. Under the base rate option, we will borrow money based on the greater of (a) the prime interest rate or (b) the federal funds rate plus 0.50%, plus, in each case, a specified margin. A 0.50% commitment fee will be payable quarterly on the unused amount of the revolving credit facility. Upon a default, interest will accrue at 2% over the applicable rate. We will be required to make specified mandatory prepayments upon subsequent debt or equity offerings and asset dispositions.

      The financial covenants required under the credit facility include the following:

•	The leverage ratio is total funded debt less an amount on deposit in excess cash flow escrow account to EBITDA for the four fiscal quarters then ended. The leverage ratio cannot exceed 5.00 to 1.00 through March 31, 2004, 4.75 to 1.00 from April 1, 2004 though June 30, 2004, 4.50 to 1.00 from July 1, 2004 through September 30, 2004, 4.00 to 1.00 from October 1, 2004 through September 30, 2005, 3.75 to 1.00 from October 1, 2005 though September 30, 2006, 3.25 to 1.00 from October 1, 2006 through September 30, 2007, 2.75 to 1.00 from October 1, 2007 thereafter.

•	The fixed charge coverage ratio is EBITDA for the four fiscal quarters then ended less capital expenditures not financed by capital leases to fixed charges for the same four fiscal quarters then ended. EBITDA does not include depreciation of rental merchandise and is adjusted for one-time non-cash charges. Fixed charges are the sum of all principal payments made on indebtedness, but excluding payments on revolving credit, plus interest expense, restricted payments, all prepayments on senior notes and income taxes paid or payable. The fixed charge coverage ratio cannot be less than 1.20 to 1.00 from October 1, 2003 through March 31, 2004 and 1.25 to 1.00 from April 1, 2004 through June 2, 2008.

•	We cannot allow the book value of rental merchandise under lease to be less than 74% of the total value of rental merchandise held for rent at the end of each calendar month ending September 30, October 31 and November 30 in each fiscal year and 77% for all other calendar months in each fiscal year. The value of jewelry cannot exceed 7.5% of the total value of rental merchandise as measured at the end of each calendar month commencing June 30, 2003.

•	We cannot incur capital expenditures in an amount in excess of $20.0 million in the aggregate during any fiscal year. The $20.0 million maximum is increased for the unused preceding year permitted amount not to exceed $22.5 million in any fiscal year.

•	Consolidated net worth must not be less than $85.0 million plus 75% of positive net income with no deduction for losses (for each quarter of each fiscal year ending on or after September 30, 2003), and 90% of any subsequent incremental issuance of new equity securities, other than equities issues in connection with the exercise of employee stock options and capital stock issued to the seller of an acquired business in connection with a permitted acquisition.

•	We cannot permit EBITDA for the twelve consecutive calendar months then ended to be less than:

Minimum
For the month ending:	EBITDA:

June 2003	$57.5 million
July 2003	$56.0 million
August 2003	$55.0 million
September 2003	$53.0 million
October 2003	$51.0 million
November 2003	$51.0 million
December 2003	$51.0 million
January 2004	$50.0 million
February 2004	$48.0 million
March 2004	$48.0 million
April 2004	$49.0 million
May 2004	$50.0 million
June 2004	$52.0 million
July 2004	$53.0 million
August 2004	$54.0 million
September 2004	$55.5 million
October 2004	$56.5 million
November 2004	$57.0 million
December 2004	$58.0 million
January 2005	$58.0 million
February 2005	$59.0 million
March 2005	$59.0 million
April 2005 through February 2006	$60.0 million
March 2006 through December 2006	$62.5 million
January 2007 and thereafter	$65.0 million

      We are in compliance with all covenants at September 30, 2003, and we expect to be able to comply with the covenants in fiscal 2004 based upon our 2004 projections.

      In April 2002, we sold one million shares of common stock and warrants to acquire another 100,000 shares of common stock in a private placement to Calm Waters Partnership and two other investors for $6.0 million. The warrants have an exercise price of $9.35 per share, which was reduced to $4.90 per share pursuant to anti-dilution adjustments. We re-measured the value of the warrants in accordance with the arrangement and reclassified the change to common stock from warrants. We also agreed to issue warrants to purchase additional shares of common stock to the investors if we failed to achieve aggregate EBITDA of $80.0 million or more for the 12-month period commencing on April 1, 2002. The warrant exercise price per share was based upon the EBITDA for such period. We did not meet this EBITDA target and issued 332,999 additional warrants at an exercise price per share of $1.50 in April 2003, which were subsequently exercised for cash of $0.5 million in June 2003.

Off-Balance Sheet Arrangements

      We are not subject to any off-balance sheet arrangements within the meaning of Rule 303(a)(4) of Regulation S-K.

Contractual Obligations

      The following table presents obligations and commitments to make future payments under contracts and contingent commitments at September 30, 2003:

		Due in less	Due in	Due in	Due after
Contractual Cash Obligations*	Total	than one year	1-3 years	4-5 years	5 years

	(dollars in thousands)
Debt(1)	$214,521	$13,000	$—	$—	$201,521
Capital lease obligations	12,303	6,503	5,159	641	—
Operating leases	141,335	28,018	65,022	28,181	20,114
Notes payable	71	19	52	—	—
Settlement of class action lawsuit(2)	14,000	10,000	4,000	—	—

Total cash obligations	$382,230	$57,540	$74,233	$28,822	$221,635

*	Excludes the 401(k) restorative payments program as well as contingent liabilities that cannot be estimated. See Notes 19 and 14 to our consolidated financial statements, respectively.

(1)	Consists senior secured notes, net of discount, and outstanding revolving loans.

(2)	Net of insurance proceeds funded by the insurance carrier.

Amount of Commitment Expiration Per Period

	Total
	Amounts	Less than			Over
Other Commercial Commitments	Committed	one year	1-3 years	4-5 years	5 years

	(dollars in thousands)
Lines of credit	$—	$—	$—	$—	$—
Standby letters of credit	8,670	8,670	—	—	—
Guarantees	—	—	—	—	—

Total commercial commitments	$8,670	$8,670	$—	$—	$—

Seasonality And Inflation

      We believe that operating results are subject to seasonality. The first quarter typically has a greater number of rental-purchase agreements entered into because of traditional holiday shopping patterns. We plan for these seasonal variances and take particular advantage of the first quarter with product promotions and marketing campaigns. Because many of our expenses do not fluctuate with seasonal revenue changes, such revenue changes may cause fluctuations in our quarterly earnings. In the event of a prolonged recession, we acknowledge the possibility of a decrease in demand, particularly for higher-end products.

      During the year ended September 30, 2003, the costs of rental merchandise, store lease rental expense and salaries and wages have increased modestly. These increases have not had a significant effect on our results of operations because we have been able to charge commensurately higher rental rates for our merchandise. This trend is expected to continue in the foreseeable future.

Recent Accounting Pronouncements

      In May, 2003, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We have adopted the provisions of this statement. The classification and measurement provisions in paragraphs 9, 10 and 22 of SFAS 150 are deferred for an indefinite period for certain mandatorily redeemable non-controlling interests with finite-lived subsidiaries.

      On April 30, 2003, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 clarifies (i) the circumstances in which a contract with an initial net investment meets the characteristics of a derivative, and (ii) when a derivative contains a financing component and amends certain other existing pronouncements. This statement is effective for contracts entered into or modified after June 30, 2003. We are currently evaluating the provisions of this statement.

      On January 15, 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” The objective of this interpretation is to improve financial reporting by enterprises involved with variable interest entities. This interpretation is effective for financial statements issued after October 9, 2003. We do not have any variable interest entities that are not currently consolidated.

      On November 25, 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, An Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34.” This interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. We have evaluated the provisions of this interpretation and determined that it does not have an impact on our financial statements upon its adoption.

Quantitative And Qualitative Disclosures About Market Risk

      Our major market risk exposure is primarily due to possible fluctuations in interest rates. We manage our exposure to changes in short-term interest rates, particularly to reduce the impact on floating-rate borrowings under our revolving credit facility, by entering into interest rate swap agreements. These swap agreements involve the receipt of amounts by us when floating rates exceed fixed rates and the payment of amounts by us to the counter parties when fixed rates exceed the floating rates in the agreements over their term. We accrue the differential as interest rates change, and recognizes it as an adjustment to the floating rate interest expense related to the debt. The counter parties to these contracts are high credit quality commercial banks, which we believe minimizes the risk of counter party default, to a large extent.

      At September 30, 2003, we had swap agreements with total notional principal amounts of $101.4 million, which effectively fixed the interest rate on obligations in the notional amount of $13.0 million of debt under the $60.0 million revolving credit facility. The swap agreements lock in a LIBOR rate ranging from 5.09% to 6.97% and have maturities ranging from 2003 to 2005. Falling interest rates and/or a flattening of the yield curve will negatively impact the market value of the interest rate swaps. Changes in the valuation of such swap agreements are recorded directly to earnings. The face value of interest rate swap agreements was a liability of approximately $5.1 million at September 30, 2003. A 1% adverse change in the interest rates on the variable rate obligations would affect pre-tax earnings by approximately $0.9 million.

      We do not enter into derivative financial instruments for trading or speculative purposes. As of June 2, 2003, we are over-hedged because of the refinancing. The existing interest rate swaps hedged a portion of the previous LIBOR debt. As a result of the refinancing, the only LIBOR debt we have is the $60.0 million revolving credit facility, of which $13.0 million was outstanding at September 30, 2003. We will reduce our interest rate swap position as they mature through August 2005 because of the current cost to terminate those agreements.

BUSINESS

Overview

      We operate the second largest number of stores in the rental-purchase industry with 753 stores located in 33 states. We offer quality brand name home entertainment equipment, furniture, personal computers, major appliances and jewelry to customers under full-service, rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. We believe that rental-purchase transactions appeal to a wide variety of customers by allowing them to obtain brand name merchandise that they might otherwise be unable or unwilling to obtain due to insufficient cash resources or credit or because they have a temporary need for the merchandise or a desire to rent rather than purchase. We also provide prepaid local phone service to consumers on a monthly basis through dPi, a non-facilities based provider of local phone service. dPi is our 70% owned subsidiary and is treated as an unrestricted subsidiary under the indenture governing the notes.

Our History

      William Morgenstern, our Chief Executive Officer and Chairman of the Board, co-founded our company in 1981 to operate a rental-purchase store in Erie, Pennsylvania. By 1993, we were operating 19 stores and had completed our initial public offering. Concurrent with our initial public offering, we began implementing a strategy of aggressive store expansion driven primarily by acquisitions and facilitated by the consolidation trend in the rent-to-own market. From 1993 to 1998, we acquired 420 stores in various transactions. In fiscal 1999, we became the second largest company in the rental-purchase industry based on number of stores as a result of our merger with Home Choice Holdings, Inc., in which we acquired 458 stores, and our acquisitions of 250 stores from RentaVision, Inc. and 21 stores from America’s Rent-to-Own Center, Inc. In November 2000, we operated 1,147 stores, which was the largest number of stores we have operated in our history. In 2000, we acquired our 70% interest in dPi for $7.5 million.

      On October 30, 2000, we announced that we were investigating certain accounting matters, including potential accounting improprieties. The improprieties had the effect of overstating operating income primarily through the manipulation of asset and operating expense accounts. The improprieties did not relate to revenues. As a result of our investigation into these matters, we restated our previously reported fiscal 1998 and 1999 financial statements and our fiscal 2000 unaudited quarterly financial statements. In December 2000, we also terminated the employment of our Controller and Chief Accounting Officer and other junior personnel in our accounting department, and our Board of Directors requested that our President and Chief Operating Officer resign. In response to the accounting improprieties, we hired a new Controller and Chief Accounting Officer, upgraded the personnel in our accounting department, engaged a third-party outside auditing firm to perform our internal audit function, added a board member with significant public accounting experience and strengthened our corporate governance practices. As a result of the accounting improprieties, we, several of our current and former officers and directors, and our independent accountants were named in a consolidated class action complaint filed in the U.S. District Court for the Western District of Pennsylvania. We agreed to settle the class action in April 2003 for $25.0 million, consisting of $21.0 million in cash and $4.0 million in two year, unsecured notes bearing interest at 6%. Of the cash amount, $11.0 million is expected to be funded by insurance. The settlement provides for our release and the release of all other defendants except our former Controller and our independent accountants. On September 12, 2003, the court conducted the fairness hearing regarding the proposed settlement. The lead plaintiff’s motion for court approval of the settlement is pending before the court. As a further result of the accounting improprieties, the SEC and the U.S. Department of Justice conducted investigations of possible civil and criminal violations. On July 22, 2003, the SEC announced that it had reached a settlement with us under which we consented to the entry of a final judgment in the U. S. District for the Western District of Pennsylvania that permanently enjoins us from violations of the reporting and books and records provisions of the Securities Exchange Act. In determining to accept the settlement, the SEC considered that the we undertook remedial actions and cooperated with the SEC staff. The court entered the final consent judgment on July 23, 2003. The SEC did not seek any financial penalty against us or our current officers or directors. In addition, the Department of Justice did not bring any charges against us or our current officers and directors. Based on public statements from the SEC staff and representatives of the Department of Justice, we believe the government’s investigations into our past accounting improprieties are concluded and that no action will be taken against any of our current employees or directors.

      Following our discovery of the accounting improprieties, we concentrated on addressing business performance problems that had been masked by the improper accounting, managing the litigation and governmental investigations arising from the accounting improprieties and refinancing our outstanding bank debt. In 2001, our management team developed and implemented a strategic plan to increase our gross margins, reduce debt and close or combine under-performing stores. Our household rental business gross margins have increased from a low of 66.1% in the quarter ended September 30, 2001 to 73.0% in the quarter ended September 30, 2003. In November 2002, we reviewed our operations to identify any under-performing assets, based on revenue and profitability performance targets. We identified 295 stores that would have required a significant amount of capital investment to meet these targets, which we were not willing to invest at that time. As a result, on February 8, 2003, we sold these stores to Rent-A-Center, Inc. for approximately $100.4 million, which allowed us to reduce our overall leverage. Of the sale price, we paid $14.7 million of transaction, store closing and similar expenses and Rent-A-Center, Inc. held back $10.0 million to secure our indemnification obligations in the sale. As required by the purchase agreement, Rent-A-Center, Inc. released $5.0 million of the holdback to us on May 8, 2003 and, unless Rent-A-Center, Inc. has indemnification claims against us, it is required to release the remaining $5 million to us on August 8, 2004. As required by our then existing credit facility, we used $73.6 million of the sale proceeds to reduce outstanding bank debt. In addition, $2.9 million was placed in a cash collateral account established to fund expenses incurred and lease obligations retained in connection with such sale. Funds in this account were released in August 2003 and used to repay outstanding borrowings under our existing credit facility. During the second quarter of fiscal 2003, we formulated a plan to restructure our corporate office through workforce reductions to rationalize corporate costs following the sale of the 295 stores to Rent-A-Center. These restructuring activities were completed during the quarter ended March 31, 2003.

      On June 2, 2003, we completed the sale of $205.0 million of senior secured notes, which are the old notes being offered for exchange in this prospectus. We also closed a new $60.0 million revolving line of credit facility and sold $15.0 million in newly authorized 8% redeemable convertible preferred stock through a private placement. The net proceeds of the offerings, together with borrowing under the new revolving credit facility, and the net proceeds of the sale of the 8% redeemable convertible preferred stock repaid all amounts outstanding under our previous senior bank credit facility. As a result of the completion of the refinancing, our corporate credit rating was raised by Standard & Poor’s Rating Services from ’CCC’ to ’B+’.

The Rental-Purchase Industry

      Begun in the mid-to-late 1960s, the rental-purchase business offers an alternative to traditional retail installment sales and generally serves customers that have annual household incomes ranging from $20,000 to $40,000. The Association of Progressive Rental Organizations, or APRO, the industry’s trade association, estimated that at the end of 2002 the industry comprised approximately 8,300 stores providing 6.6 million products to 2.9 million households. Based on estimates from APRO, the rental-purchase industry generated gross revenues of $6.0 billion in 2002 from these transactions. The rental-purchase industry has grown consistently over the past seven years despite significant fluctuations in the U.S. economy. From 1995 to 2002, revenues generated by the industry increased with no year in the period reflecting growth less than 5.1%. Over the past five years, the industry has experienced significant consolidation. The four largest national rental-purchase chains operated approximately half of the stores in the industry as of December 31, 2002.

Our Strategy

      The significant matters on which management has concentrated since October 2000 have been resolved and we believe we can now pursue our long-term business plan of becoming the preferred destination for rent-to-own customers. The strategic priorities in 2004 will be to focus on returning our company to profitability and identifying opportunities to leverage existing infrastructure and management. We believe our ability to fulfill our long-term plan and to achieve profitability in 2004 and thereafter, depends on the following business strategies:

•	Focus on Our Customers. Competition in the rental-purchase industry is based on customer service. Our research has identified three specific drivers of customer satisfaction: dealing with a trusted name; being treated with respect; and following through on promises. We believe that our “Welcome, Wanted and Important” customer service philosophy addresses these drivers and will result in new and repeat customers and a higher number of rental agreements and revenues. We also believe that the “Welcome, Wanted and Important” philosophy results in a store atmosphere and shopping experience conducive to customer loyalty. We encourage our store managers to build relationships with our customers, to treat them with respect and to work with them on merchandise selection and payment terms. Because our store employees are our most important link to our customers, we also extend our “Welcome, Wanted and Important” philosophy to our employees. We seek to be the “employer of choice” in the rental-purchase industry.

•	Increase Store Revenues, Profits and Cash Flow. We seek to maximize our profitability by increasing our same store sales performance, adjusting our merchandise mix to consist of products our customers want that also provide an appropriate return to us, improving collections, and controlling our overhead costs to reduce operating expenses at the store and corporate level. We will also seek to better align our monthly and quarterly store and regional manager incentive programs with annual expectations and actual performance.

•	Increase Brand Awareness and Marketing Efforts. Our advertising strategy is designed to attract customers to our stores, motivate our store employees, build Rent-Way brand awareness and develop a distinctive brand personality. In fiscal 2003, we launched a marketing program that emphasizes our “Welcome, Wanted and Important” culture. Our television and print advertising features Rent-Way employees and highlights the brand identity we wish to communicate by incorporating the popular song, “We Are Family.” We will also continue to conduct customer surveys that provide us with insight into consumer perceptions of the Rent-Way brand and our performance relative to our competitors. Recent results of outside research surveys in the markets where our stores our located indicate that the “We Are Family” ad campaign is now the most recognized rental-purchase business ad in those markets. We intend to continue this ad campaign in 2004. We also plan to double the number of printed ad flyers distributed in our store markets versus 2003.

We believe that our branding and marketing strategies and our customer-focused philosophy have already produced positive results. Recent customer satisfaction surveys indicate a significant shift in the percentage of our customers who identify themselves as “extremely satisfied.” In 2003, the percentage increased to 29% from approximately 21% in past years.

•	Open New Stores. We expect to selectively open new stores in existing markets to leverage our existing management and corporate infrastructure and advertising budgets. More stores will provide our customers greater access to our products.

Our Operations

Store Locations

      We use a variety of information sources to identify locations for our stores that are readily accessible to low and middle income consumers. An ideal location for our stores is in high traffic and high visibility areas, such as neighborhood shopping centers that include a supermarket. We believe that this type of location is convenient for our customers and enables our customers to visit our stores on a more frequent basis.

      Our stores average approximately 3,700 square feet in floor space and are generally uniform in interior appearance and design and display of available merchandise. Our stores have separate storage areas, but generally do not use warehouse facilities. Generally, we refurbish our stores every three to five years.

      As of September 30, 2003, we operated 753 stores in 33 states as follows:

	Number		Number		Number
Location	of Stores	Location	of Stores	Location	of Stores

Florida	67	Indiana	21	New Hampshire	9
New York	67	Arkansas	20	Kansas	8
Texas	61	Georgia	19	Missouri	8
Pennsylvania	53	Alabama	18	Maine	7
South Carolina	53	Michigan	18	Oklahoma	7
Ohio	51	Illinois	17	West Virginia	7
North Carolina	45	Arizona	13	Vermont	6
Kentucky	32	Massachusetts	12	Iowa	5
Virginia	30	Nebraska	12	New Mexico	5
Louisiana	29	Mississippi	11	Delaware	4
Tennessee	26	Maryland	9	Connecticut	3

Product Selection

      We offer home entertainment equipment, furniture, personal computers, major appliances and jewelry. Home entertainment equipment includes television sets, DVDs, camcorders and stereos. Major appliances include refrigerators, ranges, washers and dryers. Our product line currently includes the Sharp, Sony, RCA, JVC, Phillips and Panasonic brands of home entertainment equipment; the Ashley, Bassett, Catnapper, Progressive and England Corsair brands of furniture; the Gateway brand of personal computers; and the Amana, Crosley, Maytag, Sears Kenmore and General Electric brands of major appliances. We closely monitor inventory levels and customer rental requests and adjust our product mix accordingly. We also provide prepaid local phone service through dPi.

      For the fiscal year ended September 30, 2003, payments under rental-purchase contracts for home entertainment products, furniture, personal computers, major appliances and jewelry accounted for approximately 33.2%, 27.4%, 18.5%, 17.7% and 3.3% of our rental revenues, respectively. Customers may rent either new merchandise or previously rented merchandise. As of September 30, 2003, weekly rentals generally ranged from $7.99 to $49.99 for home entertainment equipment, from $6.99 to $41.99 for furniture, from $14.99 to $44.99 for personal computers, from $9.99 to $31.99 for major appliances and from $9.99 to $25.99 for jewelry. We typically offer previously rented merchandise at the same weekly or monthly rental rate as we offer new merchandise but with an opportunity to obtain ownership of the merchandise after fewer rental payments.

Rental-Purchase Agreements

      We provide merchandise to our customers under written rental-purchase agreements that set forth the terms and conditions of the transaction. We use standard form rental-purchase agreements, which are reviewed by our legal counsel and customized to meet the legal requirements of the various states in which they are to be used. Generally, the rental-purchase agreement is signed at our store, but may be signed at the customer’s residence if the customer orders the product by telephone and requests home delivery. Customers rent merchandise on a week-to-week and, to a lesser extent, on a month-to-month basis with rent payable in advance. At the end of the initial and each subsequent rental period, the customer retains the merchandise for an additional week or month by paying the required rent or may terminate the agreement without further obligation. If the customer decides to terminate the agreement, the merchandise is returned to the store and is then available for rent to another customer. We retain title to the merchandise during the term of the rental-purchase agreement. If a customer rents merchandise for a sufficient period of time, usually 12 to 24 months, ownership is transferred to the customer without further payments being required, except in North Carolina where a final purchase option payment is required. Customers typically make rental payments in cash or by check or money order. We do not extend credit. See “— Government Regulation.”

Product Turnover

      Generally, a minimum rental term of between 12 and 24 months is required to obtain ownership of new merchandise. An item of rental merchandise typically remains in our store inventory for about 26 months. During this period, we ordinarily rent the item to three to five different customers. If a customer returns the product to us, and if the product continues to meet our quality standards, we will typically continue to rent the item. If the item no longer satisfies our rental standards, we sell or discard it. Based upon merchandise returns for the fiscal year ended September 30, 2003, we believe that the average period of time during which customers rent merchandise is 16 to 18 weeks. However, turnover varies significantly based on the type of merchandise being rented, with certain consumer electronic products, such as DVD players, generally being rented for shorter periods, while computers, appliances and furniture are generally rented for longer periods. Most rental-purchase transactions require delivery and pickup of the product, weekly or monthly payment processing and, in some cases, repair and refurbishment of the product. Rental-purchase agreements require larger aggregate payments than are generally charged under installment purchase or credit plans for similar merchandise, primarily to cover the operating expenses generated by greater product turnover.

Customer Service

      We offer same-day delivery, installation and pick-up of our merchandise. We also provide any required service or repair without charge, except for damage in excess of normal wear and tear. If the product cannot be repaired at the customer’s residence, we provide a temporary replacement while the product is being repaired. The customer is fully liable for damage, loss or destruction of the merchandise, unless the customer purchases an optional loss/damage waiver or chooses to participated in our Preferred Customer Club program. Most of the products we offer are covered by a manufacturer’s warranty for varying periods, which, subject to the terms of the warranty, is transferred to the customer in the event that the customer obtains ownership. Repair services are provided through in-house service technicians and independent contractors or under factory warranties. We offer a Preferred Customer Club, a fee-based membership program that provides special loss and damage protection and, at a discounted rate, an additional one year service protection plan on rental merchandise purchased by the customer, preferred treatment in the event of involuntary job loss, accidental death and dismemberment insurance and discounted emergency roadside assistance, as well as other discounts on merchandise and services.

Collections

      We believe that effective collection procedures are important to our success. Our collection procedures increase the revenue per product, decrease the likelihood of default and reduce charge-offs. Our senior management and store managers use our computerized management information system to monitor cash collections on a daily basis. In the event a customer fails to make a rental payment when due, store management will attempt to contact the customer to obtain payment and re-instate the contract or will terminate the account and arrange to regain possession of the merchandise. However, our store managers are given latitude to determine the appropriate collection action to be pursued based on individual circumstances. Depending on state regulatory requirements, we charge for the reinstatement of terminated accounts or collect a delinquent account fee. Such fees are standard in the industry and may be subject to state law limitations. See “—Government Regulation.” Despite the fact that we are not subject to the federal Fair Debt Collection Practices Act, it is our policy in our collection procedures to generally abide by the primary restrictions of this law, which contains specific restrictions regarding communications with consumers designed to prohibit abusive debt collection practices. Charge-offs due to lost or stolen merchandise and discards were approximately 5.8%, 4.3% and 3.1% of our revenues for the fiscal years ended September 30, 2001, 2002 and 2003, respectively. The charge-off rate for chains with over 40 stores reporting to APRO in 2003 was 3.2%.

Management

      Our stores are organized geographically with several levels of management. At the individual store level, each store manager is responsible for customer relations, deliveries, pick-ups, inventory management, staffing and local marketing efforts. Our stores normally employ one store manager, one assistant manager, two account managers, and one full-time delivery and installation technician. The staffing at each particular store depends on the number of rental-purchase agreements serviced by such store.

      Each of our store managers reports to one regional manager, who typically oversees seven to ten stores. Regional managers are primarily responsible for monitoring individual store performance and inventory levels within their respective regions. Our regional managers report to divisional vice-presidents who monitor the operations of their divisions and, through their regional managers, individual store performance. The divisional vice-presidents report to one of two executive vice-presidents, who monitor the overall operations of their assigned geographic areas. The executive vice-presidents report to the corporate-level senior vice-president of operations who is responsible for overall company-wide store operations. Senior management at our corporate headquarters directs and coordinates purchasing, financial planning and controls, management information systems, employee training, personnel matters, advertising and acquisitions. Personnel at our corporate headquarters also evaluate the performance of each store.

Management Information System

      We use an integrated computerized management information and control system to track units of merchandise, rental-purchase agreements and customers. Our system also includes management software that provides extensive report generating capabilities specifically tailored to our operating procedures. Our stores have the ability to track individual components of revenue, idle items, items on rent, products on order, delinquent accounts and other account and customer information. Our management electronically gathers each day’s activity report and has access to operating and financial information about any store location or region in which we operate. We generate management reports on a daily, weekly, month-to-date and year-to-date basis. Utilizing the management information system, our senior management, regional managers and store managers can closely monitor the productivity of stores under their supervision.

Purchasing And Distribution

      Our general product mix is determined by senior management based on an analysis of customer rental patterns and the introduction of new products on a test basis. Individual store managers are responsible for determining the particular product selection for their stores from a list of products approved by our senior management. Our store managers order products on-line using our company intranet. These electronic purchase orders are reviewed, approved and executed through regional managers, divisional vice presidents and our purchasing department to ensure that inventory levels and mix at the store level are appropriate. Merchandise is generally shipped by vendors directly to each store and held for rental at the individual locations. We purchase our merchandise directly from manufacturers or distributors. We believe that our size enables us to purchase large volumes of inventory from our suppliers at favorable terms. We generally do not enter into written contracts with our suppliers. Although we currently expect to continue our existing relationships, we believe there are numerous sources of products available to us and do not believe that our success is dependent on any one or more of our current suppliers.

Inventory Management

      Because inventory management is critical to our business, we have developed numerous controls and management tools to optimize our inventory use. We use an online inventory management system to monitor our inventory down to the store level on a daily basis. For each store we have developed optimum, or par, levels of inventory in each category based on that store’s showroom size and volume of rental-purchase agreements. These par levels and actual levels are updated through our internal software program and are automatically refreshed as inventory changes in the store.

      Our operations management, from regional managers to executive management, can review the inventory at each of our stores on a continuous basis to ensure both the proper level and mix of inventory. We consider it part of a regional manager’s daily responsibility to ensure that his or her stores are properly merchandised. We actively transfer rental products from one store or region to another whenever store stocks are out of balance.

We have implemented additional controls that prohibit a store from ordering additional inventory if existing par inventory levels are exceeded.

      Our operations and corporate management meet weekly to discuss whether the stores are overstocked or understocked based on utilization rates and merchandise needed for promotions and seasonality. In addition, we perform a quarterly obsolescence review of the rental and service history of our key product categories, as well as idle and age parameters of our merchandise. If a product category has been identified as not meeting our expectations for gross margins or if a product has had higher than average service problems throughout its life cycle, we notify our stores to accelerate the product through the system by either selling it or renting it at a discount. Whatever merchandise in that category remains unsold or unrented at the end of the quarter is written off. We believe that our inventory management system and policies ensure that we have the highest quality inventory in the industry.

Marketing And Advertising

      We promote our products and services through direct mail, network radio and television advertising and, to a lesser extent, local broadcast and secondary print media advertising. We also solicit via telemarketing. Our advertisements emphasize product and brand name selection, prompt delivery and repair, and the absence of any down payment, credit investigation or long-term obligation. Our advertising expense as a percentage of revenues for the fiscal years ended September 30, 2001, 2002 and 2003 was 3.9%, 5.5% and 4.5%, respectively. In addition to our national advertising efforts, we manage a local store-marketing plan to allow the stores to leverage market-specific knowledge. Our local store marketing effort plays an active role in the communities in which we operate and targets our customer base through direct mail promotions. As we open new stores in existing markets, the advertising expenses of each store in that market are reduced by listing all of our stores in the same market-wide advertisement.

Competition

      We are one of the largest operators of stores in the rental-purchase industry; however, the rental-purchase industry is highly competitive. We compete with other rental-purchase businesses and, to a lesser extent, with rental stores that do not offer their customers a purchase option. Competition is based primarily on customer service, although it is also based on rental rates and terms, product selection and product availability. With respect to consumers who are able to purchase a product for cash or on credit, we also compete with department stores, discount stores and retail outlets that offer an installment sales program or offer comparable products and prices. Rent-A-Center, Inc., the largest operator, has significantly greater financial and operating resources and name recognition than we have.

Personnel

      As of September 30, 2003, we had 3,751 employees, 178 of whom are corporate employees located at our corporate headquarters in Erie, Pennsylvania. None of our employees are represented by a labor union. We believe that our relationship with our employees is good. Our belief is based in part on our review of annual internal employee surveys.

Government Regulation

      Forty-seven states have enacted legislation for the express purpose of regulating rental-purchase transactions. All of these state laws, with the exception of those in Alaska and Montana, were enacted five or more years ago without any material amendments. These laws generally require certain contractual and advertising disclosures concerning the nature of the rental-purchase transaction and also provide varying levels of substantive consumer protection, such as requiring a grace period for late payments, limiting certain fees or the total amount of rental payments that may be charged and providing contract reinstatement rights in the event a rental-purchase agreement is terminated for non-payment. No federal legislation has been enacted regulating the rental-purchase transaction, although industry supported legislation has been introduced in Congress from time to time and is again under consideration.

      All of the states in which we operate, except North Carolina, impose some type of statutory disclosure requirements either in rental-purchase agreements or in advertising or both. Rental-purchase legislation or other statutes in the majority of these states distinguish rental-purchase transactions from credit sales. Court decisions in the remaining states in which we operate have characterized rental-purchase transactions as leases rather than credit sales. Court decisions in Minnesota, New Jersey and Wisconsin, states where we do not have any operations, have characterized rental-purchase transactions as credit sales subject to consumer lending requirements and accordingly have created a regulatory environment in those states that is prohibitive to traditional rental-purchase transactions.

      We instruct our operations personnel in procedures required by applicable laws through policy manuals and on-the-job training. We believe that our operations and point-of-sale systems are in compliance with the requirements of applicable laws in all material respects.

      We believe there is little likelihood of state or federal legislation re-characterizing rental-purchase transactions as credit sales. In conjunction with the rental-purchase industry’s trade association, we closely monitor legislative and judicial activity. We are also working to resolve in the state legislatures issues created by unfavorable court decisions in Minnesota, New Jersey and Wisconsin.

Service Marks

      We have registered the “Rent-Way” service mark and related designs under the Lanham Act. We believe that these marks have acquired significant market recognition and goodwill in the communities in which our stores are located.

Business of dPi Teleconnect, L.L.C.

      dPi provides local prepaid telephone service on a month-to-month basis to subscribers who have been disconnected by the local telephone company. Generally, this is because they have previously failed to pay a local or long distance phone bill or, due to poor credit, are asked to remit a deposit to their local telephone company, which they are unable to do. Because dPi does not require credit checks or deposits, it is an attractive alternative to these customers.

      dPi was formed in late 1998. The Telecommunications Act of 1996, which encouraged the establishment of competitive local exchange carriers, or CLECs, made this business possible. dPi currently operates in a niche segment of the CLEC industry. CLECs compete with the regional Bell operating companies or incumbent local telephone service providers, or ILECs. The market for dPi’s prepaid local telephone services is principally consumers whose credit rating or whose prior payment history with the ILEC is poor. Although not identical, we believe dPi’s potential customer base overlaps significantly with our customer base.

      In order to conduct its business, dPi is required to obtain governmental authorization in each state in which it provides local telephone service. At the present time, dPi has obtained such authorization in 41 states. dPi’s licenses must be renewed on a periodic basis. In addition to governmental approval, dPi must enter into a resale contract with an ILEC to purchase service for resale. Under applicable federal law, all ILECs are required to negotiate these contracts with CLECs. At the present time, dPi has resale agreements in place with all existing major ILECs and is moving forward on agreements with several smaller regional ILECs. dPi markets and sells its services through a network of agents. As of September 30, 2003, we had 590 stores offering the service, and we were dPi’s largest agent based on revenues. Customers generally pay us and other agents of dPi between $30.00 and $65.00 per month for prepaid local telephone services, depending on area retail pricing and additional feature services. Under our contract with dPi, we are entitled to retain 10% of the customer’s payments as an agent’s fee, which is consistent with the fees retained by dPi’s other agents. As of September 30, 2003, dPi had approximately 37,000 customers.

      We own 70% of dPi. The holder of the remaining 30% interest in dPi, DPI Holdings, Inc., has the right in January 2005 to require dPi to purchase its 30% interest at a price equal to the fair market value of the interest. Under applicable GAAP rules, we currently record all of dPi’s losses and will record all of its income until losses are recovered, at which time, pursuant to the terms of our agreement with DPI Holdings, Inc., the minority interest will be recognized and income/loss will be recorded based on percentage of ownership of dPi.

      For purposes of the indenture governing the notes, dPi is treated as an unrestricted subsidiary. For more detailed information see Note 23 to our consolidated financial statements.

Properties

      We lease substantially all of our store facilities under operating leases that generally have terms of three to five years and require us to pay real estate taxes, utilities and maintenance. We have optional renewal privileges on most of our leases for additional periods ranging from three to five years at rental rates generally adjusted for increases in the cost of living. There is no assurance that we can renew the leases that do not contain renewal options or that if we can renew them, the terms will be favorable to us. We believe that suitable store space is generally available for lease and that we would be able to relocate any of our stores without significant difficulty should we be unable to renew a particular lease. We also expect that additional space will be readily available at competitive rates for new store openings.

      We own our corporate headquarters located in Erie, Pennsylvania, which comprises 74,000 square feet. We also own an office building in Erie, Pennsylvania, which is used for record retention and comprises approximately 8,200 square feet.

Legal Proceedings

      We and several of our current and former officers and directors became involved in lawsuits and investigations arising from our discovery of accounting improprieties in October 2000, including a class action lawsuit. After evaluating information revealed in our investigation of these improprieties, we determined that improper accounting entries were made in fiscal 2000, 1999 and 1998 that overstated assets and income and understated liabilities and expense. These entries were made by or at the direction of our former Controller and Chief Accounting Officer. The entries were numerous, involved several different accounts, were often in relatively small amounts, and had the effect of overstating operating income. There were several techniques used to hide these improprieties including, among others, preparing false monthly management reports for review by senior management, instructing lower-level employees to manipulate our management information system in order to support the improper entries, requesting third-party vendors to issue documents used to support the improper entries and misleading our independent auditors regarding the existence and results of internal inventories of assets. As a result of these improprieties, we restated our financial statements for fiscal 1998 and 1999 and for the first three quarters of fiscal 2000.

      We, our firm of independent accountants, and certain of our current and former officers were named in a consolidated class action complaint filed in the U.S. District Court for the Western District of Pennsylvania. The complaint alleged that, among other things, as a result of accounting improprieties, our fiscal 1998, 1999 and 2000 financial statements were materially false and misleading thus constituting violations of federal securities laws by us, our firm of independent accountants and certain of our officers. The action alleged that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5. The action sought damages in unspecified amounts. The action was purported to be brought on behalf of purchasers of our common stock during various periods, all of which fell between December 10, 1998 and October 27, 2000. We filed a motion to dismiss the complaint, which was denied. On April 18, 2003, we entered into an agreement to settle the shareholder class action. The settlement agreement provides for our release and the release of all other defendants except our former controller and our independent accountants in return for the payment of $25.0 million to the class. The $25.0 million payment consists of $21.0 million in cash and $4.0 million in two year, unsecured subordinated notes bearing interest at 6%. Of the $21.0 million payable in cash, $11.0 million is expected to be funded by insurance.

      The settlement was conditioned on a refinancing or restructuring of our then existing senior credit facility occurring on or before July 31, 2003. The completion of the offering of the old notes and the closing of our new revolving credit facility satisfied this condition. In addition, the settlement is subject to court approval and conditioned on no more than 1.9 million (approximately 5%) of the shares of our common stock purchased in the class period opting out of the settlement. Obtaining court approval of the agreement requires a motion, notice to putative class members and a fairness hearing. On September 9, 2003, the court granted a motion certifying the class and appointing the lead plaintiff, Cramer Rosenthal McGlynn LLC, as class representative. On September 12, 2003, the court conducted a fairness hearing regarding the proposed settlement. The lead plaintiff’s motion for court approval of the settlement is currently pending before the court.

      The court may determine that the agreement is unreasonable or insufficient, in which case it will not be approved. If the settlement does not become effective for any reason, we may be required to make cash or other payments to dispose of the class action in amounts substantially greater than those described above, and will also incur additional attorneys’ fees and other expenses associated with continued defense of the lawsuit. We have asked the court, as a condition of the agreement, to bar the remaining defendants in the lawsuit from pursuing claims against us; if the court declines to enter such an order, we run the risk of being brought back into the case based on third-party claims by the non-settling defendants. We do not now anticipate objections to the proposed settlement by any member of the putative class; if any member does object, however, this may reduce the likelihood that the court will approve the agreement and increase the risk that we will be required to make cash or other payments to dispose of the class action in amounts substantially greater than those described above. If the court rejects any objections to the settlement, the objecting parties will have the right to appeal the settlement, which will delay the resolution of the lawsuit and result in our incurring additional attorneys’ fees and other expenses during the appeal process. The appellate court may reject the agreement in whole or in part, which would then require further hearings before the district court and increase the risk that we will be required to make cash or other payments to dispose of the class action in amounts substantially greater than those described above. There can be no assurance that the remaining conditions to the settlement will be satisfied or that the settlement will be finalized.

      Following our discovery of these accounting improprieties, the SEC and the Department of Justice commenced investigations involving our financial reporting. On July 22, 2003, the SEC announced that it had reached a settlement with us under which we consented to the entry of a final judgment in the U. S. District for the Western District of Pennsylvania that permanently enjoins us from violations of the reporting and books and records provisions of the Securities Exchange Act. In determining to accept the settlement, the SEC considered that we undertook remedial actions and cooperated with the SEC staff. The court entered the final consent judgment on July 23, 2003. The SEC did not seek any financial penalty against us or our current officers and directors. The Department of Justice did not bring any criminal charges against us or our current officers and directors. Based on public statements from the SEC staff and representatives of the Department of Justice, we believe the government’s investigations into our past accounting improprieties are concluded and that no action will be taken against any of our current employees or directors.

      We, as nominal defendant, and certain of our officers and directors were sued in a shareholder derivative action brought on our behalf on February 1, 2001 in the U.S. District Court for the Western District of Pennsylvania. The derivative complaint purported to assert claims on our behalf against the defendants for violation of duties asserted to be owed by the defendants to us and which relate to the events which gave rise to the purported class action described above. The court granted a motion to dismiss this suit without prejudice on May 14, 2003. This dismissal does not preclude any shareholder from instituting a similar derivative action upon proper compliance with applicable law.

      We are also subject to litigation in the ordinary course of business. We believe the ultimate outcome of any existing litigation, other than the investigations and the lawsuits described above, would not have a material adverse effect on our financial condition, results of operations or cash flows.

DESCRIPTION OF OTHER INDEBTEDNESS

      On June 2, 2003, we closed a new revolving credit facility with Harris Trust and Savings Bank, acting as administrative agent, Bank of Montreal, as lead arranger, and providing for National City Bank to act as syndication agent for a new revolving credit facility providing for senior secured revolving loans of up to $60.0 million including a $15.0 million sublimit for standby commercial letters of credit and a $5.0 million swingline sublimit. This credit facility expires on June 2, 2008, the five year anniversary of the closing of the offering of the old notes.

      Borrowings under the new revolving credit facility bears interest at our option either at a base rate or a euro-rate. Under the euro-rate option, we borrow money based on the LIBOR plus a specified margin. Under the base rate option, we borrow money based on the greater of (a) the prime interest rate or (b) the Federal Funds rate plus 0.50%, plus, in each case, a specified margin. A 0.50% commitment fee is payable quarterly on the unused amount of the revolving credit facility. Upon a default, interest will accrue at 2% over the applicable rate. Pricing for the draw at closing was LIBOR plus 3.50% and a 0.50% commitment fee. Pricing will be adjusted quarterly thereafter based on leverage ratio based pricing grids. We are required to make specified mandatory prepayments upon subsequent debt or equity offerings and asset dispositions. The new revolving credit facility requires us to meet specified financial covenants and ratios including minimum fixed charge coverage, maximum leverage, minimum tangible net worth and minimum rental merchandise usage ratios and limitations on additional debt, asset sales and acquisitions and mergers.

      The new revolving credit facility is guaranteed by all of our wholly owned domestic subsidiaries and secured by first priority liens on substantially all of our and our subsidiary guarantors’ assets, including our rental contracts and the stock we hold in our domestic subsidiaries. The security does not include the real estate leases on our stores. We have agreed that dPi, our 70% owned subsidiary, will become a guarantor and will grant a first priority lien on substantially all of its assets upon audited financial statements of dPi becoming available. This collateral will also continue to secure certain existing interest rate protection agreements and those made by the lenders under the new revolving credit facility.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

      Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on January 29, 2004, the 21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

      As of the date of this prospectus, $205.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

      We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “Conditions to the exchange offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

      The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Manufacturers and Traders Trust Company, as exchange agent, at the address set forth below under “Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

      The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

      We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction

      Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

      The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

      In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

      If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

      If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

      We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court of governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c)	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d)	any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      We have appointed Manufacturers and Traders Trust Company as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below.

      Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Manufacturers and Traders Trust Company, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after

4:30 p.m. on the Expiration Date:

Manufacturers and Traders Trust Company

One M&T Plaza
7th Floor, Corporate Trust Department
Attn: Russell Whitley

For Information

Call: (716) 842-5602

By Facsimile Transmission

(for Eligible Institutions only):
(716) 842-4474

Confirm by

Telephone: (716) 842-5602

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

      The principal solicitation is being made by mail by Manufacturers and Traders Trust Company, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

      Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

      We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

      If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	your are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of any unsold allotment in the initial offering; or

•	you are a participating broker-dealer

      We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the words “Company” and “we” refer only to Rent-Way, Inc. and not to any of its subsidiaries.

      We will issue the new notes under an indenture dated as of June 2, 2003 (the “Indenture”), among the Company, the Subsidiary Guarantors and Manufacturers and Traders Trust Company, as trustee (the “Trustee”). This is the same indenture under which the old notes were issued. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”).

      We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the new notes. A copy of the Indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information.”

New Notes Versus Old Notes

      The new notes are substantially identical to the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Principal, Maturity and Interest

      The new notes will mature on June 15, 2010. We can issue up to $205.0 million of new notes now (the “Offered Notes”) and, subject to compliance with limitations described under “— Certain Covenants — Limitation on Debt,” up to $95.0 million of additional notes (the “Additional Notes”) at later dates under the same Indenture. We can issue Additional Notes as part of the same series or as an additional series. Any Additional Notes that we issue in the future will be identical in all respects to the Offered Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

      Interest on the new notes will accrue at a rate of 11.875% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2003. We will pay interest to those persons who were holders of record on June 1 or December 1 immediately preceding each interest payment date.

      Interest on the new notes will accrue from the date of original issuance of the old notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

      The new notes will be:

•	senior secured obligations of the Company;

•	secured by a second priority Lien, subject to certain exceptions, on the Collateral described below under “— Collateral”;

•	guaranteed on a senior secured basis by the Subsidiary Guarantors;

•	equal in ranking (“pari passu”) with all existing and future senior debt of the Company and senior in right of payment to all existing and future subordinated debt of the Company;

•	effectively junior in right of payment to all existing and future first priority Lien secured debt, including the Obligations of the Company and the Subsidiary Guarantors under the Revolving Credit Facility, which includes Debt under existing Interest Rate Agreements and those extended by the lenders under the Revolving Credit Facility, to the extent of such security; and

•	effectively junior in right of payment to all existing and future debt and other liabilities of the Company’s Subsidiaries that are not Subsidiary Guarantors.

      Each Subsidiary Guarantee will be secured by a second priority Lien, subject to certain exceptions, on the Collateral described below under “— Collateral.”

      As of September 30, 2003, the total outstanding Debt of the Company, on a consolidated basis, was $241.9 million, of which $13.0 million was first priority Lien secured Debt.

      Holders of the new notes will only be creditors of the Company and those of the Company’s Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of those Subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the new notes. As of the Issue Date, the Company’s 70% owned subsidiary, dPi Teleconnect, L.L.C. (“dPi”), was an Unrestricted Subsidiary under the Indenture and, as such, will not be a Subsidiary Guarantor.

      The Subsidiary Guarantors have other liabilities, including contingent liabilities, that may be significant. Although the Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial. In addition, such Debt may be Debt of Subsidiaries that are not Subsidiary Guarantors, in which case such Debt would be effectively senior in right of payment to the new notes. See “— Certain Covenants — Limitation on Debt.”

      The new notes are obligations exclusively of the Company. Significant operations of the Company are conducted through its Subsidiaries. Therefore, the Company’s ability to service its debt, including the new notes, is dependent upon the earnings of its Subsidiaries and, to the extent they are not Subsidiary Guarantors, their ability to distribute those earnings as dividends, loans or other payments to the Company. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, the Company would also be unable to use the cash flows of these Subsidiary Guarantors to the extent they are restricted in distributing funds to the Company. Any of the situations described above could make it more difficult for the Company to service its debt.

Subsidiary Guarantees

      The obligations of the Company under the Indenture, including the repurchase obligations resulting from a Change in Control or the Company having Excess Cash Flow as described below, will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by all existing and future Domestic Restricted Subsidiaries of the Company. Each Subsidiary Guarantor will grant a second priority Lien, subject to certain exceptions, on the Collateral owned by each such Subsidiary Guarantor. As of the date of this prospectus, all Subsidiaries of the Company were Subsidiary Guarantors other than dPi, which was an Unrestricted Subsidiary. See “— Future Subsidiary Guarantors.”

      (1) If the Company sells or otherwise disposes of either:

(a) its entire ownership in a Subsidiary Guarantor, or

(b) all or substantially all the Property of a Subsidiary Guarantor, or

      (2) a Subsidiary Guarantor sells or otherwise disposes of either:

(a) its entire ownership interest in another Subsidiary Guarantor, or

(b) all or substantially all the Property of another Subsidiary Guarantor,

then in any such case, such Subsidiary Guarantor being sold or whose Property is being sold will be released from all its obligations under its Subsidiary Guaranty, subject to compliance with the covenants described under “— Certain Covenants — Limitation on Asset Sales” and “— Merger, Consolidation and Sale of Property.” In addition, if the Company designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the designated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See “— Collateral,” “— Certain

Covenants — Limitation on Liens,” “— Certain Covenants — Limitation on Asset Sales,” “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” “— Certain Covenants — Additional Collateral” and “— Merger, Consolidation and Sale of Property.”

      If any Subsidiary Guarantor makes payments under its Subsidiary Guaranty, each of the Company and the other Subsidiary Guarantors must contribute their share of such payments. The Company’s and the other Subsidiary Guarantors’ shares of such payment will be computed based on the proportion that the net worth of the Company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of the Company and all the Subsidiary Guarantors combined.

Collateral

      The new notes will be secured by second priority Liens, subject to certain exceptions (the “Second Priority Liens”), granted by the Company and each Subsidiary Guarantor on all of the assets of the Company and such Subsidiary Guarantor (whether now owned or hereafter arising or acquired) that secure the Revolving Credit Facility or are covered by a Security Document (“Collateral”), including the following:

(1) substantially all of the Company’s and each Subsidiary Guarantor’s existing and after acquired real, personal, tangible and intangible property, including, without limitation, leasehold interests (exclusive of real property leases), fee properties, accounts receivables, contracts, rental contracts and agreements, inventory, cash and deposit accounts, equipment, intellectual property, insurance policies, permits, commercial tort claims, chattel paper, letter of credit rights, supporting obligations, general intangibles and proceeds and products from any and all of the foregoing;

(2) all of the Capital Stock of existing and future Subsidiary Guarantors and dPi owned directly or indirectly by the Company and its Restricted Subsidiaries; and

(3) all amounts deposited in the Excess Cash Flow Collateral Account.

      The Collateral will be pledged to (1) Harris Trust and Savings Bank, as collateral agent (together with any successor or replacement collateral agent, the “Senior Collateral Agent”), for the benefit of, on a senior basis, the First Priority Lien holders and (2) the Trustee, as collateral agent (the “Collateral Agent”), on a junior basis, for the benefit of the Trustee and the holders of the new notes and for the benefit of counterparties under any existing and future Interest Rate Agreements. The Second Priority Liens will be subject and fully subordinate to the First Priority Liens, and all proceeds realized from the liquidation of the Collateral shall be applied in accordance with the following paragraph. The Second Priority Liens will also be subject to certain Permitted Liens. The persons holding the First Priority Liens and Permitted Liens may have rights and remedies with respect to the Collateral subject to the Second Priority Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

      The holders of the First Priority Liens will receive all proceeds from any realization on the Collateral until all outstanding advances under the Revolving Credit Facility, contingent exposure under letters of credit, Debt under outstanding Interest Rate Agreements and all costs, expenses, indemnity amounts and similar obligations of the Company (“First Priority Lien Obligations”) are paid in full. Proceeds realized from the sale or other liquidation of the Collateral will be applied:

•	first, to amounts owing to the Senior Collateral Agent in its capacity as Senior Collateral Agent;

•	second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

•	third, to amounts owing to the Collateral Agent in its capacity as Collateral Agent;

•	fourth, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

•	fifth, to amounts owing to the holders of the new notes in accordance with the terms of the Indenture; and

•	sixth, to the Company and/or other persons entitled to the proceeds.

      In the event of a liquidation of the Collateral, the proceeds from such liquidation may not be sufficient to satisfy the Company’s obligations under the Revolving Credit Facility, outstanding Interest Rate Agreements or the new notes. The amount to be received upon such a sale will depend upon numerous factors including the timing and the manner of the sale. There can be no assurance that the Collateral can or will be sold in a short period of time.

      Upon the full and final payment and performance of all obligations of the Company under the Revolving Credit Facility, outstanding Interest Rate Agreements, the Indenture and the new notes (or defeasance of such obligations), the Security Documents will terminate and the pledged Collateral will be released. In addition, subject to the Intercreditor Agreement, if the pledged Collateral is sold, the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold and may release the Collateral without substitution of collateral of equal value under certain circumstances. See “— Possession, Use and Release of Collateral” and “— Intercreditor Agreement.”

Possession, Use and Release of Collateral

      So long as no event of default has occurred and is continuing under the Revolving Credit Facility and no Event of Default has occurred and is continuing under the Indenture and subject to certain terms and conditions in the Revolving Credit Facility, the Indenture and the Security Documents, the Company and the Subsidiary Guarantors will have the right to remain in possession and retain control of the Collateral (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral and deposited with the Senior Collateral Agent, Collateral Agent or Paying Agent in accordance with the provisions of the Security Documents and any Excess Cash Flow Collateral Account agreement and other than as set forth in the Security Documents and any Excess Cash Flow Collateral Account agreement), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

      Upon compliance by the Company with the conditions set forth below in respect of any Asset Sale of Collateral (including the disposition of the Capital Stock of a Restricted Subsidiary), to the extent permitted under the Intercreditor Agreement, the Collateral Agent will release the Released Interests (as defined below) from the Lien of the Indenture and the Security Documents and reconvey the Released Interests to the Company or such other Person as the Company may direct in writing. The Company will have the right to obtain a release of items of Collateral subject to any Asset Sale or owned by a Subsidiary Guarantor, all of the Capital Stock of which is the subject of an Asset Sale (the “Released Interests”), upon compliance with the condition that the Company deliver to the Collateral Agent the following:

(1) a notice from the Company requesting the release of Released Interests:

(A) describing the proposed Released Interests;

(B) specifying the value of such Released Interests on a date within 60 days of the notice (the “Valuation Date”);

(C) stating that the purchase price or other property to be received in consideration for such Released Interests is at least equal to the fair market value of the Released Interests;

(D) stating that the release of such Released Interests will not interfere with the Collateral Agent’s ability to materially realize the value of the remaining Collateral and will not materially impair the maintenance and operation of the remaining Collateral;

(E) confirming the Asset Sale of, or an agreement to enter into an Asset Sale for, such Released Interests is a bona fide transaction with a Person that is not an Affiliate of the Company or, in the event that such Asset Sale is to a Person that is an Affiliate, confirming that such Asset Sale is made in compliance with the provisions set forth in “— Certain Covenants — Limitation on Transactions with Affiliates” and the Revolving Credit Facility, to the extent applicable; and

(F) if there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;

(2) an Officers’ Certificate stating that:

(A) such Asset Sale complies with the terms and conditions of the Indenture with respect to Asset Sales and Restricted Payments and, to the extent applicable, the Revolving Credit Facility;

(B) all Net Available Cash from such Asset Sale will be applied pursuant to the provisions of the Indenture and, to the extent applicable, the Revolving Credit Facility;

(C) there is no Event of Default under the Indenture or event of default under the Revolving Credit Facility in effect or continuing on the date thereof or the date of such Asset Sale;

(D) the release of the Collateral will not result in an Event of Default under the Indenture or event of default under the Revolving Credit Facility; and

(E) upon the delivery of such Officers’ Certificate, the Company shall have complied with all conditions precedent in the Indenture and, to the extent applicable, the Revolving Credit Facility, relating to the release in question; and

(3) all other documentation required by the TIA, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral.

      Notwithstanding the provisions of “— Release of Collateral” above, so long as no Event of Default under the Indenture or event of default under the Revolving Credit Facility shall have occurred and be continuing, the Company and the Subsidiary Guarantors may engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the TIA, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, the Company and the Subsidiary Guarantors would be permitted to:

(1)	sell or otherwise dispose of any property subject to the Liens of the Revolving Credit Facility, the Indenture and the Security Documents, in the ordinary course or which may have become worn out or obsolete;

(2) abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Liens of the Revolving Credit Facility, the Indenture or any of the Security Documents;

(3) surrender or modify any franchise, license or permit subject to the Liens of the Revolving Credit Facility, the Indenture or any of the Security Documents which any of them may own or under which any of them may be operating;

(4) alter, repair, replace, change the location or position of or add to the structures, machinery, systems, equipment, fixtures and appurtenances of any of them;

(5) demolish, dismantle, tear down, scrap or abandon any obsolete Collateral; and

(6) grant leases or subleases in respect of real property to the extent any of the preceding does not constitute an Asset Sale.

Deposit, Use and Release of Trust Moneys

      The Net Available Cash from any Asset Sale involving Collateral shall be deposited so long as any Indebtedness is outstanding under the Revolving Credit Facility with the Senior Collateral Agent or with any securities intermediary selected by the Senior Collateral Agent in accordance with the Revolving Credit Facility and the Intercreditor Agreement and otherwise into a securities account styled the “Rent-Way Collateral Account” (such account being the “Collateral Account”) maintained by the Collateral Agent at its corporate trust offices or at any securities intermediary selected by the Collateral Agent, provided that such

Collateral Agent or securities intermediary shall have a combined capital and surplus of at least $250.0 million and shall have a long-term debt rating of at least “A” by Moody’s Investors Service, Inc. (or, solely in the case of Manufacturers and Traders Trust Company, “A2”), and at least “A” by Standard & Poor’s Ratings Services. Such Collateral Account shall be under the exclusive dominion and control of the Collateral Agent. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested at the direction of the Company in Cash Equivalents; provided, however, in no event shall the Company have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the Intercreditor Agreement and the Pledge and Collateral Account Agreement and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Collateral Agent.

      Any such funds will be released to the Company by its delivering to the Collateral Agent and the Trustee an Officers’ Certificate stating that:

(1) no Event of Default under the Indenture or event of default under the Revolving Credit Facility has occurred and is continuing as of the date of the proposed release;

(2) if such funds represent Net Available Cash in respect of an Asset Sale, that such funds will be applied in accordance with the covenant “— Certain Covenants — Limitation on Asset Sales” below and the provisions of the Revolving Credit Facility;

(3) the Company and the Subsidiary Guarantors have complied with all other conditions precedent in the Indenture and the Revolving Credit Facility relating to the release of such funds; and

(4) the Company and the Subsidiary Guarantors have delivered all documentation required by the TIA, if any, prior to the release of such funds by the Collateral Agent to the Collateral Agent and the Trustee.

      Notwithstanding the preceding, but subject to the terms of the Intercreditor Agreement, if the maturity of the new notes has been accelerated, and the acceleration has not been rescinded as permitted by the Indenture, the Senior Collateral Agent or the Collateral Agent, as applicable, shall apply such funds credited to the Collateral Account in accordance with the Intercreditor Agreement.

Intercreditor Agreement

      All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement among the Company, the Senior Collateral Agent and the Trustee as Collateral Agent for the holders of the new notes. Pursuant to the Intercreditor Agreement and the Indenture, the Collateral Trustee has the authority to act as the exclusive agent for each of the holders of the new notes with respect to the enforcement of any remedy against the Collateral.

      The decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the then controlling party under the Intercreditor Agreement. Initially, and for so long as the Revolving Credit Facility (including any refinancing of the Revolving Credit Facility) is in effect, the controlling party under the Intercreditor Agreement will be the Senior Collateral Agent and the lenders required for amendments, waivers or other modifications under the Revolving Credit Facility. Following the date on which (i) all obligations under the Revolving Credit Facility including outstanding Interest Rate Agreements have been paid in full, (ii) there are no outstanding letters of credit under the Revolving Credit Facility and (iii) the Revolving Credit Facility has been terminated and not replaced, the Collateral Agent will have the exclusive right to exercise any right or remedy with respect to the Collateral in accordance with the Indenture and Security Documents.

      The Collateral Agent and the holders of the new notes will not have any right to initiate or direct the exercise of remedies against the Collateral while the Revolving Credit Facility exists. As a result, even following an Event of Default, including a bankruptcy proceeding, under the Indenture and an acceleration of the Debt evidenced by the new notes, neither the Collateral Agent nor the holders of the new notes will have any right or ability to exercise or cause the exercise of remedies against the Collateral while the Revolving

Credit Facility exists. The Collateral Agent is permitted to file a claim of interest in a bankruptcy proceeding with respect to the Second Priority Liens in order to preserve its rights in the Collateral. During any period after the obligations under the Revolving Credit Facility have been paid in full, the controlling party as to the Collateral will be the Collateral Agent.

      If the Collateral Agent or any holder of the new notes receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when the Senior Collateral Agent or the holders of the debt under the Revolving Credit Facility required for amendments, waivers or other modifications would be entitled to direct the exercise of remedies against the Collateral, such proceeds or monies are required to be delivered to the Senior Collateral Agent to be applied in accordance with the terms of the Intercreditor Agreement.

      The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies will be applied pursuant to the Intercreditor Agreement in the order and priority as stated in the third paragraph under “— Collateral.”

      The Intercreditor Agreement provides that the Second Priority Liens will automatically be released if (1) Collateral is sold as permitted by the Revolving Credit Facility (unless prohibited under “— Certain Covenants — Limitation on Asset Sales”) or (2) the Senior Collateral Agent and the Company agree to a release of Collateral and there is no default under the Indenture nor would the events giving rise to such release cause a default under the Indenture and related Security Documents other than the general convenant requiring the maintenance of the Second Priority Liens.

      If the lenders under the Revolving Credit Facility enter into any amendment, waiver or consent in respect of any of the Revolving Credit Facility or documents securing the First Priority Liens for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of such documents or changing in any manner the rights of the Senior Collateral Agent, the senior lenders, the Company or the Subsidiary Guarantors, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Security Documents securing the Second Priority Liens without the consent of the Collateral Agent or holders of the new notes. No such amendment, waiver or consent shall apply to the Security Documents if it shall (1) have the effect of removing assets subject to the Second Priority Liens, except to the extent that a release of such Lien is permitted by the Intercreditor Agreement, (2) increase the principal amount of debt under the Revolving Credit Facility except pursuant to borrowings under clauses (e) and (i) of the definition of “Permitted Debt” in “— Certain Covenants — Limitation on Debt,” to the extent provided for by the Revolving Credit Facility, (3) modify a material remedy under the Indenture or the Security Documents, (4) secure debt in favor of other creditors or (5) change the priority of or subordinate the Second Priority Liens. Notice of such amendment, waiver or consent must be given, in each case, to the Collateral Agent.

Optional Redemption

      Except as set forth below, the new notes will not be redeemable at the option of the Company.

      At any time prior to June 15, 2010, the Company may redeem all or any portion of the new notes, at once or over time, after giving the required notice under the Indenture, at a redemption price equal to the greater of:

(a)	100% of the principal amount of the new notes to be redeemed; and

(b)	the sum of the present values of (i) 100% of the principal amount of the new notes to be redeemed at June 15, 2010, and (ii) the remaining scheduled payments of interest from the redemption date through June 15, 2010, but excluding accrued and unpaid interest and Special Interest, if any, to the redemption date, discounted to the redemption date at the Treasury Rate plus 175 basis points;

plus, in either case, accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      Any notice to holders of new notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date.

      At any time and from time to time, prior to June 15, 2006, the Company may redeem up to a maximum of 25% of the aggregate principal amount of the new notes, including any Additional Notes, with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 111.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 75% of the original aggregate principal amount of the new notes (including any Additional Notes) issued on or after the Issue Date remains outstanding. Any such redemption shall be made within 75 days after such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Sinking Fund

      There will be no mandatory sinking fund payments for the new notes.

Repurchase at the Option of Holders Upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of new notes shall have the right to require the Company to repurchase all or any part of such holder’s new notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      Within 30 days following any Change of Control, the Company shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each holder of new notes, at such holder’s address appearing in the securities register maintained in respect of the notes by the registrar of the notes (the “Security Register”), a notice, which shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes validly and timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of new notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of new notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of new notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

      The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchaser of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of new notes to require the Company to repurchase its notes may be uncertain. In such a case, holders of the new notes may not be able to resolve this uncertainty without resorting to legal action.

      The Revolving Credit Facility provides that the occurrence of a Change in Control would constitute a default under that facility. Debt incurred by the Company in the future may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of new notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to holders of new notes upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases, The Company’s failure to purchase new notes in connection with a Change of Control would result in a default under the Indenture. Such a default may, in turn, constitute a default under future debt of the Company.

Excess Cash Flow Offer

Excess Cash Flow Offer Obligation

      By April 1 following each fiscal year of the Company, commencing with April 1, 2004, the Company shall calculate its Excess Cash Flow for its most recently ended fiscal year and the Leverage Ratio and Rent-Adjusted Leverage Ratio as of such fiscal year end and certify to the Trustee in writing the calculations to compute such Excess Cash Flow, Leverage Ratio and Rent-Adjusted Leverage Ratio, the amounts, if any, on deposit in the Excess Cash Flow Collateral Account and the principal amount, if any, of notes acquired by the Company or the Subsidiary Guarantors through redemptions, open market purchases or otherwise during the period commencing on the first day of such year and ending on the date immediately preceding such certification. If (a) the Company has any Excess Cash Flow or amounts on deposit in the Excess Cash Flow Collateral Account, (b) the Leverage Ratio is equal to or greater than 2.50 to 1.00 or the Rent-Adjusted Leverage Ratio is equal to or greater than 4.00 to 1.00, and (c) the Company has cash and Cash Equivalents of more than $10.0 million on the date immediately preceding such certification, the Company shall repay Debt (if any) outstanding under the Revolving Credit Facility in an amount equal to the remainder (if positive) of (x) the amount of such cash and Cash Equivalents minus (y) the sum of $10.0 million plus such Excess Cash Flow. Thereafter, if (a) the Company has any Excess Cash Flow with respect to such fiscal year plus amounts on deposit in the Excess Cash Flow Collateral Account of at least $1.0 million in the aggregate and (b) the Coverage Ratio is equal to or greater than 2.50 to 1.00 or the Rent-Adjusted Leverage Ratio is equal to or greater than 4.00 to 1.00, then the Company either shall use such Excess Cash Flow plus such amounts on deposit to repay Debt (if any) outstanding under the Revolving Credit Facility or, subject to the limitations described in “— Reduction of Excess Cash Flow Offer Obligations” and “— Termination of Excess Cash Flow Offer Obligations,” shall use 75% of any Excess Cash Flow plus such amounts on deposit remaining after repayment of Debt outstanding under the Revolving Credit Facility to make an offer (an “Excess Cash Flow Offer”) to purchase notes at a purchase price equal to 104.25% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company shall deposit in the Excess Cash Flow Collateral Account all of the portion of the 75% of such remaining Excess Cash Flow not used to purchase notes pursuant to the Excess Cash Flow Offer. The Company may use 25% of the Excess Cash Flow remaining with respect to such fiscal year after repayment of Debt outstanding under the Revolving Credit Facility for any purpose permitted by the Indenture.

      Not later than April 1 following the most recently ended fiscal year, the Company shall commence an Excess Cash Flow Offer by sending, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder’s address appearing in the Security Register, a notice, which shall govern the terms of the Excess Cash Flow Offer and shall state:

(1) that an Excess Cash Flow Offer is being made pursuant to the covenant entitled “Excess Cash Flow Offer,” the principal amount of notes which shall be accepted for payment and that all notes validly and timely tendered will be accepted for payment on a pro rata basis (or by such other method as may be required by law);

(2) the purchase price and the purchase date; and

(3) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

      Each Excess Cash Flow Offer shall remain open for a period of 20 business days and no longer, unless a longer period is required by law (the “Excess Cash Flow Offer Period”). Not later than the fifth business day after the termination of the Excess Cash Flow Period (the “Excess Cash Flow Payment Date”), the Company shall (a) accept for payment, on a pro rata basis to the extent necessary (unless some other method is required by law), the notes or portions thereof tendered pursuant to the Excess Cash Flow Offer, (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted and (c) deliver to the Trustee the notes so accepted, together with an Officers’ Certificate stating that the notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent shall promptly mail to each holder of notes so accepted payment in an amount equal to the purchase price of such notes, including accrued and unpaid interest and Special Interest, if any, and the Company shall issue new notes, and the Trustee shall promptly authenticate and mail such new notes to such holders, in a principal amount equal to the unpurchased portion of the notes surrendered.

      The Company shall make a public announcement of the results of the Excess Cash Flow Offer as soon as practicable after the Excess Cash Flow Payment Date. For purposes of this covenant, the Trustee shall act as the Paying Agent.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations in connection with the repurchase of notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Excess Cash Flow Collateral Account

      The Company shall deposit all of the portion of the 75% of the Excess Cash Flow remaining after payment of Debt outstanding under the Revolving Credit Facility and thereafter not used to purchase notes into a securities account styled the “Rent-Way Excess Cash Flow Collateral Account” (such account being the “Excess Cash Flow Collateral Account”) maintained by the Collateral Agent at its corporate trust offices or at any securities intermediary selected by the Collateral Agent, provided that such Collateral Agent or securities intermediary shall have a combined capital and surplus of at least $250.0 million and shall have a long-term debt rating of at least “A” by Moody’s Investors Service, Inc. (or, solely in the case of

Manufacturers and Traders Trust Company, “A2”) and at least “A” by Standard & Poor’s Ratings Services, such Excess Cash Flow Collateral Account shall be under the exclusive dominion and control of the Collateral Agent, although such account shall be subject to the First Priority Liens of the lenders under the Revolving Credit Facility. All amounts on deposit in the Excess Cash Flow Collateral Account shall be treated as financial assets and cash funds on deposit in the Excess Cash Flow Collateral Account may be invested at the direction of the Company in Cash Equivalents. The Company shall be (a) permitted to use such Excess Cash Flow on deposit in such account only to repay Debt under the Revolving Credit Facility and to acquire notes through redemptions, open market purchases or otherwise and (b) required to conduct Excess Cash Flow Offers with respect to subsequent fiscal years based on the aggregate amount of Excess Cash Flow on deposit in such account and the Excess Cash Flow for such subsequent fiscal year as herein provided.

      Any such funds will be released to the Company by its delivering to the Collateral Agent and the Trustee an Officers’ Certificate stating that:

(1) no Event of Default under the Indenture or event of default under the Revolving Credit Facility has occurred and is continuing as of the date of the proposed release;

(2) such funds will be applied in accordance with the covenant “Excess Cash Flow Offer” above;

(3) the Company and the Subsidiary Guarantors have complied with all other conditions precedent in the Indenture relating to the release in question; and

(4) the Company and the Subsidiary Guarantors have delivered all documentation required by the TIA, if any, prior to the release of such funds by the Collateral Agent to the Collateral Agent and the Trustee.

      Notwithstanding the foregoing, so long as the Intercreditor Agreement is in effect, the Excess Cash Flow Collateral Account shall be maintained by and under the control of the Senior Collateral Agent provided the foregoing will not relieve the Company of complying with the provisions of this covenant while such account is controlled by the Senior Collateral Agent.

Reduction of Excess Cash Flow Offer Obligation

      The principal amount of notes required to be purchased pursuant to each Excess Cash Flow Offer shall be reduced by the principal amount of notes acquired by the Company or the Subsidiary Guarantors through redemptions, open market purchases or otherwise (including, without limitation, pursuant to a Change of Control Offer or a Prepayment Offer) during the period commencing on the first day of the fiscal year preceding such Excess Cash Flow Offer and ending on the day immediately prior to the commencement of such Excess Cash Flow Offer.

Termination of Excess Cash Flow Offer Obligation

      All of the Company’s obligations in this “— Excess Cash Flow Offer” covenant shall terminate upon the first fiscal year end of the Company at which both (a) the Leverage Ratio is less than 2.50 to 1.00 and (b) the Rent-Adjusted Leverage Ratio is less than 4.00 to 1.00.

Certain Covenants

Limitation on Debt

      The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (including any Acquired Debt) unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1) such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be equal to or greater than 2.25 to 1.00 and the Rent-Adjusted Leverage

Ratio would be equal to or less than 5.00 to 1.00; provided, that if the Debt which is the subject of a determination under this provision is Acquired Debt or Debt to be incurred in connection with the simultaneous acquisition of any Person, business or Property, then such ratios shall be determined on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period used in the determination of such ratios, or

(2) such Debt is Permitted Debt.

      The term “Permitted Debt” is defined to include the following:

(a) (1) Debt of the Company evidenced by the Offered Notes, the Exchange Notes or any new notes issued in exchange for Additional Notes, provided such new notes have terms substantially identical in all material respects to such Additional Notes and are issued pursuant to arrangements similar to those described under “Exchange Offer; Registration Rights,” and (2) Debt of the Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the notes issued in this offering and the Exchange Notes issued in exchange for the notes and any Additional Notes;

(b) Debt of the Company and the Subsidiary Guarantors under the Revolving Credit Facility, provided that the aggregate principal amount of all such Debt under the Revolving Credit Facility at any one time outstanding shall not exceed $60.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt, and permanently reduce the commitments, under the Revolving Credit Facility;

(c) Debt of the Company or a Subsidiary Guarantor in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt does not exceed the Fair Market Value of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $20.0 million;

(d) Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) Debt under Interest Rate Agreements entered into by the Company or a Subsidiary Guarantor for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Subsidiary Guarantor and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(g) Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

(h) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Restricted

Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant, and provided further that such Restricted Subsidiary executes and delivers a supplemental indenture providing for a Subsidiary Guaranty in accordance with “— Future Subsidiary Guarantors”;

(i) Debt of the Company and its Subsidiary Guarantors in an aggregate principal amount outstanding at any one time not to exceed $15.0 million; and

(j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (g) and (h) above.

Notwithstanding anything to the contrary contained in this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purpose of this covenant.

      For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (j) above or is entitled to be incurred pursuant to clause (1) the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to clause (1) of the first paragraph of this covenant.

Limitation on Restricted Payments

      The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

      (a) a Default or Event of Default shall have occurred and be continuing,

      (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt” or

      (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon the Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of the Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

      (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

      (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

(B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or, in the case of dPi, the amount of Investments previously made by the Company as of the Issue Date.

      Notwithstanding the foregoing limitation, the Company may:

      (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

      (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees);

      provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c) (2) above;

      (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

      (d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock, provided, however, that:

(1) the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year and

(2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

      (e) acquire its Capital Stock in connection with the exercise of warrants outstanding on the Issue Date, stock options or stock appreciation rights by way of cashless exercise; and

      (f) so long as no Default or Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, make Restricted Payments in an aggregate amount not to exceed $10.0 million.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the securities or Property proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Liens

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom.

Limitation on Asset Sales

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents or the assumption by the purchaser of liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guaranty), pursuant to a customary novation agreement that releases the Company and the Restricted Subsidiaries from further liability with respect thereto; and

(c) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Senior Debt of the Company or any Subsidiary Guarantor under the Revolving Credit Facility or secured by the shares of Capital Stock or Property subject to the Asset Sale (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company) and secured by a Lien on such Property senior to the Liens securing the notes; or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the notes which offer shall be in the amount of the Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

      Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

      Notwithstanding the prior paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to enter into and consummate Permitted Asset Swaps without complying with such paragraphs to the extent that at the time of entering into any such Permitted Asset Swap, or immediately after giving effect to such Permitted Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary,

(c) transfer any of its Property to the Company or any other Restricted Subsidiary or

(d) grant Liens to secure the obligations under the Indenture.

      The foregoing limitations will not apply:

(1) with respect to clauses (a), (b), (c) and (d), to restrictions:

(A) in effect on the Issue Date,

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or

(C) resulting from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1) (A) or (B) above or in clause (2) (A) or (B) below, provided such restrictions are no less favorable in any material respect to the holders of notes than those under the agreement evidencing the Debt so Refinanced, or

(D) existing by reason of applicable law, regulation, order, approval, license, permit or similar restriction, in each case issued or imposed by a governmental authority, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

(D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Limitation on Transactions with Affiliates

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $2.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

      Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following, which shall not be Affiliate Transactions:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers and directors of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d) indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions; and

(e) the operating agreement between the Company and dPi as in effect on the Issue Date.

Limitation on Sale and Leaseback Transactions

      The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt,” and

(2) create a Lien on such Property securing such Attributable Debt without also securing the notes pursuant to the covenant described under “— Limitation on Liens,” and

(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales.”

Designation of Restricted and Unrestricted Subsidiaries

      As of the date of this prospectus, dPi is an Unrestricted Subsidiary. The Board of Directors may designate any other Subsidiary of the Company to be an Unrestricted Subsidiary if the Subsidiary to be so designated:

(a) does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary,

(b) has no Debt other than Debt:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) is directly or indirectly liable as a Guarantor or otherwise, or (C) constitutes the lender; provided, however, the Company or a Restricted Subsidiary may loan, advance or extend credit to, or Guarantee the Debt of, an Unrestricted Subsidiary at any time following the date such Subsidiary is designated as an Unrestricted Subsidiary in accordance with the covenant described under “— Limitation on Restricted Payments,”

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Debt (other than the notes or any Guarantee permitted by the proviso to the preceding clause (1)) of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or other Property of the Company or any of its Restricted Subsidiaries, except for Debt that has been Guaranteed as permitted by the proviso to the preceding clause (1);

(c) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(d) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(e) has not Guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries; and

(f) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

      Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

      Except as provided in the second sentence of the preceding paragraph of this covenant, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

      Any designation or redesignation by the Board of Directors pursuant to the foregoing provisions will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of such fiscal year).

Additional Collateral

      From and after the Issue Date, the Company shall, and shall cause each Subsidiary Guarantor to, grant to the Collateral Agent to secure the obligations under the notes and the other obligations under the Indenture, subject to the terms of the Intercreditor Agreement and to certain Permitted Liens, a Lien on all newly acquired Collateral or Collateral owned by a Subsidiary that becomes a Subsidiary Guarantor that was not a Subsidiary Guarantor on the Issue Date to the extent not already granted by the existing Security Documents. Without limiting the foregoing, from and after the Issue Date, in the event the Company or any Subsidiary Guarantor changes its state of formation, name or corporate structure, it shall give the Collateral Agent 30 days prior notice and execute, file and forward to the Trustee or the Collateral Agent a copy of such documents or instruments as are necessary to perfect and maintain the perfection and priority of the Lien intended by the Indenture and the Security Documents.

Future Subsidiary Guarantors

      The Company shall cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date to execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a Subsidiary Guaranty at the time such Person becomes a Domestic Restricted Subsidiary. In addition, at the time, if ever, that dPi becomes a guarantor or obligor of the Debt of the Company or any Subsidiary of the Company under the Revolving Credit Facility, the Company shall, as soon as it is permitted under “— Designation of Restricted and Unrestricted Subsidiaries,” designate dPi to be a Restricted Subsidiary and cause dPi to execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a Subsidiary Guaranty. dPi will become a guarantor and will grant a second priority lien on substantially all of its assets upon audited financial statements of dPi becoming available.

Merger, Consolidation and Sale of Property

      The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest and Special Interest, if any, on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”;

(f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

(g) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

      The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor or the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Surviving Person (if other than the Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of the Subsidiary Guarantor under its Subsidiary Guaranty;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”;

(f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(g) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

      The preceding provisions (other than clause (d)) of the immediately preceding paragraph shall not apply to any transaction or series of transactions which constitutes an Asset Sale if the Company has complied with the covenant under “— Certain Covenants — Limitation on Asset Sales.”

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guaranty, as the case may be), but the predecessor Company (or Subsidiary Guarantor) in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company (or Subsidiary Guarantor) as an entirety or virtually as an entirety), or

(b) a lease, shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the notes.

SEC Reports

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding the Company shall file with the SEC and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed with the SEC and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Events of Default

      Events of Default in respect of the notes include:

(1) failure to make the payment of any interest or Special Interest, if any, on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in the notes, the Indenture or any Security Document (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided in the following paragraph;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary (the “bankruptcy provisions”); and

(8) any Subsidiary Guaranty or any of the Security Documents ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any of the Subsidiary Guarantees or the Security Documents is declared null and void or invalid and unenforceable, or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guaranty or any obligor denies or disaffirms its liability under any Security Document to which it is a party.

      A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

      The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

      If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable, by written notice to the Company (and to the Trustee if given by the holders of the notes), the principal amount of all the notes then outstanding, plus accrued but unpaid interest and Special Interest, if any, to the date of acceleration. In case an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the notes shall become due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium, if any, or interest or Special Interest, if any, have been cured or waived as provided in the Indenture.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

      Subject to the terms of the Intercreditor Agreement, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy (under the Indenture or otherwise) to collect the payment of principal or interest on the notes and to enforce the performance of any provisions of the notes, the Indenture or the Security Documents.

      No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the Trustee written notice of a continuing Event of Default,

(b)	the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee,

(c)	the Trustee shall have failed to institute such proceeding within 60 days; and

(d)	the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within such 60-day period.

      However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest or Special Interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

      Subject to certain exceptions and the terms of the Security Documents, the Company, the Subsidiary Guarantors and the Trustee with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the Indenture, the Security Documents and the notes and waive any past default or compliance with any provisions (except a default in the payment of principal, premium, interest or Special Interest, if any, and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding note). However, without the consent of each holder of an outstanding note, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment or waiver,

(2) reduce the rate of or extend the time for payment of interest or Special Interest on any note,

(3) reduce the principal of or extend the Stated Maturity of any note,

(4) make any note payable in a currency other than that stated in the note,

(5) impair the right of any holder of the notes to receive payment of principal of and interest or Special Interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes or any Subsidiary Guaranty,

(6) subordinate the notes or any related Subsidiary Guaranty to any other obligation of the Company or the applicable Subsidiary Guarantor,

(7) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of the Security Documents,

(8) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed, as described under “— Optional Redemption,”

(9) at any time after a Change of Control has occurred, reduce the premium payable upon a Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant thereto,

(10) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, reduce the purchase price payable in connection with a Prepayment Offer or change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto,

(11) make any change in any Subsidiary Guaranty that would adversely affect in any material respect the holders of the notes, or

(12) at any time after the Company is obligated to make an Excess Cash Flow Offer, reduce the purchase price payable upon the repurchase of any note or change the time at which such Excess Cash Flow Offer must be made or at which the notes must be repurchased pursuant thereto.

      Without the consent of any holder of the notes, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Security Documents and the notes to:

(1) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the notes,

(2) provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture or of a Subsidiary Guarantor under the Indenture and its Subsidiary Guaranty,

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

(4) add additional Guarantees with respect to the notes or to release Subsidiary Guarantors from Subsidiary Guarantees with respect to the notes as permitted by the terms of the Indenture,

(5) add to the covenants of the Company and the Subsidiary Guarantors for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor,

(6) make any change that does not adversely affect the rights of any holder of the notes,

(7) make any change to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) provide for the issuance of Additional Notes in accordance with the Indenture; or

(9) add any additional assets as Collateral.

      The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. After an amendment or waiver becomes effective, the Company is required to mail to each registered holder of the notes at such holder’s address appearing in the Security Register a notice briefly describing such amendment or waiver. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

      The Company at any time may terminate all its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time also may terminate:

(1) its obligations under the covenants described under “— Subsidiary Guarantees,” “Collateral,” “— Possession, Use and Release of Collateral,” “— Intercreditor Agreement,” “— Repurchase at the Option of Holders Upon a Change of Control,” “— Excess Cash Flow Offer,” “— Certain Covenants,” “— Future Subsidiary Guarantors” and “— SEC Reports,”

(2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions, described under “— Events of Default” above, and

(3) the limitations contained in clause (e) and (f) under the first and second paragraphs of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

      If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Subsidiary Guarantees,” “Collateral,” “— Possession, Use and Release of Collateral,” “— Intercreditor Agreement,” “— Repurchase at the Option of Holders Upon a Change of Control,” ‘— Excess Cash Flow Offer,” “— Certain Covenants,” “— Future Subsidiary Guarantors” and “— SEC Reports”), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “— Events of Default” above or because of the failure of the Company or the Subsidiary Guarantors to comply with clauses (e) and (f) under the first or second paragraphs of “— Merger, Consolidation and Sale of Property” above.

      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest and Special Interest, if any, on the notes to maturity or redemption, as the case may be;

(b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest and Special Interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest and Special Interest, if any, when due on all the notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the Indenture there has been a change in the applicable federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

      If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, will be released from all of its obligations with respect to its Subsidiary Guarantee and the Lien of the Security Documents securing the Indenture will also be released.

Governing Law

      The Indenture and the new notes are governed by the internal laws of the State of New York.

The Trustee

      Manufacturers and Traders Trust Company is the Trustee under the Indenture.

      Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

      “Acquired Debt” means Debt of a Person outstanding on the date on which such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

      “Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

      “Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

      For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on “Assets Sales” and “— Certain Covenants — Limitation on Transactions with Affiliates” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

      (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

      (b) any Property (including, without limitation, the Capital Stock of dPi) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property,”

(4) any disposition or series of related dispositions of Property with an aggregate Fair Market Value, and for net proceeds, of less than $1.0 million, and

(5) any disposition of cash or Cash Equivalents.

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

      (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

      (b) in all other instances the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

      “Board of Directors” means the Board of Directors of the Company.

      “Capital Expenditures” means the amount of any expenditures in respect of fixed or capital assets.

      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state is pledged in support thereof) and, at the time of acquisition thereof, having one of the two highest credit ratings obtainable from both S&P’s and Moody’s;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank organized in the United States of America, the long-term debt of which is rated at the time of acquisition thereof in one of the two highest categories obtainable from both S&P’s and Moody’s, and having combined capital and surplus in excess of $500.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at the time of acquisition thereof in one of the two highest categories obtainable from both S&P’s and Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(f) interests in any investment company or money market fund which invests at least 95% of its assets in instruments of the type specified in clauses (a) through (e) above.

      “Change of Control” means the occurrence of any of the following events:

(a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving Person, and

(2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or

(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

      “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

then Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of

12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

      (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

      (b) amortization of debt discount and debt issuance cost, including commitment fees,

      (c) capitalized interest,

      (d) non-cash interest expense,

      (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

      (f) net costs associated with Hedging Obligations (including amortization of fees),

      (g) Disqualified Stock Dividends,

      (h) Preferred Stock Dividends,

      (i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

      (j) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

      (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s and its consolidated Subsidiaries’ equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the Company’s and its consolidated Subsidiaries’ equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

      (b) for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,

      (c) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s and its consolidated Subsidiaries’ equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (I) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (c)) and (II) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (c)), and

(2) the Company’s and its consolidated Subsidiaries’ equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

      (d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

      (e) any extraordinary gain or loss,

      (f) the cumulative effect of a change in accounting principles and

      (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

      Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c) (4) of the first paragraph thereof.

      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

      “Debt” means, with respect to any Person on any date of determination (without duplication):

      (a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

      (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

      (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

      (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

      (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

      (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      The amount of Debt of any Person at any date shall be (x) the outstanding balance at such date of all unconditional obligations as described above and (y) the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

      on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

      “Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

      “EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation expense, other than depreciation expense relating to rental merchandise,

(4) amortization of intangibles, and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

      (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

      Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      “Event of Default” has the meaning set forth under “— Events of Default.”

      “Excess Cash Flow” means, for any fiscal year, EBITDA for the Company and its consolidated Restricted Subsidiaries for such year, minus each of the following:

(a) to the extent reducing Consolidated Net Income for such year, the provision for taxes paid in cash based on income or profits or utilized in computing net loss;

(b) to the extent reducing Consolidated Net Income for such year, Consolidated Interest Expense paid in cash;

(c) any increase in Working Capital from the last day of the fiscal year preceding such year to the last day of such year;

(d) the sum of (i) amounts paid to purchase property, plant or equipment by the Company and its Restricted Subsidiaries during such year plus (ii) payments by the Company and its Restricted Subsidiaries on capital leases of the Company and its Restricted Subsidiaries during such year, provided that the excess of such sum over $20.0 million shall not be deducted in determining Excess Cash Flow;

(e) all cash amounts paid during such year by the Company or the Subsidiary Guarantors under any leases identified in Section 1.2(f) of the Asset Purchase Agreement dated December 17, 2002, among the Company, Rent-Way of Michigan, Inc., Rent-Way of TTIG, L.P. and Rent-A-Center, Inc;

(f) all cash amounts paid during such year by the Company or any of the Subsidiary Guarantors at trial, upon appeal or in settlement of the securities and class action lawsuits and investigations by governmental authorities pending against the Company on the Issue Date; and

(g) any reduction in the principal amount of Debt outstanding under the Revolving Credit Facility from the last day of the fiscal year preceding such year to the last day of such year;

      plus each of the following:

(x) all holdback amounts paid to the Company during such year pursuant to Section 8.4(b) of the Asset Purchase Agreement dated December 17, 2002, among the Company, Rent-Way of Michigan, Inc., Rent-Way of TTIG, L.P. and Rent-A-Center, Inc.; and

(y) any decrease in Working Capital from the last day of the fiscal year preceding such year to the last day of such year.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Notes” means the new notes issued in exchange for the old notes as described under “Exchange Offer; Registration Rights.”

      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in good faith, (a) if such Property has a fair market value equal to or less than $1.0 million, by any Officer of the Company, or (b) if such Property has a fair market value in excess of $1.0 million, by the Board of Directors.

      “First Priority Liens” means all Liens that secure the Debt and other obligations under the Revolving Credit Facility, Debt under existing Interest Rate Agreements and Interest Rate Agreements extended by the lenders under the Revolving Credit Facility.

      “Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

      provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clauses (a), (b) or (c) of the definition of “Permitted Investment.”

      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

      “Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

      “Intercreditor Agreement” means the intercreditor agreement among the Company, Harris Trust and Savings Bank, as agent for the lenders under the Revolving Credit Facility, and the Trustee as Collateral Agent for the holders of the Notes, dated the Issue Date, as the same may be amended, modified, restated, supplemented or replaced from time to time.

      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

      “Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment. Notwithstanding the foregoing, the term “Investment” shall not include leases by the Company or its Restricted Subsidiaries of merchandise or inventory to their customers in the ordinary course of their rental-purchase business.

      “Issue Date” means the date on which the old notes were initially issued.

      “Leverage Ratio” means the ratio of (a) the aggregate outstanding amount of Debt of the Company and its Restricted Subsidiaries as of the last day of the fiscal year of the Company to (b) EBITDA for the full fiscal year ending on such date; provided, however, that:

(1) if

(A) since the beginning of such year the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence or Repayment of Debt,

then Consolidated Interest Expense for such year shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such year, provided that, in the event of any such Repayment of Debt, EBITDA for such year shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such year in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such year the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Leverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such year any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such year) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such year shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such year.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire year (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the year, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such year the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

      “Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Asset Swap” means any transfer of Property by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of Property (other than cash) that will be used in a Related Business; provided that the aggregate Fair Market Value of the Property being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the Property received by the Company or such Restricted Subsidiary in such exchange; and provided, further, that, with respect to any transaction or series of related transactions that constitutes a Permitted Asset Swap with an aggregate Fair Market Value in excess of $10.0 million, the Company, prior to consummation thereof, shall be required to obtain a written opinion from an Independent Financial Advisor to the effect that such transaction or series of related transactions is fair, from a financial point of view, to the Company and Restricted Subsidiaries, taken as a whole.

      “Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person’s primary business is a Related Business;

(d) cash or Cash Equivalents;

(e) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; and

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”; and shall also include other Investments made for Fair Market Value that do not exceed $20.0 million outstanding at any one time in the aggregate.

      “Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clauses (a) and (b) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” and clause (e) of the second paragraph of such covenant to the extent contemplated by the Revolving Credit Facility;

(b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above;

(k) Liens not otherwise described in clauses (a) through (j) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under ‘— Certain Covenants — Limitation on Debt”;

(l) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g), (j) or (k) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

(m) Liens to secure Debt under the Revolving Credit Facility that is incurred under clause (i) of the definition of “Permitted Debt” in “— Certain Covenants — Limitation on Debt;” and

(n) Liens not otherwise permitted by clauses (a) through (m) above encumbering assets having an aggregate Fair Market Value not in excess of, in the aggregate, the remainder of (i) $15.0 million less (ii) the principal amount of Debt described in the preceding clause (m).

      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

      “Preferred Stock Dividends” means all dividends (other than dividends paid in Capital Stock that is not Disqualified Stock) with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

      “Public Equity Offering” means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

      “Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary; and, provided further, however, that in no event shall such Debt be incurred in connection with the acquisition of Capital Stock.

      “Reference Treasury Dealer” means Citigroup and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

      “Rent-Adjusted Leverage Ratio” means the quotient obtained by dividing (i) the sum of (A) total Debt of the Company and its Restricted Subsidiaries plus (B) eight times rent expense of the Company and its Restricted Subsidiaries by (ii) the sum of (A) EBITDA plus (B) rent expense of the Company and its Restricted Subsidiaries, with total Debt being determined as of the last day of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of determination, and EBITDA and rent expense being determined for such four quarter period; provided, however, that:

(1) if

(A) since the beginning of such four quarter period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Rent-Adjusted Leverage Ratio is an Incurrence or Repayment of Debt,

then Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Rent-Adjusted Leverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under ‘— Certain Covenants — Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted

Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “Revolving Credit Facility” means the credit agreement, dated as of the Issue Date, by and among the Company, Harris Trust and Savings Bank, as Administrative Agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any notes, collateral documents, letters of credit and documentation and guarantees, and any appendices, exhibits or schedules to any of the foregoing, as such agreement may be in effect from time to time, in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders, which refinancing or replacement is designated in advance by the Company to the Trustee as a first lien credit facility refinancing or replacement.

      “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

      “Second Priority Liens” means all Liens that secure the obligations under the Indenture and the notes.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Security Agreement” means the Security and Pledge Agreement to be dated on or about the Issue Date among the Collateral Agent, the Trustee, the Company and the Subsidiary Guarantors parties thereto, granting, among other things, a second priority Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the Trustee and holders of the notes, as amended, modified, restated, supplemented or replaced from time to time.

      “Security Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, the Open-End Mortgage and Security Agreement with Assignment of Rents relating to the Company’s headquarters in Erie, Pennsylvania, the trademark collateral agreement and all other mortgages, deeds of trust, security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Collateral Agent, for the benefit of the Trustee and holders of the notes, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time.

      “Senior Debt” means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding and all fees, expenses and indemnities and all other amounts payable with respect to the Debt) in respect of:

(1) Debt of the Company for borrowed money, and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

(c) all obligations of the Company

(1) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the notes, including any Subordinated Obligations;

(B) any Debt Incurred in violation of the provisions of the Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for federal, state, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any Subsidiary; or

(F) any obligations with respect to any Capital Stock of the Company.

To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “Senior Debt” of any Subsidiary Guarantor has a correlative meaning and shall not include any obligation of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Special Interest” has the meaning set forth under “Exchange Offer; Registration Rights.”

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      “Subordinated Obligation” means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or any Subsidiary Guaranty pursuant to a written agreement to that effect.

      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means each Domestic Restricted Subsidiary of the Company on the Issue Date and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under “— Future Subsidiary Guarantors” or that otherwise executes and delivers a supplemental indenture providing for a Subsidiary Guaranty to the Trustee.

      “Subsidiary Guaranty” means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company’s obligations with respect to the notes and the related Exchange Notes.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto;

(b) any Subsidiary of an Unrestricted Subsidiary; and

(c) dPi.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of any Person means all classes of Capital Stock (including partnership interests) or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Restricted Subsidiaries.

      “Working Capital” means, as of a particular date, (a) the amount of inventory of the Company and its consolidated Restricted Subsidiaries, minus (b) the amount of accounts payable of the Company and its consolidated Restricted Subsidiaries, minus (c) the amount of accrued expenses of the Company and its consolidated Restricted Subsidiaries.

Book-Entry Delivery and Form

The Global Notes

      The certificates representing the new notes will be issued in fully registered form. Except as described below, the new notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

      Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global note.

Book-Entry Procedures for the Global Notes

      The descriptions of the operations and procedures of DTC set forth below are controlled by that settlement system and may be changed at any time. We undertake no obligation to update you regarding changes in these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a banking organization within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code; and

•	a clearing agency registered under Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own (securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

      We expect that pursuant to procedures established by DTC:

•	Upon issuance of the global notes, DTC will credit the respective principal amounts of the new notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interest in the global notes will be limited to persons who have accounts with DTC, who are referred to as participants, or persons who hold interests through participants.

•	Ownership of the beneficial interests in the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests though participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

      So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the new notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated new notes and

•	will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

      As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of new notes under the indenture, and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest. We understand that under existing industry practice, in the event that we request any action of holders of new notes, or a holder of the notes that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take action and the participants would authorize holders of the notes owning through the participants to take action or would otherwise act upon the instruction of those holders of the new notes. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those new notes.

      Payments of principal, premium and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

      Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

      Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Certificated New Notes

      New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related new notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days,

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days,

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated new notes; or

•	certain other events provided in the indenture should occur.

      Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, inducting with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

REGISTRATION RIGHTS AGREEMENT

      In connection with the issuance of the old notes, we, the subsidiary guarantors and the initial purchaser entered into a registration rights agreement. Pursuant to the agreement, we and the subsidiary guarantors agreed, for the benefit of the holders of the old notes, that we would, at our cost, not later than 180 days after the date of original issuance of the old notes, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the old notes for new notes having terms substantially identical in all material respects to the old notes (except that the exchange notes would not contain terms with respect to transfer restrictions). We agreed to use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 240 days after the date of original issuance of the old notes. Upon the effectiveness of the exchange offer registration statement, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to keep the registered exchange offer open for not less than 20 business days and not more than 30 business days (or, in each case, longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the registered exchange offer, the holder of such note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of its original issue.

      Under existing SEC interpretations, the new notes will be freely transferable by holders of the new notes other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the new notes represent that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC, provided that broker-dealers receiving new notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in this exchange offer registration statement in connection with the resale of new notes.

      A holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the registered exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      Pursuant to the registration rights agreement, we agreed to, at our cost, file a shelf registration statement covering resales of the old notes or the exchange notes, as the case may be, as promptly as practicable upon the occurrence of any of the following (but in any event on or before the date that is the later of (A) 30 days after so required or requested and (B) 180 days after the original issuance of the old notes):

•	changes in laws or applicable interpretations of the staff of the SEC do not permit us to effect a registered exchange offer;

•	for any other reason the exchange offer registration statement is not declared effective within 240 days after the date of the original issuance of the old notes or the registered exchange offer is not consummated within 30 business days after the date the exchange offer registration statement is declared effective;

•	the initial purchaser so requests with respect to old notes not eligible to be exchanged for new notes in the registered exchange offer and that are held by it following consummation of the registered exchange offer;

•	any holder of old notes (other than the initial purchaser) is not eligible to participate in the registered exchange offer or does not receive freely tradable exchange notes in the registered exchange offer other than by reason of such holder being an affiliate of ours (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradable”); or

•	if the initial purchaser participates in the registered exchange offer or acquires exchange notes under certain circumstances and does not receive freely tradable exchange notes in exchange for notes constituting any portion of an unsold allotment (it being understood that (a) the requirement that the initial purchaser deliver a prospectus containing the information required by Item 507 or 508 of Regulation S-K under the Securities Act in connection with sales of exchange notes acquired in exchange for such notes shall result in such exchange notes being not “freely tradable”; and (b) the requirement that an exchanging dealer deliver a prospectus in connection with sales of exchange notes acquired in the registered exchange offer in exchange for the notes acquired as a result of market-making activities or other trading activities shall not result in such exchange notes being not “freely tradable”).

      We will use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and use our best efforts to keep the shelf registration statement effective until two years after its effective date. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling such notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

      We will pay special interest (“Special Interest”) on the notes and the exchange notes upon the occurrence of any of the following events (each, a “registration default”);

•	on or prior to the 180th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the Commission;

•	on or prior to the 240th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

•	on or prior to the 30th business day following the date the exchange offer registration statement is declared effective, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

•	after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement.

      Special Interest will accrue on the principal amount of the notes and the exchange notes (in addition to the stated interest on the notes and the exchange notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Special Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.0% per annum.

      The summary herein of certain provisions of the registration rights agreement, or the Indenture with respect to the summary of the Special Interest provisions, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the exchange of the old notes for the new notes and the ownership and disposition by an initial beneficial owner of the new notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial holders who purchased the old notes for cash at the original offering price and who hold the new notes as capital assets (within the meaning of section 1221 of the Code). If a partnership holds the old notes or new notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

      Investors considering whether to exchange old notes for new notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders

      You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Interest on the New Notes

      If you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the new notes in accordance with your regular method of accounting for federal income tax purposes.

Disposition of the New Notes

      You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a new note. This gain or loss will equal the difference between your adjusted tax basis in the new note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the new note. Your adjusted tax basis in the old note will generally equal the amount you paid for the new note reduced by any principal payments received. The gain or loss will be long-term capital gain or loss if the taxable disposition occurs more than one year after you acquired the old note. Long-term capital gains of individuals, estates and trusts currently are taxed at maximum rate of 15%. The deductibility of capital losses may be subject to limitation.

Exchange Offer

      The exchange of the old notes for new notes pursuant to the exchange offer should not constitute a material modification of the terms of the old notes and therefore should not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange would have no U.S. federal income tax consequences to a U.S. holder, so that the U.S. holder’s holding period and adjusted tax basis for a new note would not be affected, and the U.S. holder would continue to take into account income in respect of a new note in the same manner as before the exchange.

Information Reporting and Backup Withholding

      Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, new notes held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

Consequences to Non-U.S. Holders

      You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.

Interest on the New Notes

      If you are a non-U.S. holder, payments of interest on the new notes, as applicable, generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock; and

•	you are not a “controlled foreign corporation” that is related to us.

      The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold new notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “— Income or Gain Effectively Connected With a U.S. Trade or Business.”

Disposition of New Notes

      You generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a new note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (or in the case of an applicable tax treaty, attributable to your permanent establishment in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Income or Gain Effectively Connected With a U.S. Trade or Business

      The preceding discussion of the tax consequences of the acquisition, ownership and disposition of new notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (or in the case of an applicable treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (or in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. Federal Estate Tax

      If you are an individual and qualify for the portfolio interest exemption under the rules described above, the new notes will not be included in your estate for U.S. federal estate tax purposes, unless the income on the notes is, at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

      Payments to non-U.S. holders of interest on a new note and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

      United States backup withholding tax generally will not apply to payments of interest and principal on a new note to a non-U.S. holder if the statement described in “— Consequences to Non-U.S. Holders — Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

      Payment of the proceeds of a sale of a new note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

      Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Holders should consults their tax advisors with respect to the tax consequences to them of the exchange of the old notes for new notes and the particular federal, state, local and foreign tax consequences of purchasing, holding and disposing of the new notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the expiration date, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the new notes and the related guarantees will be passed upon for us by Hodgson Russ LLP, Buffalo, New York.

EXPERTS

      The consolidated financial statements as of September 30, 2003 and 2002 and for each of the three years in the period ended September 30, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-4 (Commission File No. 333-110852) including exhibits, with the SEC with respect to the exchange offer. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC’s regional office at 505 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” We make available on our Internet website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports as soon as practicable after we electronically file such reports with the SEC. Our website address is http://www.rentway.com. The contents of our website are not incorporated by reference herein. Other than as expressly stated under the heading “Incorporation By Reference,” none of our reports, proxy statements or other information filed, or that we may file, with the SEC is incorporated by reference herein. You may also obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

Rent-Way, Inc.

One RentWay Place
Erie, Pennsylvania 16505
Attention: Investor Relations
Phone: (814) 455-5378

      Our common stock is listed on the New York Stock Exchange under the symbol “RWY.” You can inspect and copy reports, proxy statements and other information about us at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

      We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will file with the SEC (unless the SEC will not accept such a filing, in which case we will provide to holders of notes) (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports, which would include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

INCORPORATION BY REFERENCE

      We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. We are incorporating by reference into this prospectus (i) the documents listed in the following table, (ii) all documents filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the initial registration statement and prior to the effectiveness of this registration statement, and (iii) any additional documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the exchange offer:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which we filed with the SEC on November 25, 2003;

•	Our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on January 28, 2003; and

•	The description of our capital stock included in our Registration Statement on Form S-3 (333-107022) filed with the SEC on July 14, 2003 and amended on July 29, 2003.

      These documents are or will be available for inspection or copying at the locations identified above under the caption “Where You Can Find More Information.”

      We will provide without charge to each person, including each beneficial owner of old notes, to whom a prospectus is delivered, upon written or oral request, a copy of any and all the documents that have been incorporated by reference but not delivered with this prospectus. Written requests should be sent to:

Rent-Way, Inc.

One RentWay Place
Erie, Pennsylvania 16505
Attention: Investor Relations
Phone: (814) 455-5378

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Rent-Way, Inc. — Consolidated Financial Statements

RENT-WAY, INC.

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF RENT-WAY, INC.:

      In our opinion, the consolidated financial statements listed in the index appearing on page F-1 of this prospectus present fairly, in all material respects, the financial position of Rent-Way, Inc. and its subsidiaries at September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective October 1, 2002, as discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective October 1, 2001, and as discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” effective October 1, 2000.

PricewaterhouseCoopers LLP

Cleveland, Ohio

November 19, 2003

RENT-WAY, INC.

CONSOLIDATED BALANCE SHEETS

(all dollars in thousands, except share and per share data)

	September 30,

	2003	2002

ASSETS
Cash and cash equivalents	$3,303	$7,295
Restricted cash (Note 1)	10,000	—
Prepaid expenses	8,144	10,361
Income tax receivable	4,245	4,191
Rental merchandise, net (Note 6)	171,982	147,608
Rental merchandise credits due from vendors (Note 7)	4,156	995
Deferred income taxes, net of valuation allowance of $73,095 and $65,862, respectively (Note 15)	—	—
Property and equipment, net (Note 6)	38,765	49,190
Goodwill (Note 5)	188,499	188,499
Deferred financing costs, net of accumulated amortization of $457 and $1,816, respectively	8,316	1,870
Intangible assets, net of accumulated amortization of $5,342 and $3,981, respectively (Note 5)	503	1,700
Other assets (Note 8)	19,946	4,176
Assets held for sale (Note 2)	—	94,909

Total assets	$457,859	$510,794

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$30,244	$17,643
Liabilities related to assets held for sale (Note 2)	—	3,286
Other liabilities (Note 9)	85,328	76,061
Deferred tax liability (Note 15)	4,915	—
Debt (Note 10)	214,592	277,207

Total liabilities	335,079	374,197
Contingencies (Note 14)	—	—
Convertible redeemable preferred stock (Note 11)	15,991	—
SHAREHOLDERS’ EQUITY:
Preferred stock, without par value; 1,000,000 shares authorized; 1,500 and 0 shares were issued and outstanding as Series A convertible preferred shares at September 30, 2003 and 2002, respectively	—	—
Common stock, without par value; 50,000,000 shares authorized; 26,022,037 and 25,685,538 shares issued and outstanding, respectively	303,220	302,218
Common stock warrants; 100,000 outstanding	156	644
Option to purchase convertible preferred stock	142	—
Loans to shareholders	—	(282)
Accumulated other comprehensive income (loss)	(69)	787
Retained earnings (accumulated deficit)	(196,660)	(166,770)

Total shareholders’ equity	106,789	136,597

Total liabilities and shareholders’ equity	$457,859	$510,794

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(all dollars in thousands, except per share data)

	For the Years Ended September 30,

	2003	2002	2001

REVENUES:
Rental revenue	$397,420	$394,036	$409,973
Prepaid phone service revenue	35,319	37,740	34,739
Other revenues	58,571	61,594	70,582

Total revenues	491,310	493,370	515,294
COSTS AND OPERATING EXPENSES:
Depreciation and amortization:
Rental merchandise	122,287	133,416	155,193
Property and equipment	19,717	24,636	28,972
Amortization of intangibles	1,361	2,277	15,394
Cost of prepaid phone service	21,871	23,697	19,976
Salaries and wages	130,700	121,199	127,027
Advertising, net	22,250	27,084	20,264
Occupancy	32,847	31,715	39,414
Restructuring costs	3,046	—	—
Other operating expenses	100,738	105,977	130,939

Total costs and operating expenses	454,817	470,001	537,179

Operating income (loss)	36,493	23,369	(21,885)
OTHER INCOME (EXPENSE):
Settlement of class action lawsuit	(14,000)	—	—
Interest expense	(33,110)	(39,235)	(35,787)
Interest income	93	357	259
Amortization and write-off of deferred financing costs	(3,061)	(5,205)	(1,115)
Other income (expense), net	4,028	2,364	(10,779)

Loss before income taxes, cumulative effect of change in accounting principle and discontinued operations	(9,557)	(18,350)	(69,307)
Income tax expense	4,040	16,483	—

Loss before cumulative effect of change in accounting principle and discontinued operations	(13,597)	(34,833)	(69,307)
Cumulative effect of change in accounting principle	—	(41,527)	—
Income (loss) from discontinued operations	(15,780)	(112)	5,682

Net loss	(29,377)	(76,472)	(63,625)
Amortization of deemed dividend and accretion of preferred stock	(513)	—	—

Net loss allocable to common shareholders	$(29,890)	$(76,472)	$(63,625)

LOSS PER COMMON SHARE:
Basic loss per common share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(0.53)	$(1.39)	$(2.83)

Net loss allocable to common shareholders	$(1.16)	$(3.06)	$(2.60)

Diluted loss per common share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(0.53)	$(1.39)	$(2.83)

Net loss allocable to common shareholders	$(1.16)	$(3.06)	$(2.60)

Weighted average number of shares outstanding:
Basic	25,780	25,021	24,501

Diluted	25,780	25,021	24,501

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

(all dollars and shares in thousands)

	Common Stock

			Common	Warrants	Option to	Loans to	Accumulated)	Other)	Retained)	Total
			Stock		Purchase	Shareholders	Other	Comprehensive	Earnings	Shareholders
					Convertible		Comprehensive	Income (Loss	(Accumulated	Equity
					Preferred		Income (Loss		Deficit
					Stock

Balance at September 30, 2000	24,459	$295,185	—	$—	$—	$(690)	$—	$—	$(26,673)	$267,822

Net loss	—	—	—	—	—	—	—	(63,625)	(63,625)	(63,625)
Issuance of common stock to 401(k) plan (Note 19)	45	299	—	—	—	—	—	—	—	299
Issuance of common stock under stock option plans including tax benefit (Note 17)	6	126	—	—	—	—	—	—	—	126
Recording of swap transitional asset (Note 12)	—	—	—	—	—	—	2,510	2,510	—	2,510
Amortization of swap transitional asset (Note 12)	—	—	—	—	—	—	(856)	(856)	—	(856)
Issuance of loans to directors to exercise stock options (Note 16)	—	—	—	—	—	(159)	—	—	—	(159)
Payment of loans by directors (Note 16)	—	—	—	—	—	2	—	—	—	2
Interest on loans to directors (Note 16)	—	—	—	—	—	(77)	—	—	—	(77)
Total comprehensive income (loss)	—	—	—	—	—	—	—	(61,971)	—	—

Balance at September 30, 2001	24,510	295,610	—	—	—	(924)	1,654	—	(90,298)	206,042

Net loss	—	—	—	—	—	—	—	(76,472)	(76,472)	(76,472)
Amortization of transitional asset (Note 12)	—	—	—	—	—	—	(867)	(867)	—	(867)
Issuance of common stock under stock option plans including tax benefit (Note 17)	62	251	—	—	—	—	—	—	—	251
Issuance of common stock to Calm Waters Partnership (Note 18)	1,000	5,356	—	—	—	—	—	—	—	5,356
Issuance of stock warrants to Calm Waters Partnership (Note 18)	—	—	100	644	—	—	—	—	—	644
Option to purchase convertible preferred stock	114	1,107	—	—	—	—	—	—	—	1,107
Costs associated to private placement of securities	—	(106)	—	—	—	—	—	—	—	(106)
Payment of loans by directors (Note 16)	—	—	—	—	—	683	—	—	—	683
Interest on loans to directors (Note 16)	—	—	—	—	—	(41)	—	—	—	(41)
Total comprehensive income (loss)	—	—	—	—	—	—	—	(77,339)	—	—

Balance at September 30, 2002	25,686	302,218	100	644	—	(282)	787	—	(166,770)	136,597

Net loss	—	—	—	—	—	—	—	(29,377)	(29,377)	(29,377)
Amortization of transitional asset (Note 12)	—	—	—	—	—	—	(856)	(856)	—	(856)
Issuance of common stock under stock option plans including tax benefit (Note 17)	3	14	—	—	—	—	—	—	—	14
Issuance of common stock to Calm Waters Partnership (Note 18)	333	500	—	—	—	—	—	—	—	500
Option to purchase convertible preferred stock	—	—	—	—	142	—	—	—	—	142
Revaluation of stock warrants (Note 18)	—	488	—	(488)	—	—	—	—	—	0
Payment of loans by directors (Note 16)	—	—	—	—	—	285	—	—	—	285
Interest on loans to directors (Note 16)	—	—	—	—	—	(3)	—	—	—	(3)
Amortization of deemed dividend	—	—	—	—	—	—	—	—	(399)	(399)
Accretion of preferred stock	—	—	—	—	—	—	—	—	(114)	(114)
Total comprehensive income (loss)	—	—	—	—	—	—	—	(30,233)	—	—

Balance at September 30, 2003	26,022	$303,220	100	$156	$142	$0	$(69)	$—	$(196,660)	$106,789

RENT-WAY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(all dollars in thousands, except share and per share data)

	For the Years Ended September 30,

	2003	2002	2001

OPERATING ACTIVITIES:
Net loss	$(29,377)	$(76,472)	$(63,625)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	15,780	112	(5,682)
Depreciation and amortization	143,125	160,329	199,559
Deferred income taxes	4,040	—	—
Write-off of deferred financing costs	1,143	3,810	—
Goodwill impairment	—	58,935	—
Market adjustment for interest rate swap derivative	4,576	479	(7,681)
Market adjustment for preferred stock conversion option derivative	1,899	—	—
Issuance of common stock to 401(k) plan	—	—	299
Write-off of property and equipment	3,649	1,571	4,454
Gain on sale of assets	(631)	(552)	(2,172)
CHANGES IN ASSETS AND LIABILITIES:
Increase in restricted cash	(10,000)	—	—
Prepaid expenses	2,217	3,173	463
Rental merchandise	(146,758)	(123,367)	(98,562)
Rental merchandise deposits and credits due from vendors	(3,161)	1,491	30,803
Income tax receivable	(54)	4,048	12,368
Other assets	(12,000)	1,669	6,685
Accounts payable	10,206	(1,900)	(22,105)
Other liabilities	(4,647)	1,128	28,083

Net cash provided by (used in) continuing operations	(19,993)	34,454	82,887
Net cash provided by (used in) discontinued operations	(8,849)	14,248	11,732

Net cash provided by (used in) operating activities	(28,842)	48,702	94,619

INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired	(259)	(1,095)	(658)
Purchases of property and equipment	(8,112)	(11,399)	(9,802)
Proceeds from sale of stores and other assets	95,589	2,152	8,512

Net cash provided by (used in) investing activities	87,218	(10,342)	(1,948)

FINANCING ACTIVITIES:
Proceeds from borrowings	667,423	664,000	506,720
Payments on borrowings	(730,143)	(693,353)	(587,563)
Payments on capital leases	(8,282)	(12,033)	(15,243)
Book overdraft	2,397	(5,148)	3,567
Proceeds from convertible preferred stock	14,119	—	—
Deferred financing costs	(8,579)	(2,940)	(183)
Issuance of common stock	514	7,252	126
Dividends paid	(99)	—	—
Loans to shareholders	—	—	(234)
Interest on shareholder loans	(3)	(41)	—
Payment of loans by directors/shareholders	285	683	—

Net cash used in financing activities	(62,368)	(41,580)	(92,810)

Decrease in cash and cash equivalents	(3,992)	(3,220)	(139)
Cash and cash equivalents at beginning of year	7,295	10,515	10,654

Cash and cash equivalents at end of year	$3,303	$7,295	$10,515

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollars in thousands, except share and per share data)

1.	Summary Of Significant Accounting Policies:

      Business And Organization. Rent-Way, Inc. is a corporation organized under the laws of the Commonwealth of Pennsylvania. The Company operates a chain of stores that rent durable household products such as home entertainment equipment, furniture, major appliances, computers, and jewelry to consumers on a weekly or monthly basis in thirty-three states. The stores are primarily located in the Midwestern, Eastern and Southern regions of the United States. Commencing January 1, 2000, the Company also provides prepaid local phone service to consumers on a monthly basis through its majority-owned subsidiary, dPi Teleconnect, LLC (“DPI”).

      Basis Of Presentation. The Company presents an unclassified balance sheet to conform to practice in the industry in which it operates. The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

      Accounting Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Restricted Cash. The Company entered into an agreement settling the class action, entered into on April 18, 2003. The settlement requires the Company to pay $25,000 to the class. The $25,000 payment consists of $21,000 in cash and $4,000 in two-year, unsecured subordinated notes payable bearing interest at 6%. Of the $21,000 payable in cash, $11,000 is to be funded from available insurance proceeds. The remaining $10,000, which has been funded into escrow has been reflected as restricted cash on the Consolidated Balance Sheet at September 30, 2005 (see Note 14).

      Rental Merchandise, Rental Revenue And Depreciation. Rental merchandise is rented to customers pursuant to rental agreements, which provide for either weekly, biweekly, semi-monthly or monthly rental payments collected in advance. Rental revenue is recognized as collected, since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. This method of revenue recognition does not produce materially different results than if rental revenue was recognized over the weekly, biweekly, semi-monthly or monthly rental term. At the end of each rental period, the customer can renew the rental agreement.

      Merchandise rented to customers or available for rent is classified in the consolidated balance sheet as rental merchandise and is valued at cost on a specific identification method. Write-offs of rental merchandise arising from customers’ failure to return merchandise and losses due to excessive wear and tear of merchandise are recognized using the direct write-off method, which is materially consistent with the results that would be recognized under the allowance method.

      The Company uses the units of activity depreciation method for all rental merchandise except computers, and computer games. Under the units of activity method, rental merchandise is depreciated as revenue is collected or earned during free-rent promotions. This rental merchandise is not depreciated during periods when it is not on rent and therefore not generating rental revenue. Computers, added to the Company’s product line in June 1999, are principally depreciated on the straight-line basis over 12 months to 24 months, depending on the type of computer. Computer games are depreciated on the straight-line basis over 12 months.

      Volume Rebates. The Company participates in volume rebate programs with some of its rental merchandise suppliers. On an annual basis, management calculates the amount of the rebate and submits a

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

request for payment. Upon receipt of the rebate, the Company records deferred income. The rebate is amortized on a straight-line basis over 18 to 20 months, the average life of the underlying rental merchandise, commencing on the date cash is received and is recorded as an offset to rental merchandise depreciation expense.

      Prepaid Phone Service. Prepaid phone service is provided to customers on a month-to-month basis. Prepaid phone service revenues are comprised of monthly service revenues and activation revenues. Monthly service revenues are recognized on a straight-line basis over the related monthly service period, commencing when the service period begins. The cost of monthly service is also recognized over the monthly service period and is included in “cost of prepaid phone service” in the Statement of Operations. Activation revenues and costs are recognized on a straight-line basis over the estimated average life of the customer relationship.

      Convertible Redeemable Preferred Stock. On June 2, 2003, the Company sold $15,000 in newly authorized convertible redeemable preferred stock through a private placement. The proceeds of $14,119, net of issuance costs of $881, were used to repay the previous senior credit facility. The net proceeds are classified outside of permanent equity because of the mandatory redemption date and other redemption provisions, except for $142 classified as option to purchase convertible preferred stock included in permanent equity (see Note 11).

      Other Revenue. Other revenue includes revenue from various services and charges to rental customers, including late fees, liability waiver fees, processing fees, sales of used merchandise and preferred Customer Club membership fees. Other revenue is recognized as collected. This method of revenue recognition does not produce materially different results than if other revenue was recognized when earned.

      Comprehensive Income (loss). Comprehensive income (loss) encompasses net income and changes in the components of accumulated other comprehensive income not reflected in the Company’s Consolidated Statements of Operations during the periods presented. Accumulated other comprehensive income (loss) consists of the transition asset recorded at the time of adoption of SFAS No. 133.

      Statement Of Cash Flows Information. Cash and cash equivalents consist of cash on hand and on deposit and highly liquid investments with maturities of three months or less when purchased. Cash equivalents are stated at cost, which approximates market value. The Company maintains deposits with several financial institutions. The Federal Deposit Insurance Corporation does not insure deposits in excess of $100 and mutual funds.

      Supplemental disclosures of cash flow information for the years ended September 30, 2003, 2002, and 2001, are as follows:

	Year Ended September 30,

	2003	2002	2001

Cash Paid (Received) During The Year For:
Interest	$41,378	$39,308	$30,847
Income taxes (refunds)	(876)	(3,227)	(12,368)
Noncash Investing Activities:
Assets acquired under capital lease (Note 14)	$2,192	$2,880	$18,692
Noncash Financing Activities:
Issuances of common stock to 401(k) plans (Note 19)	$—	$—	$344
Dividends	300	—	—

      At September 30, 2003 and 2002, book overdrafts of $2,703 and $306, respectively, were included in accounts payable in the accompanying Consolidated Balance Sheets.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property And Equipment And Related Depreciation And Amortization. Property and equipment are stated at cost. Additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. The Company’s corporate headquarters and other buildings are depreciated over periods ranging from 20 to 40 years on a straight-line basis. Depreciation of furniture and fixtures, signs and vehicles is provided over the estimated useful lives of the respective assets (three to five years) on a straight-line or an accelerated basis. Leasehold improvements are amortized over the shorter of the useful life of the asset or the effective term of the lease. Property under capital leases is amortized over the respective lease term on a straight-line basis (see Note 14). The Company incurs repairs and maintenance costs and costs for signage applied to its owned and leased vehicles. The Company has determined that the cost to account for capitalization of certain of these costs is not cost beneficial.

      The Company reviews the recoverability of the carrying value of long-term assets using an undiscounted cash flow method. The Company performed a detailed analysis of its property and equipment, and as a result of this analysis, the Company has written-off through an adjustment to other operating expenses, property and equipment of $4,415 for the year ended September 30, 2001. During fiscal 2003 and 2002, the Company believes that no additional impairment of long-lived assets has occurred, and that no reduction of the estimated useful lives is warranted other than the write-offs that occur in the normal course of business.

      Income Taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end using income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. Deferred income taxes are adjusted for tax rate changes as they occur.

      Goodwill. Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying condensed consolidated statements of operations for fiscal years ended September 30, 2003 and 2002, compared to $13,986 of amortization for the year ended September 30, 2001. The Company calculated an impairment to goodwill of $58,935, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41,527 (net of $17,408 in income taxes) for the fiscal year ended September 30, 2002 (see Note 5).

      Intangible Assets. Customer contracts are stated at cost less amortization calculated on a straight-line basis over 18 months. Product exclusivity agreements are stated at cost less amortization calculated on a straight-line basis over 36 months. Deferred financing costs are stated at cost less amortization calculated on a straight-line basis over the term of the related debt agreements, which range from four to ten years. Non-compete agreements and prepaid consulting fees are stated at cost less amortization calculated on a straight-line basis over the terms of the related agreements, which range from two to seven years.

      Advertising Expense. The Company incurs three types of advertising costs: production and printing, distribution, consisting primarily of postage, and communication. Advertising costs for production and printing are generally expensed when incurred. Advertising costs for distribution, consisting primarily of postage, are expensed as incurred over the period covered by the promotion. Cost of communicating is expensed as the communication occurs as advertisements.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Legal Expenditures. Legal costs are recorded as incurred. The Company’s experience with outside legal counsel is that services rendered are billed within 30 days of the close of the month the work was performed. Legal contingencies are recorded when they are estimable and probable in accordance with SFAS 5, “Accounting for Contingencies.”

      The Company executed an interim agreement for reimbursement and advancement of defense costs with its insurance carrier related to the shareholder class action lawsuit. The insurance carrier reimburses the Company for claim defense costs, claim investigative costs, and settlement costs incurred by the Company, its directors and officers. The Company offsets current legal costs with reimbursements when they have been agreed in principle with the insurance carrier.

      Deferred Financing Costs. Deferred financing costs consists of bond issuance costs and loan origination costs which were incurred in connection with the sale of $205,000 of senior secured notes and a new $60,000 revolving credit facility that was closed June 2, 2003. The bond issuance costs of $6,711 are amortized on a straight-line basis over the seven year term of the bonds. The loan origination costs of $2,040 are amortized on a straight-line basis over the five year bank credit agreement. Deferred financing cost amortization was $1,918 and $1,395 for the years ended September 30, 2003 and 2002, respectively. There was $1,143 of net deferred financing costs written off from the previous credit facility charged to deferred financing costs amortization during June 2003.

      Company Insurance Programs. For fiscal years 2003, 2002 and 2001, the Company is primarily self-insured for health insurance. The self-insurance liability for health costs is determined based on a contracted rate and monthly headcount. The contracted rate is determined based on experience, prior claims filed and an estimate of future claims. A retrospective adjustment for over (under) funding of claims is recorded when determinable and probable.

      For fiscal years 2003, 2002 and 2001, the self-insurance liability for workers’ compensation, automobile and general liability costs are determined actuarially based on claims filed and company experience. Losses in the workers’ compensation, automobile and general liability programs are pre-funded based on the insurance company’s loss estimates. Loss estimates will be adjusted for developed incurred losses at 18 months following policy inception and every 12 months thereafter. Retrospective adjustments to loss estimates are recorded when determinable and probable. For fiscal years 2000 and 1998, the Company was insured under deductible programs with aggregate stop loss coverage on major claims. Claims exceeding the insured deductible limits that were less than stop loss aggregates, were funded as claims developed using AM Best loss development factors and not exceeding policy aggregate. The fiscal 1999 worker’s compensation insurance had no aggregate retention and was funded as claims developed using AM Best loss development factors. Reserves were developed by independent actuaries and totaled $1,500 and $2,300 at September 30, 2003 and 2002, respectively.

      Loss Per Common Share. Basic loss per common share is computed using losses allocable to common shareholders divided by the weighted average number of common shares outstanding. Diluted loss per common share is computed using losses allocable to common shareholders adjusted for anticipated interest savings, net of related taxes, for convertible subordinated notes and debentures, convert derivative market value adjustment and the weighted average number of shares outstanding is adjusted for the potential impact of options, warrants and convertible subordinated notes and debentures where the effects are dilutive.

      Fair Value Disclosure. Fair values of the Company’s interest rate swap agreements have been determined from information obtained from independent third parties. Fair values of other assets and liabilities including letters of credit, debt and accounts payable are estimated to approximate their carrying values.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Derivative Financial Instruments. The Company uses derivative financial instruments to reduce the impact on interest expense of fluctuations in interest rates on a portion of its credit facility (see Notes 10 and 12). The Company does not enter into derivative financial instruments for trading or speculative purposes.

      Stock-Based Compensation. The Company accounts for stock based compensation issued to its employees and directors in accordance with Accounting Principle Board No. 25 and has elected to adopt the “disclosure only” provisions of SFAS 123 as amended by provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require new permanent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reported results.

      For SFAS No. 148 purposes, the fair value of each option granted under the 1992 Plan, the 1995 Plan, and the 1999 Plan is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in fiscal 2003, 2002 and 2001: expected volatility ranging from 47.41% to 99.98%, risk-free interest rates between 2.87% and 6.81%, and an expected life of five and six years.

      If the Company had elected to recognize the compensation cost of its stock option plans based on the fair value of the awards under those plans in accordance with SFAS No. 148, net loss and loss per common share would have been increased to the pro-forma amounts below:

	For The Year Ended September 30,

	2003	2002	2001

Net loss before cumulative effect of change in accounting principle and discontinued operations:
As reported	$(13,597)	$(34,833)	$(69,307)
Pro-forma	$(17,839)	$(46,659)	$(78,729)
Net loss:
As reported	$(29,377)	$(76,472)	$(63,625)
Pro-forma	$(33,619)	$(88,298)	$(73,047)
Diluted loss per common share:
Net loss before cumulative effect of change in accounting principle and discontinued operations:
As reported	$(0.53)	$(1.39)	$(2.83)

Pro-forma	$(0.69)	$(1.86)	$(3.21)

Net loss
As reported	$(1.14)	$(3.06)	$(2.60)

Pro-forma	$(1.30)	$(3.52)	$(2.98)

      Discontinued Operations. On February 8, 2003, the Company completed the definitive purchase agreement and sold rental merchandise and related contracts of 295 stores to Rent-A-Center, Inc. Rent-A-Center, Inc. purchased certain fixed assets and assumed related store leases of 125 of these stores. Accordingly, for financial statement purposes, the assets, liabilities, results of operations and cash flows of this component have been segregated from those of continuing operations and are presented in the Company’s financial statements as discontinued operations (see Note 2).

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reclassifications. Certain amounts in the September 30, 2001 and 2002 consolidated financial statements were reclassified to conform to the September 30, 2003 presentation.

2.	Discontinued Operations:

      On December 17, 2002, the Company entered into a definitive purchase agreement to sell rental merchandise and related contracts of 295 stores to Rent-A-Center, Inc. for approximately $101,500. These stores are all included in the household rental segment. Rent-A-Center, Inc. purchased certain fixed assets and assumed related store leases of 125 of these stores. The transaction closed on February 8, 2003. The final purchase price for the stores was approximately $100,400. As required under the Company’s credit agreement, all proceeds of the sale, net of transaction costs, store closing and similar expenses, were used to pay existing bank debt. Of the approximate $100,400 purchase price, $10,000 was being held back by Rent-A-Center, Inc., to secure the Company’s indemnification obligations, $5,000 for 90 days following closing, which was refunded to the Company in May, 2003, and an additional $5,000 for 18 months following closing. The Company recorded a receivable for this based upon its ability to fully satisfy the indemnification obligations of the agreement. The $5,000 held back by Rent-A-Center, Inc. for 18 months was discounted by $820 to record at the present value. The $820 discount will be amortized into income over the 18-month hold back period. Also, there was a $24,500 escrow held by National City Bank which was used to pay transaction costs, store closing and similar expenses. The balance of this escrow, approximately $3,000, was used to pay down debt at the closing of the refinancing on June 2, 2003. The assets sold include rental merchandise, vehicles under capital leases and certain fixed assets. Vehicle lease obligations were paid by the Company out of the proceeds from the sale.

      The asset group is distinguishable as a component of the Company and classified as held for sale in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment on Disposal of Long-Lived Assets.” Direct costs to transact the sale were comprised of, but not limited to, broker commissions, legal and title transfer fees and closing costs.

      In connection with the sale of the stores, the Company has and will continue to incur additional direct costs related to the sale and exit costs related to these discontinued operations. Costs associated with an exit activity include, but are not limited to termination benefits, costs to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees, in accordance with Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” There was a transition period as defined in the asset purchase agreement comprised of a period of thirty days from the date immediately following the closing date. During this transition period, the Company was liable for certain exit costs attributable to the operation and transition of the purchased stores, including, but not limited to, rent, utilities, costs applicable to office equipment, costs associated with vehicles, employee payroll, health and other employee benefits, workers compensation claims, health care claims and all other costs related to transition personnel. The Company accrued employee separation costs as costs were incurred in accordance with SFAS 146. These costs are included in the results of discontinued operations in accordance with SFAS 144.

      Related operating results have been reported as discontinued operations in accordance with SFAS 144. The Company has reclassified the results of operations of the component to be disposed for the prior period in accordance with provisions of SFAS 144. There have been no corporate expenses (including advertising expense) included in expenses from discontinued operations. Interest on debt that is required to be repaid as a result of the disposal transaction is allocated to income (loss) from discontinued operations. The effective interest rate on the outstanding debt of the Company at the end of the period reported is applied to the $68,643 estimated debt pay-down from the proceeds. The amount of interest reclassified to income (loss) from discontinued operations is $3,036, $8,587 and $5,951 for the periods ended September 30, 2003,

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002 and 2001, respectively. Revenues and net income (loss) from the discontinued operations were as follows:

	Year Ended September 30,

	2003	2002	2001

Operating revenues	$46,355	$133,059	$139,324
Operating expenses from discontinued operations (including exit costs) (1)	(45,171)	(124,584)	(127,691)
Rental merchandise fair value adjustment	(4,761)	—	—
Reserve for present value of future minimum lease payments on vacated stores (2)	(8,371)	—	—
Loss on sale of stores	(796)	—	—
Interest expense	(3,036)	(8,587)	(5,951)

Income tax benefit	—	—	—
Net income (loss) from discontinued operations	$(15,780)	$(112)	$5,682

(1)	The Company recorded exit costs associated with the operation and transition of the stores to Rent-A-Center, Inc. for 30 days after closing, and monthly rent and common area maintenance charges until leases are terminated or expired, in accordance with SFAS 146.

(2)	The reserve for future lease payments on vacated stores relates to the 170 stores for which Rent-A-Center, Inc. did not assume the leases. These costs are associated with the exit activity related to the sale of the 295 stores to Rent-A-Center, Inc., and are recorded in accordance with SFAS 146.

      Assets and liabilities of the stores held for sale included in the Consolidated Balance Sheet are as follows:

	Year Ended
	September 30,

	2003	2002

Assets:
Rental Merchandise, net	$—	$48,456
Goodwill	—	41,291
Property and equipment, net	—	5,126
Costs of sale	—	—
Utility Deposits	—	36

	$—	$94,909

Liabilities:
Vehicle lease obligation	$—	$3,181
Customer deposits	—	105

	$—	$3,286

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property and equipment held for sale was comprised of the following:

	Year Ended
	September 30,

	2003	2002

Leasehold improvements	$—	$3,274
Computer equipment	—	596
Furniture and fixtures	—	818
Vehicles	—	5,500
Accumulated depreciation	—	(5,062)

Property and equipment, net	$—	$5,126

3.	Business Rationalization:

      The Company periodically closes under-performing stores and takes other actions to maximize its overall profitability. In connection with the closing of stores and taking other actions, it incurs employee severance, fixed asset write offs, lease termination costs net of sublease revenue, and other direct exit costs related to these activities. Employee severance costs related to the closing of under-performing stores were immaterial in each of the periods reported below. The net amount of these costs charged to income were as follows:

	Fixed Asset	Lease
	Write-Offs	Termination Costs	Total

Balance at September 30, 2000	$—	$2,430	$2,430
Fiscal 2001 Provision	1,646	5,043	6,689
Amount utilized in fiscal 2001	(1,646)	(2,389)	(4,035)

Balance at September 30, 2001	—	5,084	5,084

Fiscal 2002 Provision	373	458	831
Amount utilized in fiscal 2002	(373)	(3,407)	(3,780)

Balance at September 30, 2002	$—	$2,135	$2,135

Fiscal 2003 Provision	2,299	488	2,787
Amount utilized in fiscal 2003	(2,299)	(1,628)	(3,927)

Balance at September 30, 2003	$—	$995	$995

      Lease termination costs will be paid according to the contract terms.

      During the second quarter of fiscal year 2003, the Company formulated a plan to restructure the corporate office through reductions in the corporate workforce to rationalize corporate costs for the remaining stores and to sublease, assign or terminate operating leases that the Company would no longer operate as a rent-to-own business activity subsequent to the sale to Rent-A-Center. The restructuring costs for year ended September 30, 2003, includes $981 of employee severance and termination benefits, and $2,065 of fixed asset write-offs, all of which were incurred in fiscal year 2003.

      In addition to lease termination costs incurred in normal operating activities summarized in the table above, the Company incurred an additional lease obligation for the leases of the 170 stores that Rent-A-Center, Inc. did not assume in the sale. The total original gross obligation was $13,491 on February 8, 2003 and was reduced for estimated sublease income of $3,834 and further reduced by $1,286 to reflect the present value of that obligation in accordance with Statement of Financial Accounting Standards No. 146,

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Accounting for Costs Associated with Exit or Disposal Activities”. At September 30, 2003, the net obligation is $4,500.

4.	New Accounting Standards:

      In May, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted the provisions of this Statement. The classification and measurement provisions in paragraphs 9, 10 and 22 of FAS 150 are deferred for an indefinite period for certain mandatorily redeemable non-controlling interests with finite-lived subsidiaries.

      On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 clarifies 1) the circumstances in which a contract with an initial net investment meets the characteristics of a derivative, 2) when a derivative contains a financing component and amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003. The Company has adopted the provision of this Statement.

      On January 15, 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” The objective of this interpretation is to improve financial reporting by enterprises involved with variable interest entities. This interpretation is effective for financial statements issued after October 9, 2003. The Company has no variable interest entities that are not currently consolidated.

      On November 25, 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, An Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34”. The Interpretation requires than upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. The Company has evaluated the provisions of this Interpretation and determined it did not have an impact on these financial statements upon its adoption.

5.	Goodwill — Adoption of Statement 142:

      Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment while the second phase, if necessary, measures the impairment. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite lived intangibles was recognized in the accompanying Consolidated Statements of Operations for fiscal years ended September 30, 2003 and 2002, compared to $13,986 for the year ended September 30, 2001.

      In accordance with the provisions of SFAS 142, the Company completed, with the assistance of an independent valuation firm, phase one of the impairment test consisting of a comparison of the fair value with the carrying amount for goodwill and indefinite lived intangibles that existed on the Company’s balance sheet at the date of its adoption. Based upon its analysis from the phase one impairment test, the Company

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

identified indicators of possible impairment resulting from a reduction of forecasted cash flows related to the household rental segment. The total enterprise value, as determined by independent valuation experts, represents a combination of the market multiple, discounted cash flow and comparable transaction approaches.

      During the quarter ended September 30, 2002, the Company performed, with the assistance of an independent valuation firm, the phase two impairment test of the carrying value to determine the amount of the write down. This assessment resulted in an impairment write-down of $58,938, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41,527 (net of $17,408 in income taxes). In accordance with the transitional implementation guidance of SFAS 142, the write down was recorded retroactive to the Company’s first quarter results of operations. A reconciliation of the previously reported net loss and loss per share as if SFAS 142 had been adopted as of October 1, 2000, is presented as follows:

	Year Ended September 30,

	2003	2002	2001

Reported net loss	$(29,890)	$(76,472)	$(63,625)
Add back: Goodwill amortization	—	—	13,986

Adjusted net loss	$(29,890)	$(76,472)	$(49,639)

Basic loss per share:
Reported basic loss per share	$(1.16)	$(3.06)	$(2.60)
Goodwill amortization	—	—	0.57

Adjusted basic loss per share	$(1.16)	$(3.06)	$(2.03)

Diluted loss per share:
Reported diluted loss per share	$(1.16)	$(3.06)	$(2.60)
Goodwill amortization	—	—	0.57

Adjusted diluted loss per share	$(1.16)	$(3.06)	$(2.03)

      The following table shows the net carrying value of goodwill as of September 30, 2003 for the Company’s segments:

Prepaid
	Household	Telephone
	Rental	Service	Total
	Segment	Segment	Segments

Goodwill	$181,905	$6,594	$188,499

      The following table reflects the components of amortizable intangible assets at September 30, 2003:

			Net
	Purchase	Cumulative	Carrying
	Amount	Amortization	Amount

Amortizable intangible assets:
Non-compete agreements	$2,630	$(2,177)	$453
Customer contracts	1,164	(1,114)	50
Exclusivity agreement	2,050	(2,050)	—

	$5,844	$(5,341)	$503

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At September 30, 2003, future aggregate annual amortization of amortizable intangible assets is as follows:

Fiscal Year	Amount

2004	$392
2005	97
2006	10
2007	4

$503

      Amortization expense of amortizable intangible assets for the year ended September 30, 2003, was $1,361.

      The changes in the carrying amount of goodwill for the fiscal years ended September 30 were as follows:

	Household	Prepaid Telephone
	Rental Segment	Service Segment	Total

Balance of September 30, 2000	$298,532	$7,394	$305,926
Additions	144	—	144
Amortization	(13,186)	(800)	(13,986)

Balance of September 30, 2001	285,490	6,594	292,084 (3)
Impairment	(58,935)	—	(58,935)
Other (1)	(3,359)	—	(3,359)

Balance of September 30, 2002	223,196	6,594	229,790 (3)
Additions	—	—	—
Disposal (2)	(41,291)	—	(41,291)

Balance of September 30, 2003	$181,905	$6,594	$188,499

(1)	Reversal of an income tax contingency established as a part of purchase accounting in prior years, which was determined to be no longer needed during the fourth quarter of 2002.

(2)	Disposal of 295 stores to Rent-A-Center on February 8, 2003.

(3)	Includes goodwill held for sale of $41,291.

6.     Rental Merchandise and Property and Equipment:

      Cost and accumulated depreciation of rental merchandise consists of the following:

	Year Ended
	September 30,

	2003	2002

Cost	$287,081	$375,713
Less accumulated depreciation	114,470	179,429
Less deferred credits	629	220

	171,982	196,064
Less rental merchandise held for sale	—	(48,456)

Rental merchandise, continuing operations	$171,982	$147,608

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company uses a direct-ship policy from their vendors to the stores. As a result, the Company has eliminated the need for internal warehousing and distribution. This policy reduces the amount of rental merchandise not on rent. On-rent and held for rent levels of net rental merchandise consists of the following:

	Year Ended
	September 30,

	2003	2002

On-rent merchandise	$216,278	$299,782
Held for rent merchandise	70,803	75,931

	$287,081	$375,713

      The Company uses the direct write-off method in accounting for losses (see Note 1). These losses are recorded in other operating expenses and were incurred as follows:

	Year Ended September 30,

	2003	2002	2001

Lost merchandise	$964	$2,317	$3,026
Stolen merchandise	11,758	15,795	17,864
Discarded merchandise	2,486	3,138	8,988

	15,208	21,250	29,878
Less losses included in discontinued operations	(2,384)	(8,153)	(8,279)

Losses included in continuing operations	$12,824	$13,097	$21,599

      Property and equipment consists of the following:

	Year Ended
	September 30,

	2003	2002

Transportation equipment	$37,454	$49,986
Furniture and fixtures	28,346	32,130
Leasehold improvements	29,900	33,996
Signs	4,610	6,501
Buildings	5,754	5,741
Land	1,972	1,956

	108,036	130,310
Less accumulated depreciation and amortization	(69,271)	(75,994)

	38,765	54,316
Less property and equipment held for sale	—	(5,126)

Property and equipment, continuing operations	$38,765	$49,190

7.     Rental Merchandise Credits Due From Vendors:

      The Company had credits due from vendors for the return of merchandise in the amount of $4,156, $995, and $1,642 as of September 30, 2003, 2002 and 2001, respectively. The credits are reduced when the Company purchases additional products from the vendors.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Other Assets:

      Other assets consist of the following:

	Year Ended
	September 30,

	2003	2002

Receivable from insurance proceeds	$11,000	$—
Receivable from sale to Rent-A-Center	4,532	—
Other receivables	1,664	1,248
Other inventory	790	486
Deposits	752	839
Receivable from vendors	448	498
Prepaid tax	406	122
Other	354	1,019

	19,946	4,212
Less other assets held for sale	—	(36)

Other assets, continuing operations	$19,946	$4,176

9.     Other Liabilities:

      Other liabilities consist of the following:

	Year Ended
	September 30,

	2003	2002

Accrual for settlement of class action lawsuit	$25,000	$—
Accrued salaries, wages, tax and benefits	13,165	14,018
Capital lease obligations	12,303	16,895
Accrued preferred dividend and interest	8,883	15,993
Vacant facility lease obligations	5,495	1,857
Swap liability	5,136	9,712
Accrued property taxes	4,568	4,857
Other	10,778	16,015

	85,328	79,347
Less other liabilities held for sale	—	(3,286)

Other liabilities, continuing operations	$85,328	$76,061

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Debt:

      Debt consists of the following:

	Year Ended
	September 30,

	2003	2002

Senior credit facility	$—	$277,121
Senior secured notes	201,521	—
Revolving credit facility	13,000	—
Note payable	71	86

	$214,592	$277,207

      The Company’s senior secured notes have the following important terms. The $205,000 principal amount of senior secured notes bear interest at 11.875%. The interest on the secured notes is payable semiannually on June 15 and December 15 beginning December 15, 2003. The secured notes are guaranteed on a senior basis by all existing and future domestic restricted subsidiaries of the Company other than DPI, which is an unrestricted subsidiary. The Company may redeem the secured notes, in whole or in part, at any time prior to June 15, 2010, at a redemption price equal to the greater of:

a) 100% of the principal amount of the notes to be redeemed; and

b) the sum of the present values of (i) 100% of the principal amount of the notes to be redeemed at June 15, 2010, and (ii) the remaining scheduled payments of interest from the redemption date through June 15, 2010, but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the treasury rate plus 175 basis points;

plus, in either case, accrued and unpaid interest to the redemption date.

      In addition, at any time prior to June 15, 2006, up to 25% of the aggregate principal amount of the secured notes may be redeemed at the Company’s option, within 75 days of certain public equity offerings, at a redemption price of 111.875% of the principal amount, together with accrued and unpaid interest. Such redemption can occur provided that after giving effect to any such redemption, at least 75% of the original aggregate principal amount of the notes issued (including any notes issued in future permitted issuances) remains outstanding.

      The secured notes were offered at a discount of $3,583, which is being amortized using the effective interest method, over the term of the secured notes. Amortization of the discount was $104 for 2003 and is recorded as interest expense. Costs representing underwriting fees and other professional fees of $6,711 are being amortized, using the straight-line method, over the term of the secured notes. The secured notes rank senior in right to all of the Company’s existing and future subordinated debt, have a lien position ranking second to the bank revolving credit facility and effectively junior in right of payment to all existing and future debt and other liabilities of the Company’s subsidiaries that are not subsidiary guarantors. The secured notes contain covenants that will, among other things, limit the Company’s ability to incur additional debt, make restricted payments, incur any additional liens, sell certain assets, pay dividend distributions from restricted subsidiaries, transact with affiliates, conduct certain sale and leaseback transactions and use excess cash flow.

      Under the indenture for the secured notes, if the Company (a) has any excess cash flow or amounts on deposit in the excess cash flow collateral account, (b) has a leverage ratio equal to or greater than 2.50 to 1.00 or a rent-adjusted leverage ratio equal or greater than 4.00 to 1.00, and (c) has cash and cash equivalents of more than $10,000, the Company must repay debt (if any) outstanding under the revolving credit facility in an amount equal to the remainder (if positive) of 1) the amount of such cash and cash equivalents minus 2) the sum of $10,000 plus such excess cash flow. Thereafter, if the Company (a) has any excess cash flow with

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respect to such fiscal year plus amounts on deposit in the excess cash flow collateral account of at least $1,000 in the aggregate and (b) the coverage ratio is equal to or greater than 2.50 to 1.00 or the rent-adjusted leverage ratio is equal to or greater than 4.00 to 1.00, then the Company either must use excess cash flow plus such amounts on deposit to repay debt (if any) outstanding under the revolving credit facility or, subject to limitations, must use 75% of any excess cash flow plus such amounts on deposit remaining after repayment of debt outstanding under the revolving credit facility to make an offer to purchase notes at a purchase price equal to 104.25% of the aggregate principal amount thereof, plus accrued and unpaid interest to the purchase date. The Company must deposit in the excess cash flow collateral account all of the portion of the 75% of such remaining excess cash flow not used to purchase notes. The Company may use 25% of the excess cash flow remaining with respect to such fiscal year after repayment of debt outstanding under the revolving credit facility. All of the Company’s obligations to use excess cash flow as described above terminate upon the first fiscal year end of the Company at which both (a) the leverage ratio is less than 2.50 to 1.00 and (b) the rent-adjusted leverage ratio is less than 4.00 to 1.00 (under the indenture, “excess cash flow” means for any fiscal year, EBITDA for the Company and its consolidated restricted subsidiaries for such year, adjusted for certain items. “Excess cash collateral account” is an account maintained by the collateral agent in which the Company deposits all of the portion of the 75% of the excess cash flow remaining after payment of debt outstanding under the revolving credit facility). The Company is in compliance with covenants at September 30, 2003, and expects to comply with covenants based upon its fiscal 2004 projections.

      The Company’s new revolving credit facility has the following material terms. The facility is with Harris Trust and Savings Bank, acting as administrative agent, and Bank of Montreal as lead arranger, and provides for National City Bank to act as syndication agent and provides for senior secured revolving loans of up to $60,000 including a $15,000 sub-limit for standby and commercial letters of credit and a $5,000 swingline sub-limit. The credit facility will expire five years from closing (June 2, 2008). The balance outstanding at September 30, 2003 was $13,000 with $38,300 available at September 30, 2003. Deferred financing costs of $2,027 are being amortized, on a straight-line basis, over the 5-year term of the bank agreement. The credit facility is guaranteed by all of the wholly owned domestic subsidiaries and collateralized by first priority liens on substantially all of the Company’s and subsidiary guarantors’ assets, including rental contracts and the stock held in domestic subsidiaries. The Company may elect that each borrowing of revolving loans be either base rate loans or Eurodollar loans. The Eurodollar loans bear interest at a rate per annum equal to an applicable margin plus LIBOR adjusted for a reserve percentage. Under the base rate option, the Company will borrow money based on the greater of (a) the prime interest rate or (b) the federal funds rate plus 0.50%, plus, in each case, a specified margin. A 0.50% commitment fee will be payable quarterly on the unused amount of the revolving credit facility. Upon a default, interest will accrue at 2% over the applicable rate. The Company will be required to make specified mandatory prepayments upon subsequent debt or equity offerings and asset dispositions.

      The financial covenants required under the credit facility are as follows:

The leverage ratio is total funded debt less an amount on deposit in the excess cash flow escrow account to EBITDA for the four fiscal quarters then ended. The leverage ratio cannot exceed 5.00 to 1.00 through March 31, 2004, 4.75 to 1.00 from April 1, 2004 though June 30, 2004, 4.50 to 1.00 from July 1, 2004 through September 30, 2004, 4.00 to 1.00 from October 1, 2004 through September 30, 2005, 3.75 to 1.00 from October 1, 2005 though September 30, 2006, 3.25 to 1.00 from October 1, 2006 through September 30, 2007, 2.75 to 1.00 from October 1, 2007 thereafter.

The fixed charge coverage ratio is EBITDA for the four fiscal quarters then ended less capital expenditures not financed by capital leases to fixed charges for the same four fiscal quarters then ended. EBITDA does not include depreciation of rental merchandise and is adjusted for one-time non-cash charges. Fixed charges are the sum of all principal payments made on indebtedness, but excluding payments on revolving credit, plus interest expense, restricted payments, all prepayments on senior notes

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and income taxes paid or payable. The fixed charge coverage ratio shall not be less than 1.20 to 1.00 from October 1, 2003 through March 31, 2004 and 1.25 to 1.00 from April 1, 2004 through June 2, 2008.

      The Company cannot allow the book value of rental merchandise under lease to be less than 74% of the total value of rental merchandise held for rent at the end of each calendar month ending September 30, October 31 and November 30 in each fiscal year and 77% for all other calendar months in each fiscal year. The value of jewelry cannot exceed 7.5% of the total value of rental merchandise as measured at the end of each calendar month commencing June 30, 2003.

      The Company cannot incur capital expenditures in an amount in excess of $20,000 in the aggregate during any fiscal year. The $20,000 maximum is increased for any preceding year permitted amount not to exceed $22,500 in a fiscal year.

      Consolidated net worth shall not be less than $85,000 plus 75% of positive net income with no deduction for losses (for each quarter of each fiscal year ending on or after September 30, 2003), and 90% of any subsequent incremental issuance of new equity securities, other than equities issues in connection with the exercise of employee stock options and capital stock issued to the seller of an acquired business in connection with a permitted acquisition.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company cannot permit EBITDA for the twelve consecutive calendar months then ended to be less than:

For the month ending:	Minimum EBITDA:

June 2003	$57.5 million
July 2003	$56.0 million
August 2003	$55.0 million
September 2003	$53.0 million
October 2003	$51.0 million
November 2003	$51.0 million
December 2003	$51.0 million
January 2004	$50.0 million
February 2004	$48.0 million
March 2004	$48.0 million
April 2004	$49.0 million
May 2004	$50.0 million
June 2004	$52.0 million
July 2004	$53.0 million
August 2004	$54.0 million
September 2004	$55.5 million
October 2004	$56.5 million
November 2004	$57.0 million
December 2004	$58.0 million
January 2005	$58.0 million
February 2005	$59.0 million
March 2005	$59.0 million
April 2005 through February 2006	$60.0 million
March 2006 through December 2006	$62.5 million
January 2007 and thereafter	$65.0 million

      The Company is in compliance with all covenants at September 30, 2003, and expects to be able to comply with covenants based upon its fiscal 2004 projections.

11. Convertible Preferred Stock:

      On June 2, 2003, the Company issued 1,500 shares of its Series A convertible preferred stock, for $10,000 per share (the “convertible preferred stock”) and granted a one-year option to purchase an additional 500 shares of convertible preferred stock (the “additional preferred shares”). The net proceeds from the sale of the convertible preferred stock were used to repay the senior credit facility (see Note 10). The net proceeds of $14,119 from the issuance of the convertible preferred stock are net of issuance costs of $881, and are classified outside of permanent equity because of the redemption date and other redemption provisions except for $142 classified as option to purchase convertible preferred stock included in permanent equity. The convertible preferred stock is being accreted to its maximum redemption amount possible pursuant to Topic D-98, “Classification and Measurement of Redeemable Securities,” using the effective interest method from the issuance date to the 7-year redemption date.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The terms of the convertible preferred stock include a number of conversion and redemption provisions that represent derivative financial instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) (See Note 12). Certain features of the convertible preferred stock are accounted for as embedded derivative financial instruments. The Company has determined that the option to purchase additional preferred shares is an embedded derivative financial instrument that qualifies for scope exemption under the provisions of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF-0019”). As such, this derivative was initially required to be bifurcated and recorded at fair value upon issuance but does not require mark to market accounting. The market value of this derivative financial instrument is $142 and is recorded as options to purchase convertible preferred stock in the equity section of the consolidated balance sheet. The Company also has determined the convertible feature of the convertible preferred stock is a derivative financial instrument that does not qualify for scope exemption under EIFT 00-19; and is required to be bifurcated, recorded at fair value, and marked to market. The market value of this derivative financial instrument is $10,509 at September 30, 2003, and is recorded in convertible redeemable preferred stock in the consolidated balance sheet. The fair values of the derivatives were determined with the assistance of an independent valuation firm.

      Below is a description of the material terms of the convertible preferred stock.

      Dividends. Dividends will accrue daily at a rate of 8.0% per annum. Dividends on the preferred stock will be payable beginning July 1, 2003, and on the first day of each calendar quarter in cash or in shares of Company common stock at the Company’s option; provided, however, that if the Company elects to pay dividends in shares of common stock, (i) a registration statement must be effective with respect to such shares of common stock and (ii) the payment would be at 95% of the arithmetic average of the daily volume weighted average prices of the common stock for the five trading days immediately preceding the second trading day prior to the applicable dividend payment date. The Company is required to pay dividends in cash if a triggering event occurs. Dividends not paid within five business days of the dividend payment date bear interest at 15.0% per annum until paid in full. During the period commencing upon the occurrence of a share liquidity event and ending when such event is cured, the dividend rate shall increase to 15% per annum. Preferred dividends of $399 were accrued and charged to accumulated deficit for the year ended September 30, 2003.

      Conversion provisions. Subject to certain limitations, each share of preferred stock is convertible at the holder’s option. Preferred stock is convertible in the Company’s common stock by dividing the stated value of such shares by the conversion price. The conversion price is $6.00 per share for preferred stock issued at the initial closing and $6.65 per share for any additional preferred shares issued, subject to certain anti-dilution adjustments.

      Limitation on beneficial ownership. The Company has no obligation to effect any conversion, and no holder of preferred shares has the right to convert any preferred shares, to the extent that after giving effect to such conversion, the beneficial ownership of a number of shares exceeds 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion.

      Mandatory redemption at maturity. If any preferred shares remain outstanding on the maturity date (June 2, 2011), the Company shall redeem in cash such shares at a redemption price equal to the stated value of such shares plus accrued but unpaid dividends.

      Purchase rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock, then the holders of preferred shares will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which such holder would have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of the preferred shares.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Re-organization, reclassification, consolidation, merger or sale. Prior to the sale of all or substantially all of the Company’s assets following which the Company is not a surviving entity, the Company will secure from the person purchasing such assets or the successor, a written agreement to deliver to each holder of preferred shares in exchange for such shares, a security of the acquiring entity similar in form and substance to the preferred shares, including, without limitation, having a stated value and liquidation preference equal to the stated value and liquidation preference of the preferred shares.

      Company’s Redemption Provisions. On the date the Company publicly discloses a change of control, the Company has the right, in its sole discretion, to require that all, but not less than all, of the outstanding preferred shares be redeemed at a price per preferred share equal to the applicable change of control redemption price discussed below.

      Subject to certain requirements, the Company can redeem the preferred stock at any time from and after June 2, 2008, in whole or in part, for an amount in cash equal to the conversion amount of the preferred shares selected for redemption.

      Holder’s Redemption Provisions. Upon a change of control each holder of preferred shares has the option to require the Company to redeem all or a portion of the preferred shares held in cash at a premium determined as follows.

      The change of control redemption price is determined as follows:

1) If the acquiring entity is a publicly-traded entity, the redemption price is the greater of (A) the product of (i) the change of control redemption percentage (discussed below) and (ii) the conversion amount; or (B) the sum of (i) the stated value and (ii) a Black-Scholes valuation amount,

2) If the acquiring entity is not a publicly-traded entity, the redemption price is the product of (i) the change of control redemption percentage and (ii) the conversion amount.

      The change of control redemption percentage is:

1) 125% for the period commencing on the initial issuance date and ending on the second anniversary of the initial issuance date,

2) 120% for the period commencing on the day after the second anniversary and ending on the third anniversary of the initial issuance date,

3) 115% for the period commencing on the date after the third anniversary of the initial issuance date and ending on the maturity date.

      At any time on and after the six month anniversary of the repayment, redemption or retirement of all of the senior secured notes and all amounts outstanding under the senior credit facility, each holder has the option to require the Company to redeem at any time all or a portion of such holder’s preferred shares at a price per preferred share equal to the conversion amount.

      Voting rights. Holders of preferred shares have no voting rights, except as required by law.

      Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred shares are entitled to receive cash in an amount equal to its stated value plus accrued but unpaid dividends before any amount shall be paid to common stock holders.

      Restriction on redemption and cash dividends. Unless all of the preferred shares have been converted or redeemed, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on its capital stock.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Restriction of Additional Preferred Stock. Without the consent of the holders of the Series A preferred shares, the Company may not issue any other preferred shares that would rank senior to or pari passu with the Series A preferred with respect to payments of dividends or on liquidation.

      Registration rights. The Company has filed a registration statement on Form S-3 covering the shares of common stock issuable upon conversion of the preferred stock acquired in the initial closing, which became effective on July 11, 2003. In the event the holders acquire additional shares of preferred stock, the Company is required to file a registration statement on Form S-3 covering the common stock issuable on conversion of the preferred stock so acquired within 30 days of such acquisition and to cause the registration statement to become effective within 90 days thereafter. The Company will pay cash liquidated damages to the holders of the preferred stock in the event the Company does not meet these requirements, and also in the event the registration statement becomes unavailable to the holders for periods beyond specified grace periods.

12. Derivative Financial Instruments:

      On June 2, 2003, the Company issued 1,500 shares of convertible redeemable preferred stock (see Note 11). The terms of this preferred stock include a number of conversion and redemption provisions that represent derivatives under SFAS No. 133. The Company has determined that the option to purchase additional preferred shares is an embedded derivative financial instrument that qualifies for SFAS 133 scope exemption under the provisions of EITF 00-19. As such this derivative was initially bifurcated and recorded in shareholders’ equity. This derivative does not require mark to market accounting and is accreted into convertible redeemable preferred stock over the one-year option period.

      The Company also has determined the convertible feature of the convertible redeemable preferred stock is a derivative financial instrument that does not qualify for SFAS 133 scope exemption under EITF 00-19. It was bifurcated and recorded in the temporary equity classification on the balance sheet. The positive change in the fair market value of the convertible feature from issuance on June 2, 2003 to September 30, 2003 was $1,899, which was recorded as an expense to other income (expense) in the Company’s Consolidated Statements of Operations.

      At September 30, 2003, the Company had interest rate swaps on a notional debt amount of $101,400 and a fair market value of ($5,597). The variable pay interest rate ranges from 5.09% to 6.97%. The maturity dates run through August 2005.

      The Company’s interest rate swaps do not meet the qualifications for hedge accounting treatment under SFAS No. 133. The Company’s positive change in the fair market value of the interest rate swap portfolio was $4,910 for the year ended September 30, 2003. This was recorded to other income in the Company’s Consolidated Statements of Operations.

13. Insurance Charge and Recovery:

      In fiscal 2003, the Company recorded income of $4,618 for ultimate and incurred losses related to the Company’s revised estimates for retrospective self-insurance programs, which offset insurance costs included in other operating expense. The adjustment was comprised of income in the amount of $3,597 and $1,055 for the policy years ended December 31, 2002 and 2001, respectively, and, an expense of $34 for the policy year ended December 31, 2000.

      The Company recorded in income as a reduction of other operating expense, a reimbursement of defense costs related to the derivative and class action lawsuits in the amount of $800 and $1,900 for the 2003 and 2002 fiscal years respectively. In fiscal 2002, the Company also recorded an expense of $4,600, which consisted of upward adjustments to various of the Company’s retrospective and other insurance programs based upon a change in estimate.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. Commitments and Contingencies:

      The Company leases substantially all of its retail stores under non-cancelable agreements generally for initial periods ranging from three to five years. The store leases generally contain renewal options for one or more periods of three to five years. Most leases require the payment of taxes, insurance, and maintenance costs by the Company. The Company leases certain transportation and satellite equipment under capital leases and, to a lesser extent, operating leases, under arrangements that expire over the next 5 years. At September 30, 2003, future minimum rental payments under non-cancelable capital and operating leases are as follows:

	Capital Leases	Operating Leases

2004	$6,674	$28,018
2005	3,048	25,014
2006	2,018	21,239
2007	1,207	18,769
Thereafter	375	48,295

Total minimum payments required	13,322	141,335
Amount representing interest obligations under capital lease	(1,019)	—

	$12,303	$141,335

      The capital lease agreements have a minimum lease term of one year and permit monthly renewal options and contain residual lease guarantees. The Company has retained the leased vehicles an average of 48 months which represents the period through which renewal of the leases have historically been probable as a result of continuously decreasing costs of operation.

      The Company’s investment in equipment under capital leases was as follows:

	Year Ended
	September 30,

	2003	2002

Transportation equipment	$37,243	$49,842
Satellite equipment	1,497	—
Less accumulated amortization	26,437	32,947

Net equipment under capital lease	$12,303	$16,895

      Rent expense under operating leases for the years ended September 30, 2003, 2002, and 2001 was $23,973, $33,970 and $39,140, respectively.

      As previously reported, the Company, its independent accountants, and certain of its current and former officers were named in a consolidated class action complaint filed in the U.S. District Court for the Western District of Pennsylvania alleging violations of the securities laws and seeking damages in unspecified amounts purportedly on behalf of a class of shareholders. On April 18, 2003, the Company entered into an agreement settling the class action. The settlement requires the Company to pay the class the sum of $25,000, with $21,000 in cash and $4,000 in 6% unsecured subordinated notes payable in four equal installments over two years commencing December 31, 2003. Of the $21,000 payable in cash, $11,000 has been funded from available insurance proceeds, the remaining $10,000 has been funded into escrow and is classified as restricted cash on the consolidated balance sheet. The settlement agreement provides for the release of the Company and all other defendants except the Company’s former controller and the Company’s independent accountants. The settlement remains subject to Court approval. On September 9, 2003, the Court granted a motion certifying a class and appointing the lead plaintiff, Cramer Rosenthal McGlynn LLC, as class representative.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On September 12, 2003, the Court conducted a fairness hearing regarding the settlement. The lead plaintiff’s motion for the Court’s approval of the settlement is pending.

      The Company is subject to legal proceedings and claims in the ordinary course of its business that have not been finally adjudicated. Certain of these cases, exclusive of the class action mentioned above, have resulted in initial claims totaling $8,253. However, all but $1,773 of such claims are, in the opinion of management, covered by insurance policies or indemnification agreements, or create only remote potential of any liability exposure to the Company and therefore should not have a material effect on the Company’s financial position, results of operations or cash flows. Additionally, threatened claims exist for which management is not yet able to reasonably estimate a potential loss. In management’s opinion, none of these threatened claims will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

      For fiscal years 2003, 2002 and 2001, the Company is primarily self-insured for health. The self-insurance liability for health costs is determined based on a contracted rate and monthly employee headcount. The contracted rate is determined based on experience, prior claims filed and an estimate of future claims. A retrospective adjustment for over (under) funding of claims is recorded when determinable and probable.

      For fiscal years 2003, 2002 and 2001, the self-insurance liability for workers’ compensation, automobile and general liability costs are determined actuarially based on claims filed and company experience. Losses in the workers’ compensation, automobile and general liability programs are pre-funded based on the insurance company’s loss estimates. Loss estimates will be adjusted for developed incurred losses at 18 months following policy inception and every 12 months thereafter. Retrospective adjustments to loss estimates are recorded when determinable and probable. For fiscal years 2000 and 1998, the Company was insured under deductible programs with aggregate stop loss coverage on major claims. Claims exceeding the insured deductible limits that were less than stop loss aggregates, were funded as claims developed using AM Best loss development factors and not exceeding policy aggregate. The fiscal 1999 worker’s compensation insurance had no aggregate retention and was funded as claims developed using AM Best loss development factors. Reserves were developed by independent actuaries and totaled $1,500 and $2,300 at September 30, 2003 and 2002, respectively. The Company has obtained letters of credit of $5,950 to guarantee the payment of future claims.

      The Company has approximately $466 recorded as deposits held for customers, recorded in other liabilities.

      Also, see Note 16 for related party commitments.

15. Income Taxes:

      The Company’s income tax expense (benefit) consists of the following components:

	For The Year Ended
	September 30,

	2003	2002	2001

Current expense (benefit):
Federal	$—	$—	$—
State and local	—	—	—

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For The Year Ended
	September 30,

	2003	2002	2001

Deferred expense (benefit):
Federal	3,417	13,941	—
State and local	623	2,542	—

	4,040	16,483	—

Income tax expense (benefit)	$4,040	$16,483	$—

      A reconciliation of the income tax expense (benefit) compared with the amount at the U.S. statutory tax rate of 35% is shown below:

	For The Year Ended
	September 30,

	2003	2002	2001

Tax provision at U.S. statutory rate	$(3,311)	$(5,283)	$(22,927)
State and local income taxes, net of federal benefit	(430)	(1,653)	(4,213)
Nondeductible goodwill and purchase contracts	—	—	1,337
Deferred tax valuation allowance	7,580	23,382	25,640
Other	201	37	163

Income tax expense (benefit)	$4,040	$16,483	$—

      At September 30, 2003 and 2002, the components of the net deferred tax asset (liability) are as follows:

	Year Ended
	September 30,

	2003	2002

Rental merchandise	$(33,341)	$(20,723)
Property and equipment	5,557	6,245
Operating loss carryforwards	80,778	66,225
Intangibles	4,620	4,728
Goodwill	(4,915)	1,767
Accrued expenses	12,723	2,505
Other	480	437
Tax credits	352	1,192
Swap agreements	1,926	3,486
Deferred tax valuation allowance	(73,095)	(65,862)

Net deferred tax asset (liability)	$(4,915)	$—

      As of September 30, 2003, the Company has net operating loss carryforwards of approximately $208,000 for income tax purposes, the majority of which expire in fiscal years 2018 through 2023. Additionally, as of September 30, 2003, the Company has alternative minimum tax credits of $147.

      At September 30, 2002, the valuation allowance was $65,862. At September 30, 2003, the net increase was $7,233, of which $347 is the tax benefit of the transitional swap amount recorded to equity. A portion of this increase was a result of a modification to the operating loss carryforwards based on actual filed tax returns. Approximately $3,499 of the operating loss carryforwards will result in a credit to shareholders’ equity when it is determined they can be utilized.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16. Related Party Transactions:

      During fiscal years ended September 30, 2003, 2002, and 2001, the Company leased one location from a company controlled by a principal shareholder. Rent paid during these years related to this lease was $49.

      During fiscal 2003, 2002 and 2001 the Company executed notes receivable aggregating $0, $0 and $159, respectively from directors of the Company resulting from the exercise of stock options. The notes are full recourse promissory notes bearing interest at 10% per annum. On November 1, 2000, the Company received a note receivable with a balance of $159 from a director of the Company related to a personal loan. The note is a full recourse promissory note and bears interest at 10% per annum. At September 30, 2003, 2002 and 2000 the Company held notes receivable which were due within one year and unpaid interest thereon of $0, $282 and $924, respectively and interest income was $3, $41 and $77, respectively for the years then ended. The notes are reflected as a reduction to shareholders’ equity in the Company’s Consolidated Balance Sheet.

      The Company has entered into a consulting agreement with a director of the Company that provides for the payment of $100 per year for 10 years commencing October 1, 1999.

17. Stock Options:

      In March 1999, the Board of Directors of the Company adopted, and the shareholders approved, the Rent-Way, Inc. 1999 Stock Option Plan (the “1999 Plan”) which authorizes the issuance of up to 2,500,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company’s common stock on the grant date. The 1999 Plan will expire in March 2009 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options, and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations, and similar transactions. The 1999 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1999 Plan.

      In June 1992, the Board of Directors of the Company adopted, and the shareholders have approved, the Rent-Way, Inc. Stock Option Plan of 1992 (the “1992 Plan”) which authorizes the issuance of up to 600,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company’s common stock on the grant date. The 1992 Plan expired in June 2002. The authorized number of shares, the exercise price of outstanding options and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions. The 1992 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1992 Plan.

      The Board of Directors of the Company also adopted, and the shareholders have approved the Rent-Way, Inc. 1995 Stock Option Plan (the “1995 Plan”), which authorizes the issuance of up to 2,000,000 shares of common stock pursuant to stock options granted to officers, directors, and key employees of the Company. The 1995 Plan is administered by the Compensation Committee of the Board of Directors and contains terms and provisions substantially identical to those contained in the 1992 Plan.

      Pursuant to the terms of the merger agreement between Rent-Way and Home Choice, each Home Choice stock option which was outstanding and unexercised at the date of the merger was converted into an option to purchase Rent-Way’s common stock. Home Choice options were converted into Rent-Way options from various plans on November 12, 1999. The number of shares subject to the Home Choice options was equal to the product of the number of shares of Home Choice common stock subject to Home Choice options and 0.588, the exchange ratio.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On June 13, 2002, option holders of the Company (other than officers and directors) were issued new options in replacement of options previously cancelled pursuant to the Company’s exchange offer. The new options were issuable on the date six months and one day after the date of cancellation. The exercise price of the new options is $11.67 per share, which was the closing price of the Company’s common stock on the New York Stock Exchange on June 13, 2002. On December 11, 2001 (the expiration date of the Company’s offer), 1,109,580 options to acquire common stock were cancelled pursuant to the offer. On June 13, 2002, options covering 1,008,272 shares were issued in replacement thereof.

      The following is a summary of activity of the Company’s stock options during the years ended September 30, 2003, 2002 and 2001:

		Weighted Average
Stock Options	Shares	Price Per Share

September 30, 2000	4,015,639	$21.07

Granted	617,565	$6.63
Exercised	(6,214)	$20.24
Cancelled	(459,382)	$20.06

September 30, 2001	4,167,608	$19.07

Granted	1,741,035	$10.13
Exercised	(61,800)	$9.40
Cancelled	(2,189,612)	$20.92

September 30, 2002	3,657,231	$13.98

Granted	1,086,000	$4.60
Exercised	(3,500)	$5.02
Cancelled	(906,699)	$18.95

September 30, 2003	3,833,032	$10.40

      At September 30, 2003, stock options representing 2,504,475 shares are exercisable at prices ranging from $2.33 to $33.63 per share and grant dates ranging from July 15, 1995, to August 11, 2003. The weighted-average grant date fair value of options granted during the year ranges from $3.54 to $4.02.

      At September 30, 2003, the Company has individual option award agreements outside of these plans with three employees covering an aggregate of 60,000 options to acquire shares of common stock.

      For various price ranges, outstanding stock options at September 30, 2003 were as follows:

Range of	Shares of	Shares of
Exercise Price	Outstanding Options	Exercisable Options

$ 2.33 - $10.00	2,188,400	892,493
$10.01 - $15.00	972,062	947,062
$15.01 - $20.00	247,470	247,470
$20.01 - $25.00	293,172	293,172
$25.01 - $30.00	126,228	118,578
$30.01 - $33.63	5,700	5,700

	3,833,032	2,504,475

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18. Shareholders’ Equity:

      On April 18, 2002, the Company sold 1.0 million restricted common shares and warrants to acquire 100,000 common shares to Calm Waters Partnership and two other investors for $6,000. The warrants have an exercise price of $9.35 per share, subject to adjustment. The Company re-measured the value of the warrants because the agreement with Calm Waters Partnership contained a clause that the warrants granted to Calm Waters Partnership would be re-measured to any subsequent option grants in which the grant price was below the original $9.35 exercise price of the warrants granted to Calm Waters Partnership. The change in value was reclassified to common stock from warrants. The Company also agreed to issue warrants to purchase additional shares of common stock to the investors if the Company failed to achieve aggregate EBITDA of $80,000 or more for the 12-month period commencing on April 1, 2002. The warrant exercise price per share was based upon the EBITDA for such period. The Company did not meet this EBITDA target and issued 332,999 additional warrants at an exercise price per share of $1.50 in April 2003, which were subsequently exercised for cash of $500 in June 2003.

      On April 28, 2000, the Company entered into a three-year agreement with Gateway Companies, Inc. (“Gateway”) to be an authorized supplier of Gateway personal computers and related peripherals in the rental purchase industry. Gateway agreed not to enter into any similar arrangements with any of the Company’s largest industry competitors, but had the option to cancel the exclusivity provisions of the agreement if the Company did not meet specified purchase volume requirements. Although the Company did not meet the purchase volume requirements under the agreement, Gateway has continued to abide by the exclusivity provisions of the agreement. As part of this transaction, Gateway invested $7,000 for 348,910 shares of the Company’s common stock with a fair value of $9,038. In accordance with ETIF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” the Company recorded an intangible asset in the amount of $2,038 for the value of the exclusivity agreement, which is fully amortized as of September 30, 2003.

      In July 1995, in connection with the Company’s acquisition of McKenzie Leasing Corporation and the issuance of its 10% Convertible Subordinated Notes due 2002, Rent-Way issued warrants to purchase 105,000 shares of common stock at $9.94 per share to Massachusetts Mutual Life Insurance Company and its affiliates. The warrants are exercisable at any time for a period of seven years from their issue dates and were subject to anti-dilution provisions providing for appropriate adjustment in the event of any reclassification, stock dividend, stock split, or similar transactions, and stock issuances below the warrant exercise price. On July 15, 2002, the warrants were exercised.

19. Employee Benefit Plans:

      Effective January 1, 1994, Rent-Way established the Rent-Way, Inc. 401(k) Retirement Savings Plan (the “RentWay Plan”). Participation in the Plan is available to all Company employees who meet the necessary service criteria as defined in the Plan agreement. Company contributions to the Plan are based on a percentage of the employees’ contributions, as determined by the Board of Directors, and amounted to $0, $0, and $344, in the form of the Company’s common stock for the years ended September 30, 2003, 2002 and 2001, respectively. The Company contributed cash of $1,011 and $1,105, which includes $595 of forfeitures, for the years ended September 30, 2003 and 2002, respectively.

      As a result of the significant price drop in Rent-Way stock following disclosure of the accounting investigation, the Company made additional cash contributions of $478, $255 and $366 to the Rent-Way Plan in order to restore a portion of the loss in value of Rent-Way stock held in participant accounts under the plan for the years ended September 30, 2003, 2002 and 2001, respectively. The Company also committed to make an additional contribution in fiscal 2004 to the extent the Rent-Way stock price does not reach certain levels. The Company has also amended the plan to limit the amount of a participant’s contribution that can be invested in Rent-Way common stock.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20. Loss Per Share:

      Basic loss per common share is computed using losses available to common shareholders divided by the weighted average number of common shares outstanding. Diluted loss per common share is computed using losses available to common shareholders and the weighted average number of shares outstanding adjusted for the potential impact of options and warrants where the effects are dilutive. Because operating results were at a loss for the years ended September 30, 2003, 2002 and 2001, basic and diluted loss per common share were the same.

      The following table discloses the reconciliation of numerators and denominators of the basic and diluted loss per share computation:

	For The Year Ended September 30,

	2003	2002	2001

COMPUTATION OF EARNINGS (LOSS) PER SHARE:
BASIC
Loss before cumulative effect of change in accounting principle and discontinued operations	$(13,597)	$(34,833)	$(69,307)
Cumulative effect of change in accounting principle	—	(41,527)	—
Income (loss) from discontinued operations	(15,780)	(112)	5,682

Net loss	(29,377)	(76,472)	(63,625)
Accrued deemed dividend and accretion of preferred stock	(513)	—	—

Net loss allocable to common shareholders	$(29,890)	$(76,472)	$(63,625)

Weighted average common shares outstanding	25,780	25,021	24,501

Loss per share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(0.53)	$(1.39)	$(2.83)
Cumulative effect of change in accounting principle	—	(1.66)	—
Income (loss) from discontinued operations	(0.61)	(0.01)	0.23
Accretion to preferred stock redemption amount(2)	(0.02)	—	—

Net loss allocable to common shareholders	$(1.16)	$(3.06)	$(2.60)

DILUTED
Net loss available to common shareholders for basic earnings (loss) per share	$(29,890)	$(76,472)	$(63,625)
Plus: income impact of assumed conversion:
Conversion derivative market value adjustment(2)	—	—	—
Dividends on 8% convertible preferred stock(2)	—	—	—
Accretion to preferred stock redemption amount(2)	—	—	—

Net loss allocable to common shareholders for diluted earnings (loss) per share and assumed conversion	$(29,890)	$(76,472)	$(63,625)

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For The Year Ended September 30,

	2003	2002	2001

Weighted average common shares used in calculating basic earnings (loss) per share	25,780	25,021	24,501
Add incremental shares representing:
Shares issuable upon exercise of stock options, warrants and escrowed shares(1)	—	—	—
Contingent shares issuable upon the exercise of warrants to purchase 8% convertible preferred stock(2)	—	—	—
Shares issuable upon conversion of 8% convertible preferred stock(2)	—	—	—

Weighted average number of shares used in calculation of diluted loss per share	25,780	25,021	24,501

Loss per share:
Loss before cumulative effect of change in accounting principle and discontinued operations	$(0.53)	$(1.39)	$(2.83)
Cumulative effect of change in accounting principle	—	(1.66)	—
Income (loss) from discontinued operations	(0.61)	(0.01)	0.23
Accretion to preferred stock redemption amount(2)	(0.02)	—	—

Net loss allocable to common shareholders	$(1.16)	$(3.06)	$(2.60)

(1)	For the years ended September 30, 2003, 2002 and 2001, the number of options that were outstanding but not included in the computation of diluted earnings per common share because their exercise price was greater than the average market price of common stock, and therefore anti-dilutive, was 2,817, 7,843 and 4,167, respectively. The number of stock options that were outstanding but not included in the computation of diluted earnings per common share in which their exercise price was less than the average market price of common stock was 3 for the year ended September 30, 2003. There were also 4,186 contingent warrants not included in the computation of diluted earnings per common share because they were anti-dilutive for the year ended September 30, 2002.

(2)	Including the effects of these items for the year ended September 30, 2003 would be anti-dilutive. Therefore, 752 contingent shares issuable upon exercise of warrants to purchase 8% convertible preferred stock and 2,500 shares issuable upon conversion of 8% convertible preferred stock are excluded from consideration in the calculation of diluted earnings (loss) per share for the year ended September 30, 2003. There were conversion derivative market value adjustments of $1,899, dividends on convertible preferred stock of $399 and accretion to preferred stock redemption in the amount of $113 which were not added back to net income (loss) allocable to common shareholders for basic earnings (loss) per share on the diluted earnings (loss) per share because including the effects of these items would be anti-dilutive.

21. Segment Information:

      Rent-Way is a national rental-purchase chain, which provides a variety of services to its customers including rental of household items and prepaid local telephone service. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. The Company’s reportable segments are household rentals and prepaid telephone service. Its household rental segment rents name brand merchandise such as furniture,

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

appliances, electronics and computers on either a weekly, biweekly, semimonthly or monthly basis. Its prepaid telephone service segment provides a local dial tone on a month-by-month basis.

      The financial results of the Company’s segments follow the same accounting policies as described in “Summary of Significant Accounting Policies” (see Note 1).

	Household	Prepaid Telephone
	Rental Segment	Service Segment	Total Segments

For the year ended September 30, 2003
Total revenues	$455,991	$35,319	$491,310
Operating income	35,297	1,196	36,493
Net income (loss)	(30,571)	1,194	(29,377)
Total Assets	453,994	3,865	457,859

For the year ended September 30, 2002
Total revenues	$455,630	$37,740	$493,370
Operating income (loss)	21,265	2,104	23,369
Net income (loss)	(78,818)	2,346	(76,472)
Total Assets	506,221	4,573	510,794

For the year ended September 30, 2001
Total revenues	$480,555	$34,739	$515,294
Operating income (loss)	(25,625)	3,740	(21,885)
Net income (loss)	(67,342)	3,717	(63,625)
Total Assets	621,886	6,291	628,177

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22. Selected Quarterly Financial Data (Unaudited):

	For the Quarter Ended

	September 30,	June 30,	March 31,	December 31,
Fiscal Year 2003	2003	2003	2003	2002

Total revenues	$118,858	$122,375	$130,239	$119,838
Operating income	9,282	15,195	7,522	4,494
Net income (loss) before cumulative effect of change in accounting principle and discontinued operations	(386)	5,884	(14,561)	(4,534)
Net income (loss)	(581)	4,483	(27,918)	(5,361)
Amortization of deemed dividend and accretion of preferred stock	(389)	(124)	—	—
Income (loss) available to common shareholders	(970)	4,359	(27,918)	(5,361)
Basic:
Earnings (loss) before cumulative effect of change in accounting principle and discontinued operations	$(0.01)	$0.22	$(0.57)	$(0.18)
Net earnings (loss)	$(0.02)	$0.17	$(1.09)	$(0.21)
Net earnings (loss) available to common shareholders	$(0.04)	$0.17	$(1.09)	$(0.21)
Diluted:
Earnings (loss) before cumulative effect of change in accounting principle and discontinued operations	$(0.01)	$0.22	$(0.57)	$(0.18)
Net earnings (loss) loss	$(0.02)	$0.17	$(1.09)	$(0.21)
Net earnings (loss) available to common shareholders	$(0.04)	$0.17	$(1.09)	$(0.21)
Weighted average shares outstanding
Basic	25,780	25,726	25,686	25,686
Diluted	25,780	25,726	25,686	25,686

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Quarter Ended

	September 30,	June 30,	March 31,	December 31,
Fiscal Year 2002	2002	2002	2002	2001

Total revenues	$117,836	$125,936	$129,025	$120,573
Operating income	5,690	6,857	10,303	519
Net income (loss) before cumulative effect of change in accounting principle and discontinued operations	(6,408)	(6,297)	400	(22,528)
Net income (loss)	(7,858)	(5,989)	1,597	(64,222)
Income (loss) applicable to common shares	(7,858)	(5,989)	1,597	(64,222)
Basic:
Earnings (loss) before cumulative effect of change in accounting principle and discontinued operations	$(0.25)	$(0.25)	$0.02	$(0.92)
Net earnings (loss)	$(0.30)	$(0.24)	$0.07	$(2.62)
Diluted:
Earnings (loss) before cumulative effect of change in accounting principle and discontinued operations	$(0.25)	$(0.25)	$0.02	$(0.92)
Net earnings (loss)	$(0.30)	$(0.24)	$0.07	$(2.62)
Weighted average shares outstanding
Basic	25,780	25,364	24,530	24,512
Diluted	25,780	25,364	24,530	24,512

23.	Guarantor and Non-Guarantor Subsidiaries:

      The 11 7/8% senior secured notes issued by Rent-Way, Inc. (“Parent”) have been guaranteed by each of its restricted subsidiaries (“Guarantor Subsidiaries”). The Guarantor Subsidiaries are 100% owned subsidiaries of the Parent. The guarantees of the Subsidiary Guarantors are full, unconditional and joint and several. Separate financial statements of the Parent and Guarantor Subsidiaries are not presented in accordance with the exception provided by Rule 3-10 of Regulation S-X.

      The following schedules set forth the condensed consolidating balance sheets as of September 30, 2003 and 2002 and condensed consolidating statements of operations and condensed consolidating statements of cash flows for the years ended September 30, 2003, 2002, and 2001. In the following schedules, “Parent” refers to Rent-Way, Inc., “Guarantor Subsidiaries” refers to Rent-Way’s wholly owned subsidiaries, and “Non-Guarantor Subsidiaries” refers to dPi, the Company’s 70% owned subsidiary. “Eliminations” represent the adjustments necessary to eliminate inter-company transactions and investment in subsidiaries.

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Balance Sheet

September 30, 2001
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$6,924	$2,919	$672	$—	$10,515
Prepaid expenses	9,704	1,914	1,916	—	13,534
Rental merchandise, net	126,326	30,734	—	—	157,060
Rental merchandise deposits and credits due from vendors	2,486	—	—	—	2,486
Income tax receivable	7,412	827	—	—	8,239
Property and equipment, net	48,930	11,957	1,713	—	62,600
Goodwill	170,907	73,292	6,594	—	250,793
Deferred financing costs, net	4,136	—	—	—	4,136
Intangible assets, net	2,774	—	—	—	2,774
Other assets	3,920	277	2,390	—	6,587
Investment in subsidiaries	49,838	—	—	(49,838)	—
Assets held for sale	85,554	23,899	—	—	109,453

Total assets	$518,911	$145,819	$13,285	$(49,838)	$628,177

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$18,057	$3,790	$2,365	$—	$24,212
Other liabilities	70,655	14,190	2,599	—	87,444
Inter-company	(86,307)	79,713	6,594	—	—
Liabilities held for sale	3,470	—	—	—	3,470
Debt	306,994	—	15	—	307,009

Total liabilities	312,869	97,693	11,573	—	422,135

Contingencies	—	—	—	—	—

SHAREHOLDER’S EQUITY:
Preferred Stock	—	—	—	—	—
Common Stock	295,610	75,249	1,600	(76,849)	295,610
Loans to shareholders	(924)	—	—	—	(924)
Accumulated other comprehensive income	1,654	—	—	—	1,654
Retained earnings (accumulated deficit)	(90,298)	(27,123)	112	27,011	(90,298)

Total shareholders’ equity	206,042	48,126	1,712	49,838	206,042

Total liabilities and shareholders’ equity	$518,911	$145,819	$13,285	$(49,838)	$628,177

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statements of Operations

For the Year ended September 30, 2001
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

REVENUES:
Rental revenue	$323,311	$86,662	$—	$—	$409,973
Prepaid phone service	—	—	34,739	—	34,739
Other revenues	57,221	13,361	—	—	70,582

Total revenues	380,532	100,023	34,739	—	515,294
COSTS AND OPERATING EXPENSES:
Depreciation and amortization:
Rental merchandise	123,178	32,015	—	—	155,193
Property and equipment	26,287	2,363	322	—	28,972
Amortization of intangibles	14,854	540	—	—	15,394
Cost of prepaid phone service	—	—	19,976	—	19,976
Salaries and wages	98,625	23,692	4,710	—	127,027
Advertising, net	12,392	5,905	1,967	—	20,264
Occupancy	32,617	6,382	415	—	39,414
Other operating expenses	100,082	27,318	3,539	—	130,939

Total costs and operating expenses	408,035	98,215	30,929	—	537,179

Operating income (loss)	(27,503)	1,808	3,810	—	(21,885)
OTHER INCOME (EXPENSE):
Interest expense	(35,711)	—	(76)	—	(35,787)
Amortization and write-off of deferred financial costs	(1,115)	—	—	—	(1,115)
Interest income	206	—	53	—	259
Equity in net income of subsidiaries	10,401	—	—	(10,401)	—
Other income (expense), net	(11,341)	562	—	—	(10,779)

Income (loss) before income taxes, and discontinued operations	(65,063)	2,370	3,787	(10,401)	(69,307)
Income tax expense	—	—	—	—	—

Income (loss) before discontinued operations	(65,063)	2,370	3,787	(10,401)	(69,307)
Income (loss) from discontinued operations	1,438	4,244	—	—	5,682

Net income (loss)	$(63,625)	$6,614	$3,787	$(10,401)	$(63,625)

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows

For the Year ended September 30, 2001
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net cash provided by operating activities	$88,177	$4,917	$1,525	$—	$94,619

INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired	(494)	(164)	—	—	(658)
Purchases of property and equipment	(7,475)	(1,377)	(950)	—	(9,802)
Proceeds from sale of stores and other assets	7,777	735	—	—	8,512

Net cash provided by (used in) investing activities	(192)	(806)	(950)	—	(1,948)

FINANCING ACTIVITIES:
Proceeds from borrowings	506,720	—	—	—	506,720
Payments on borrowings	(587,551)	—	(12)	—	(587,563)
Payments on capital leases	(11,417)	(3,826)	—	—	(15,243)
Book overdraft	3,567	—	—	—	3,567
Deferred financing costs	(183)	—	—	—	(183)
Issuance of common stock	126	—	—	—	126
Loans to shareholders	(234)	—	—	—	(234)

Net cash used in financing activities	(88,972)	(3,826)	(12)	—	(92,810)

Increase (decrease) in cash and cash equivalents	(987)	285	563	—	(139)
Cash and cash equivalents at beginning of year	7,911	2,634	109	—	10,654

Cash and cash equivalents at end of year	$6,924	$2,919	$672	$—	$10,515

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Balance Sheet

September 30, 2002
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$4,702	$2,316	$277	$—	$7,295
Prepaid expenses	7,592	2,070	699	—	10,361
Rental merchandise, net	117,618	29,990	—	—	147,608
Rental merchandise deposits and credits due from vendors	995	—	—	—	995
Income tax receivable	3,371	820	—	—	4,191
Property and equipment, net	39,011	8,601	1,578	—	49,190
Goodwill	124,457	57,448	6,594	—	188,499
Deferred financing costs, net	1,870	—	—	—	1,870
Intangible assets, net	1,700	—	—	—	1,700
Other assets	1,848	309	2,019	—	4,176
Investment in subsidiaries	57,874	—	—	(57,874)	—
Assets held for sale	74,505	20,404	—	—	94,909

Total assets	$435,543	$121,958	$11,167	$(57,874)	$510,794

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$13,549	$3,757	$337	—	$17,643
Other liabilities	61,662	10,629	3,770	—	76,061
Intercompany	(56,758)	53,623	3,135	—	—
Liabilities held for sale	3,286	—	—	—	3,286
Debt	277,207	—	—	—	277,207

Total liabilities	298,946	68,009	7,242	—	374,197

Contingencies	—	—	—	—	—

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—	—	—	—
Common stock	302,218	75,249	1,600	(76,849)	302,218
Common stock warrants	644	—	—	—	644
Loans to shareholders	(282)	—	—	—	(282)
Accumulated other comprehensive income	787	—	—	—	787
Retained earnings (accumulated deficit)	(166,770)	(21,300)	2,325	18,975	(166,770)

Total shareholders’ equity	136,597	53,949	3,925	(57,874)	136,597

Total liabilities and shareholders’ equity	$435,543	$121,958	$11,167	$(57,874)	$510,794

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statements of Operations

For the Year ended September 30, 2002
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

REVENUES:
Rental revenues	$312,913	$81,123	$—	$—	$394,036
Prepaid phone service	—	—	37,740	—	37,740
Other revenues	49,881	11,713	—	—	61,594

Total revenues	362,794	92,836	37,740	—	493,370
COSTS AND OPERATING EXPENSES:
Depreciation and amortization:
Rental merchandise	105,724	27,692	—	—	133,416
Property and equipment	21,730	2,423	483	—	24,636
Amortization of goodwill and other intangibles	1,953	324	—	—	2,277
Cost of prepaid phone service	—	—	23,697	—	23,697
Salaries and wages	93,980	22,200	5,019	—	121,199
Advertising, net	18,882	5,965	2,237	—	27,084
Occupancy	25,743	5,566	406	—	31,715
Other operating expenses	80,468	21,721	3,788	—	105,977

Total costs and operating expenses	348,480	85,891	35,630	—	470,001

Operating income	14,314	6,945	2,110	—	23,369
OTHER INCOME (EXPENSE):
Interest expense	(39,317)	—	82	—	(39,235)
Amortization — deferred financial costs	(5,205)	—	—	—	(5,205)
Interest income	336	—	21	—	357
Equity in net income of subsidiaries	8,036	—	—	(8,036)	—
Other income (expense), net	2,113	251	—	—	2,364

Income (loss) before income taxes, cumulative effect of change in accounting principle, and discontinued operations	(19,723)	7,196	2,213	(8,036)	(18,350)
Income tax expense	12,077	4,406	—	—	16,483

Income (loss) before cumulative effect of change in accounting principle and discontinued operations	(31,800)	2,790	2,213	(8,036)	(34,833)
Cumulative effect of change in accounting principle	(41,527)	—	—	—	(41,527)
Income (loss) from discontinued operations	(3,145)	3,033	—	—	(112)

Net income (loss)	$(76,472)	$5,823	$2,213	$(8,036)	$(76,472)

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows

For the Year ended September 30, 2002
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$43,487	$5,262	$(47)	$—	$48,702

INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired	(885)	(210)	—	—	(1,095)
Purchases of property and equipment	(8,592)	(2,474)	(333)	—	(11,399)
Proceeds from sale of stores and other assets	1,583	569	—	—	2,152

Net cash provided by (used in) investing activities	(7,894)	(2,115)	(333)	—	(10,342)

FINANCING ACTIVITIES:
Proceeds from borrowings	664,000	—	—	—	664,000
Payments on borrowings	(693,338)	—	(15)	—	(693,353)
Payments on capital leases	(8,283)	(3,750)	—	—	(12,033)
Book overdraft	(5,148)	—	—	—	(5,148)
Deferred financing costs	(2,940)	—	—	—	(2,940)
Issuance of common stock	7,252	—	—	—	7,252
Loans to shareholders	(41)	—	—	—	(41)
Payment of loans by directors/shareholders	683	—	—	—	683

Net cash used in financing activities	(37,815)	(3,750)	(15)	—	(41,580)

Decrease in cash and cash equivalents	(2,222)	(603)	(395)	—	(3,220)
Cash and cash equivalents at beginning of year	6,924	2,919	672	—	10,515

Cash and cash equivalents at end of year	$4,702	$2,316	$277	$—	$7,295

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Balance Sheet

September 30, 2003
(all dollars in thousands)

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$1,803	$882	$618	$—	$3,303
Restricted cash	10,000	—	—		10,000
Prepaid expenses	6,476	1,190	478	—	8,144
Rental merchandise, net	136,797	35,185	—	—	171,982
Rental merchandise credits due from vendors	3,507	649	—	—	4,156
Income tax receivable	3,461	784	—	—	4,245
Property and equipment, net	31,053	6,419	1,293	—	38,765
Goodwill	124,457	57,448	6,594	—	188,499
Deferred financing costs, net	8,316	—	—	—	8,316
Intangible assets, net	503	—	—	—	503
Other assets	17,970	501	1,475	—	19,946
Investment in subsidiaries	57,001	—	—	(57,001)	—

Total assets	$401,344	$103,058	$10,458	$(57,001)	$457,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$23,992	$4,965	$1,287	$—	$30,244
Other liabilities	69,507	12,820	3,001	—	85,328
Intercompany	(33,262)	31,966	1,296	—	—
Deferred tax liability	3,735	1,180	—	—	4,915
Debt	214,592	—	—	—	214,592

Total liabilities	278,564	50,931	5,584	—	335,079

Contingencies	—	—	—	—	—

Convertible redeemable preferred stock	15,991	—	—	—	15,991
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—	—	—	—
Common stock	303,220	75,248	1,600	(76,848)	303,220
Common stock warrants	156	—	—	—	156
Option to purchase convertible preferred stock	142	—	—	—	142
Accumulated other comprehensive income	(69)	—	—	—	(69)
Retained earnings (accumulated deficit)	(196,660)	(23,121)	3,274	19,847	(196,660)

Total shareholders’ equity	106,789	52,127	4,874	(57,001)	106,789

Total liabilities and shareholders’ equity	$401,344	$103,058	$10,458	$(57,001)	$457,859

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statements of Operations

For the Year ended September 30, 2003

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

	(all dollars in thousands)
REVENUES:
Rental revenues	$301,942	$95,478	$—	$—	$397,420
Prepaid phone service	—	—	35,319	—	35,319
Other revenues	45,546	13,025	—	—	58,571

Total revenues	347,488	108,503	35,319	—	491,310
COSTS AND OPERATING EXPENSES:
Depreciation and amortization:
Rental merchandise	92,261	30,026	—	—	122,287
Property and equipment	16,827	2,339	551	—	19,717
Amortization of intangibles	1,121	240	—	—	1,361
Cost of prepaid phone service	—	—	21,871	—	21,871
Salaries and wages	96,744	29,428	4,528	—	130,700
Advertising, net	15,161	4,777	2,312	—	22,250
Occupancy	23,253	9,192	402	—	32,847
Restructuring costs	2,906	140	—	—	3,046
Other operating expenses	68,888	27,391	4,459	—	100,738

Total costs and operating expenses	317,161	103,533	34,123	—	454,817

Operating income	30,327	4,970	1,196	—	36,493
OTHER INCOME (EXPENSE):
Interest expense	(32,856)	—	(254)	—	(33,110)
Amortization and write-off of deferred financing costs	(3,061)	—	—	—	(3,061)
Interest income	86	—	7	—	93
Settlement of class action lawsuit	(14,000)	—	—	—	(14,000)
Equity in losses of subsidiaries	(872)	—	—	872	—
Other income (expense), net	3,931	97	—	—	4,028

Income (loss) before income taxes and discontinued operations	(16,445)	5,067	949	872	(9,557)
Income tax expense	3,186	854	—	—	4,040

Loss before discontinued operations	(19,631)	4,213	949	872	(13,597)
Loss from discontinued operations	(9,746)	(6,034)	—	—	(15,780)

Net income (loss)	$(29,377)	$(1,821)	$949	$872	$(29,377)

RENT-WAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows

For the Year ended September 30, 2003

	Parent	Guarantor	Non-Guarantor		Rent-Way
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(all dollars in thousands)
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(13,016)	$(16,432)	$606	$—	$(28,842)

INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired	(259)	—	—	—	(259)
Purchases of property and equipment	(6,278)	(1,569)	(265)	—	(8,112)
Proceeds from sale of stores and other assets	77,341	18,248	—	—	95,589

Net cash provided by (used in) investing activities	70,804	16,679	(265)	—	87,218

FINANCING ACTIVITIES:
Proceeds from borrowings	667,423	—	—	—	667,423
Payments on borrowings	(730,143)	—	—	—	(730,143)
Payments on capital leases	(6,601)	(1,681)	—	—	(8,282)
Book overdraft	2,397	—	—	—	2,397
Proceeds from convertible preferred stock	14,119	—	—	—	14,119
Deferred financing costs	(8,579)	—	—	—	(8,579)
Issuance of common stock	514	—	—	—	514
Dividends paid	(99)	—	—	—	(99)
Interest on shareholder loans	(3)	—	—	—	(3)
Payment of loans by directors/shareholders	285	—	—	—	285

Net cash used in financing activities	(60,687)	(1,681)	—	—	(62,368)

Decrease in cash and cash equivalents	(2,899)	(1,434)	341	—	(3,992)
Cash and cash equivalents at beginning of year	4,702	2,316	277	—	7,295

Cash and cash equivalents at end of year	$1,803	$882	$618	$—	$3,303